Execution Version

CREDIT AGREEMENT
among
APACF II, LLC,
as Borrower,
APACF II HOLDINGS, LLC,
as the Equity Holder,

PASS EQUIPMENT CO, LLC,

Each of the Project Companies from Time to Time Parties Hereto,
Each of the Tax Equity HoldCos from Time to Time Parties Hereto,
The Several Lenders from Time to Time Parties Hereto,
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent,
U.S. BANK NATIONAL ASSOCIATION,
as Document Custodian

and
BLACKSTONE ASSET BASED FINANCE ADVISORS LP,
as Blackstone Representative
Dated as of November 10, 2023

TABLE OF CONTENTS
i

9.21 Counterparts	143
9.22 Third Party Beneficiaries	143
9.23 Patriot Act Compliance	144
9.24 Limited Recourse	144
9.25 Loan Documents	144
9.26 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	144
INDEX OF EXHIBITS
EXHIBIT A    Form of Committed Loan Notice
EXHIBIT B    Form of Borrowing Base Certificate Date Base Case Model
EXHIBIT C    Form of Note
EXHIBIT D    Form of Assignment and Assumption
EXHIBIT E    Form of Construction Budget and Schedule
EXHIBIT F    Form of Solvency Certificate
EXHIBIT G    [Reserved]
EXHIBIT H-1    Form of Exemption Certificate (For Non-U.S. Lenders That Are
    Not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT H-2    Form of Exemption Certificate (For non-U.S. Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT H-3    Form of Exemption Certificate (For non-U.S. Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT H-4    Form of Exemption Certificate (For non-U.S. Participants That Are
    Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT I    Form of Closing Certificate
EXHIBIT J    [Reserved]
EXHIBIT K    [Reserved]
EXHIBIT L    [Reserved]
EXHIBIT M    Form of Compliance Certificate
EXHIBIT N    Form of Request for Release of Custody Documents
EXHIBIT O    [Reserved]
EXHIBIT P    [Reserved]
EXHIBIT Q    [Reserved]
EXHIBIT R    [Reserved]
EXHIBIT S    Form of SREC Agency Agreement
EXHIBIT T    Form of Borrowing Base Certificate
EXHIBIT U     Form of Custodial Receipt
INDEX OF SCHEDULES
Schedule 1.1A    Commitments
Schedule 1.1B    Modeling Assumptions
Schedule 1.1C    Projects
Schedule 1.1F    Permitted Tax Equity Investors
Schedule 2.18     Tax Equity Document Provisions
Schedule 4.12(a)    Litigation
Schedule 4.15    Permits
Schedule 4.17    Environmental Matters
Schedule 4.18(a)    Real Property
Schedule 4.28(a)    UCC Filing Jurisdictions
Schedule 6.19    Burdensome Agreements

    v

INDEX OF ANNEXES
Annex 1    Lenders; Lending Offices

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”), dated as of November 10, 2023, by and among APACF II, LLC, a Delaware limited liability company (the “Borrower”), PASS EQUIPMENT CO, LLC, a Delaware limited liability company (“PASS”), APACF II HOLDINGS, LLC, a Delaware limited liability company (the “Equity Holder”), each of the Project Companies from time to time parties to this Agreement, each of the Tax Equity HoldCos from time to time parties to this Agreement, the several banks and other financial institutions or entities from time to time parties to this Agreement as Lenders, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent, U.S. BANK NATIONAL ASSOCIATION, as Document Custodian, and BLACKSTONE ASSET BASED FINANCE ADVISORS LP, as Blackstone Representative.
The Borrower has, subject to the terms and conditions set forth in this Agreement, requested that the Lenders make loans to the Borrower to fund Construction-in-Progress Assets, Operating Projects and Solar Panel Assets, in each case, up to the amounts specified in this Agreement. The Lenders are willing to make such loans upon the terms and subject to the conditions of this Agreement.
AGREEMENT
In consideration of the agreements herein and in the other Loan Documents and in reliance upon the representations and warranties set forth herein and therein, the parties agree as follows:
ARTICLE 1

DEFINITIONS
1.1Definitions. Except as otherwise expressly provided, capitalized terms used in this Agreement (including in the preamble hereto) and its exhibits shall have the meanings given in this Section 1.1.
“Acceptable Bank” means any United States commercial bank(s) or financial institution(s) or a United States branch or subsidiary of a foreign commercial bank(s) or financial institution(s) having, or guaranteed or confirmed by an entity having, a long-term issuer rating of either (i) at least A3 or better by Moody’s or (ii) at least A- or better by S&P; provided that if such entity maintains such a rating by both S&P and Moody’s, neither such rating shall be lower than BBB+ or Baa1, as applicable.
“Acceptable Credit Support” means (a) (i) one or more Acceptable Letters of Credit or (ii) cash on deposit in one or more deposit accounts in the name of the Borrower with an Acceptable Bank, which account(s) shall be subject to one or more account control agreement(s) with the Collateral Agent and such bank, each in form and substance reasonably satisfactory to the Blackstone Representative, in each case of clause (i) and (ii) in an amount equal to the outstanding principal amount of the Loans or (b) a guarantee in form and substance and from a guarantor reasonably acceptable to the Required Lenders guaranteeing the obligations guaranteed under the Parent Guaranty.
“Acceptable CS Customers” means with respect to an Eligible CS Project, the counterparties to the subscription agreements for such acquired Projects, which counterparties shall (a) have a FICO score of not less than 680, as verified by Experian (or another credit reporting bureau acceptable to the Blackstone Representative), (b) make payments under an “autopay” program (including but not limited to ACH or credit card), (c) participate under consolidated billing, which merges payments with a utility payment or (d) fulfills the eligibility and evaluation criteria of a subscription manager of recognized standing, which eligibility and evaluation criteria is substantially consistent with market practice; provided that (x) the average FICO score of the pool for all Eligible CS Projects shall be no less than 700 (provided that any Acceptable CS Customers without a FICO score shall be deemed to have a FICO score of 550), (y) Acceptable CS Customers with a FICO score below 700 must be no more than 15% of the pool for all Eligible CS Projects and (z) each subscription agreement shall be originated and serviced in compliance with all applicable laws and regulations.
“Acceptable Letter of Credit” shall mean one or more original irrevocable standby letters of credit that satisfies the following criteria: (a) such letter of credit is issued by an Acceptable Letter of Credit Provider in favor of the Collateral Agent for the benefit of the Secured Parties, (b) such letter of credit by its terms has an initial expiration date at least three hundred sixty-four (364) days from the date of issuance thereof, (c) if such letter of credit provides for automatic renewal or extension thereof, such letter of credit requires the issuer thereof to provide at least thirty (30) days’ notice to the Administrative Agent or the Collateral Agent, as applicable, of the nonrenewal thereof and provides that the beneficiary may draw the full amount of the letter of credit if such letter of credit is not renewed or extended, (d) such letter of credit permits a drawing on such letter of credit (i) no later than ten (10) Business Days following the issuer thereof ceasing to be an Acceptable Letter of Credit Provider or (ii) if such letter of credit has not been renewed or extended within thirty (30) days of its stated termination or expiration date, (e) such letter of credit is non-recourse to Guarantor, any Loan Party or any of their Subsidiaries, (f) the principal office of such Acceptable Letter of Credit Provider, the location for the submittal of documents required for draws under such letter of credit and the location for disbursements under such letter of credit being New York, New York, (g) is payable in Dollars in immediately available funds and (h) is governed by the International Standby Practices (ISP 98), and, to the extent not governed by the foregoing, the laws of the State of the New York.
“Acceptable Letter of Credit Provider” shall mean a financial institution rated at all times, as to its senior unsecured unsubordinated indebtedness, at least A3 by Moody’s and at least A- by S&P.
“Account Control Agreement” means the Account Control Agreement among the Borrower, as debtor, the Collateral Agent, as secured party, and the Depositary Bank, dated as of the Closing Date.
“Additional Project Documents” means any contract or agreement entered into by Borrower or any other Loan Party, or assigned to such Person, as applicable, in respect of a Project subsequent to the Initial Borrowing Base Certificate Date for such Project that obligates any party thereto to make payments in an aggregate amount exceeding $250,000 in any calendar year.
“Administrative Agent” means U.S. Bank Trust Company, National Association, in its capacity as Administrative Agent in its own name under any of the Loan Documents, or any successor Administrative Agent.
“Administrative Officer” means, (a) when used with respect to the Collateral Agent, any vice president, assistant vice president, treasurer, assistant treasurer, trust officer, associate or any other officer of the Collateral Agent who shall have direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject, and in each case having direct responsibility for the administration of this Agreement and (b) when used with respect to the Administrative Agent, any officer within the office of the Administrative Agent at the address listed on the signature pages hereto, including any senior managing director, managing director, officer of the Administrative Agent customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any matter is referred at such location because of his or her knowledge of and familiarity with the particular subject, and in each case having direct responsibility for the administration of this Agreement.
“Affiliate” means, with respect to any Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other person who is a director, officer or employee (1) of such Person, (2) of any subsidiary or parent company of such Person or (3) of any Person described in clause (a) above. For the purposes of this definition, (1) “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 10% of the securities or other interests having ordinary voting power for the election of directors of such Persons or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and (2) with respect to any Lender, the term “Affiliates” shall include any investment advisor to such Lender, any account, fund, client or portfolio established and controlled by the investment advisor of such Lender or for which such investment advisor or an Affiliate of such investment advisor acts as the investment adviser or exercises discretionary control.
“Affiliated EPC Contractor” means an EPC Contractor that is an Affiliate of the Borrower or the Guarantor.
“Affiliated Lender” means, at any time, (a) any Lender that is an Investor (including portfolio companies of the Investors notwithstanding the exclusion in the definition of “Investors”) (other than the Borrower or any of its Subsidiaries and other than any Debt Fund Affiliate), (b) any Lender that is a Non-Debt Fund Affiliate of an Investor, (c) any Lender that is a direct or indirect holding company of the Borrower or (d) any investment advisor to any Affiliated Lender, any account, fund, client or portfolio established and controlled by the investment advisor of such Affiliated Lender or for which such investment advisor or an Affiliate of such investment advisor acts as the investment adviser or exercises discretionary control, at such time; provided that, notwithstanding the foregoing, Blackstone Asset Based Finance Affiliates and funds, accounts and clients managed or advised by them shall not constitute Affiliated Lenders; provided further that the aggregate principal amount of Loans held at any one time by Affiliated Lenders shall not exceed thirty percent (30.0%) of the principal amount of all Loans at such time outstanding (measured at the time of purchase) and to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding such percentage, the assignment of such excess amount will be void ab initio.
“Agent Entities” has the meaning given to such term in Section 8.8.
“Agent Fee Agreement” means the letter agreement dated on or prior to the date hereof among the Borrower, Administrative Agent, the Document Custodian, the Depositary Bank and the Collateral Agent.
“Agent Fees and Expenses” means any fees owed to the Administrative Agent, Collateral Agent, the Document Custodian and the Depositary Bank, and for the reimbursement of reasonable and documented out-of-pocket expenses and disbursements incurred by (and any indemnities owing to) the Administrative Agent, Collateral Agent, the Document Custodian and the Depositary Bank under any Loan Documents.
“Agent Indemnitee” has the meaning given to such term in Section 9.5(c).

“Agent-Related Persons” means the Blackstone Representative, the Agents, together with their respective Affiliates and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Depositary Bank, the Document Custodian and the Supplemental Agents (if any).
“Agreement” has the meaning given to such term in the preamble to this Agreement.
“Anti-Corruption Laws” means all laws, rules, or regulations concerning or relating to bribery or corruption, including, without limitation, the Bribery Act 2010 of the United Kingdom, the FCPA, and any applicable Governmental Rule implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Anti-Money Laundering Laws” means all laws, rules or regulations and executive orders relating to money laundering or terrorist financing, including, without limitation: the Bank Secrecy Act, 31 U.S.C. Sections 5301 et seq.; the Patriot Act; Laundering of Monetary Instruments, 18 U.S.C. Section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. Section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; the Trading with the Enemy Act, 12 U.S.C. Section 95; and any similar laws, rules or regulations and executive orders currently in force or hereafter enacted.
“Applicable Margin” means, with respect to each Loan, 3.25% per annum.
“Applicable Permit” means, with respect to any Operating Project or Construction-in-Progress Asset, at any time, any material Permit to be obtained by or on behalf of the Borrower or applicable Project Company that is required pursuant to any legally-binding Governmental Rule at such time in light of the stage of development, construction or operation of the Project to construct, test, operate, maintain, repair, own or use the Project as contemplated by the Operative Documents, to sell electricity therefrom, to enter into any Operative Document or to consummate any transaction contemplated thereby.
“Approved Fund” has the meaning given to such term in Section 9.7(b).
“Approved Project Costs” means the total hard and soft costs (as reported and evidenced by Borrower and approved by the Blackstone Representative) to be paid by Borrower or its affiliates (excluding any developer mark-up).
“Approved Tax Equity” means the amount of any tax equity (as reported and evidenced by Borrower and approved by the Blackstone Representative) anticipated to be received by a Borrower Party in connection with a Construction-in-Progress Asset, to the extent that such tax equity satisfies the Tax Equity Conditions.
“Approved Term Debt Proceeds” means the amount (as reported and evidenced by Borrower and approved by the Blackstone Representative) anticipated to be received by a Borrower Party upon construction completion of a Construction-in-Progress Asset.
“Asset” means a Construction-in-Progress Asset, an Operating Project or a Solar Panel Asset, as applicable.
“Asset Exclusion Date” has the meaning given to such term in the definition of “Borrowing Base”.

“Asset Management Agreement” means, with respect to a Project, the Asset Management Agreement for such Project delivered in connection with the Initial Borrowing Base Certificate Date for such Project, and which Asset Management Agreement shall be either (a) in a form consistent with Past Business Practices or (b) to the extent of any material deviations therefrom, acceptable to the Blackstone Representative in its reasonable discretion.
“Assignee” has the meaning given to such term in Section 9.7(a)(i).
“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit D to this Agreement.
“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.
“Availability Period” means the period commencing on the first date upon which the Borrower satisfies the conditions precedent set forth in Sections 3.1 and 3.2 (or such conditions precedent are waived in accordance therewith) and ending on the earlier of (a) the third (3rd) anniversary of the Closing Date and (b) the date the Commitments are earlier cancelled pursuant to Section 7.13.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.8(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.8(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (acting at the direction of the Blackstone Representative) giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the relevant Governmental Authority or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current

Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (acting at the direction of the Blackstone Representative) and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the relevant Governmental Authority or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent (acting at the direction of the Blackstone Representative) decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent and the Blackstone Representative in a manner substantially consistent with market practice (or, if the Administrative Agent or the Blackstone Representative decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Blackstone Representative determines (in consultation with the Borrower) that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (acting at the direction of the Blackstone Representative) decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such

Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(c)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(d)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(e)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark

Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.8 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.8.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefited Lender” has the meaning given to such term in Section 9.8(a).
“Blackstone Asset Based Finance” means Blackstone Asset Based Finance Advisors LP.
“Blackstone Asset Based Finance Affiliate” means Affiliates of Blackstone Asset Based Finance within the structured finance group of The Blackstone Group Inc.
“Blackstone Asset Based Finance Entity” means Blackstone Asset Based Finance and each Blackstone Asset Based Finance Affiliate, and shall include, without limitation, each fund, account and client that is, or is a fund or an account of, an insurance company, in any case that is managed, advised or sub-advised by Blackstone Asset Based Finance, as the context may require.
“Blackstone Asset Based Finance Investor” means any insurance company investor in a fund or an account managed or advised by Blackstone Asset Based Finance or a Blackstone Asset Based Finance Affiliate to which investor Blackstone Asset Based Finance or a Blackstone Asset Based Finance Affiliate is providing investment management, investment advisory, administrative and/or other services.
“Blackstone Representative” means Blackstone Asset Based Finance, and, after the Closing Date, any successor or assign that is a Blackstone Asset Based Finance Affiliate appointed by the previous Blackstone Representative, effective after five (5) Business Days’ advance written notice of such appointment to the Borrower and the Administrative Agent; provided, that if no Lender under this Agreement is a Blackstone Asset Based Finance Entity then “Blackstone Representative” shall mean a Lender appointed by the Required Lenders and notified to the Administrative Agent to fulfill the role as the Blackstone Representative.
“Blackstone Representative Side Letter” means the side letter agreement dated as of the Closing Date among Blackstone Asset Based Finance Advisors LP, as Blackstone Representative, the Borrower and certain of its Affiliates.
“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” has the meaning given to such term in the preamble hereto.
“Borrower Parties” means, collectively, the Borrower, PASS and each Subsidiary Guarantor.
“Borrowing” means a borrowing or advance of credit under this Agreement.
“Borrowing Base” means, on any date of determination, (i) the sum of:
(f)For Borrowing Base Assets that constitute Construction-In-Progress Assets, the lesser of: (i) 80% of the Approved Project Costs, and (ii) 85% of the sum of Approved Tax Equity and Approved Term Debt Proceeds;
(g)For Borrowing Base Assets that constitute Construction-In-Progress Assets when they initially become Borrowing Base Assets and thereafter become Operating Projects, the lesser of: (i) 65% of the aggregate Discounted Solar Asset Balance of such Operating Projects, and (ii) their Borrowing Base value determined in accordance with clause (a) above immediately prior to becoming Operating Projects;
(h)For Borrowing Base Assets that constitute Operating Projects when they initially become Borrowing Base Assets, the lesser of: (i) 65% of the aggregate Discounted Solar Asset Balance of such Operating Projects, and (ii) 80% of the acquisition price for such Operating Projects paid to any third-party; and
(i)For Borrowing Base Assets that constitute Solar Panel Assets, the lesser of: (i) 80% of the cost paid by Borrower to acquire the panels, and (i) 80% of the most recent appraised value thereof obtained by Borrower from a third-party appraiser in accordance with Section 5.17;
minus (ii)    the Excess Concentration Amount;
provided, that for the purposes of calculating the Borrowing Base, the value of a Borrowing Base Asset will be reduced to zero (i) on the 364 day anniversary of the Initial Borrowing Base Certificate Date (the “Asset Exclusion Date”) and (ii) on the date such Borrowing Base Asset ceases to satisfy the Eligibility Criteria.
The Borrowing Base at any time shall be determined by the Blackstone Representative by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to this Agreement.
“Borrowing Base Asset” means an Asset that is included in the Borrowing Base in accordance with Section 2.18, for such period as it continues to satisfy the Eligibility Criteria.
“Borrowing Base Certificate” means a certificate in the form attached hereto as Exhibit H (or such other form reasonably acceptable to the Blackstone Representative), delivered pursuant to the terms hereof and setting forth the Borrowing Base (including any Excess Concentration Amount).
“Borrowing Base Certificate Date” means the date on which a Borrowing Base Certificate is delivered.
“Borrowing Base Certificate Date Base Case Model” means, with respect to any Borrowing Base Asset, the model containing financial projections for the Borrower and applicable Borrowing Base Asset as of the Initial Borrowing Base Certificate Date for such

Borrowing Base Asset, prepared by the Borrower, substantially in form Exhibit B to this Agreement, and, to the extent prepared in connection with an Operating Project, taking into account the net present value, discounted at the Discount Rate, of the future net cashflow expected with respect to such Operating Project (calculated in accordance with either (i) assumptions consistent with those made by the Independent Engineer with respect to such Operating Project or (ii) assumptions consistent with an engineer employed by the Borrower or an Affiliate thereof with respect to such Operating Project that otherwise follows the same procedures and protocols as the Independent Engineer).
“Borrowing Base Certificate Date Distribution” means, with respect to each Project, the amount by which Project Costs (which for purposes of this definition shall not include any developer fees payable to the Guarantor or any of its Affiliates) paid prior to the Initial Borrowing Base Certificate Date exceed the Required Equity Contribution, as identified in the Committed Loan Notice delivered in connection with the Initial Borrowing Base Certificate Date for such Project, supported by applicable invoices.
“Borrowing Date” means, with respect to any Borrowing, the date thereof.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York or in the state in which the Corporate Trust Office is located.
“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease; provided that any obligations of the Guarantor or its Subsidiaries either existing on the Closing Date or created prior to any re- characterization described below (i) that were not included on the consolidated balance sheet of the Borrower as financing or capital lease obligations and (ii) that are subsequently re- characterized as financing or capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement not be treated as financing or capital lease obligations, Capital Lease Obligations or Indebtedness.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as financings or capital leases (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement or compliance with any covenant, GAAP will be deemed to treat leases in a manner consistent with its current treatment under GAAP as of the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.
“Cash” or “Cash Equivalents” means: (a) U.S. Dollars; (b) securities issued or directly and fully guaranteed or insured by the government of the United States, or the government of any nation having one of the two highest rating categories obtainable from either Moody’s or S&P, or any agency or instrumentality thereof having maturities of not more than two years from the date of acquisition; (c) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P; (d) certificates of deposit with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Facilities or any bank organized under the laws of the United States, any state thereof or the District of Columbia or a branch of a foreign bank located in the United States, in each case, having at the date of acquisition thereof combined net capital and surplus in excess of $500,000,000 (or its equivalent in any other currency or currencies as of the date of such investment), and that has a short term issuer rating of at least A2 or better from S&P (in the case of instruments with a maturity of six months or less) or a long term issuer rating of at least BBB+ or better from S&P (in the case of instruments having a maturity of greater than six months); (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b), (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above; (f) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and (g) money market funds; provided that at least 95% of the assets of such funds constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.
“Cash Equity Commitment” means, with respect to each Project, including Projects owned directly or indirectly by the Guarantor, cash equity contributions committed to be made by the Guarantor to the Borrower or any of its Subsidiaries.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty by any Governmental Authority, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means (i) the Borrower ceasing to own 100% of the Capital Stock (A) at any time, in any Tax Equity HoldCo, (B) with respect to a Project that is not a Tax Equity Project, at any time, in any Project Company, or (C) with respect to any Tax Equity Project, before the Initial TE Funding for such Tax Equity Project, in the Project Company that owns such Tax Equity Project, (ii) with respect to any Tax Equity Project on or after the Initial TE Funding for such Project, (A) the Borrower or a Tax Equity HoldCo ceasing to own 100% of the Sponsor Membership Interests in the applicable Tax Equity JV and/or Lessee (if applicable), or (B) the Tax Equity JV ceasing to own 100% of the Capital Stock in the Project Company (if different than the Tax Equity JV), in each case other than from a Permitted Sale, (iii) the Guarantor ceasing to own and control, directly or indirectly, 100% of the Capital Stock in the Borrower and Equity Holder, (iv) the Equity Holder ceasing to own and control, directly, 100% of the Capital Stock in the Borrower, (v) PASS Parent ceasing to own and control, directly, 100% of the Capital Stock in PASS and (vi) the Guarantor ceasing to own and control, directly or indirectly, 100% of the Capital Stock in PASS Parent.
“Closing Date” means November 10, 2023.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property of the Loan Parties (including for the avoidance of doubt, any real property), now owned, leased, or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
“Collateral Account Withdrawal Certificate” means, in connection with a withdrawal of any funds on deposit in the Collection Account, a certificate in which the Borrower certifies that, (x) on a pro forma basis after giving effect to such withdrawal and in the Borrower’s good faith estimation, there will be sufficient amounts on deposit in the Collection Account on the immediately succeeding Interest Payment Date to pay all amounts payable with respect to the Loans on such date, and, (y) before giving effect to such withdrawal and on a pro forma basis after giving effect to such withdrawal, no Default or Event of Default has occurred and is continuing and the outstanding principal amount of the Loans does not exceed the Borrowing Base.
“Collateral Accounts” means the Collection Account and any other deposit account or securities account that becomes subject to an Account Control Agreement hereunder or under the Security Agreement.
“Collateral Agent” means U.S. Bank Trust Company, National Association, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.
“Collection Account” means a securities account established with Depositary Bank subject to the Account Control Agreement.
“Collections” means, with respect to (a) any Borrower Party, all payments or other amounts received by such Person with respect to the Assets owned by such Person (if any), (b) PASS Parent, all payments or other amounts received by PASS Parent (including, Net Cash Proceeds, Loss Proceeds, and any other proceeds of the disposition of assets) with respect to the Solar Panel Assets, (c) any Borrower Party, all other amounts received by such Person (including, without limitation, dividends or distributions of any type from any Person, Loss Proceeds, Net Cash Proceeds and any other proceeds of the disposition of assets), net of any Operating Costs actually paid by such Person, and (d) any Tax Equity JV or Lessee, all cash available for distribution to the Borrower or Tax Equity Holdco to the extent permitted under the applicable Tax Equity Documents.
“Commitments” means, with respect to any Lender, the commitment of such Lender, if any, to make Loans in an aggregate principal amount not to exceed the amount, expressed as a Dollar amount, set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, as such commitment may be reduced or increased from time to time in accordance with this Agreement, including pursuant to assignments by or to such Lender under Section 9.7. The aggregate amount of the Commitments on the Closing Date is $200,000,000.
“Committed Loan Notice” means a notice of a Borrowing pursuant to Section 2.2(a) substantially in the form of Exhibit A or such other form as may be approved by the Blackstone Representative (including any form on an electronic platform or electronic transmission system as shall be approved by the Blackstone Representative), appropriately completed and signed by a Responsible Officer of the Borrower.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Construction Budget and Schedule” means, with respect to each Project, a detailed schedule of the development and construction of such Project, a detailed total Project budget and an indicative capital expenditure schedule, each as prepared by the Borrower, substantially in the form of Exhibit E to this Agreement, as modified in accordance with this Agreement, and containing a detailed description of Project Costs incurred and expected to be incurred with respect to the development and construction of such Project, in each case for the period commencing on the date of the Construction Budget and Schedule through Final Completion.
“Construction Period” means, with respect to each Project, the period beginning when the notice to proceed under the EPC Agreement for such Project has been issued and ending on the date such Project has completed all performance testing necessary for such Project to meet the requirements for receiving revenue under the Power Purchase Agreements, tariffs or other similar long-term arrangements.
“Construction-in-Progress Asset” means a Project that is not an Operating Project and has issued a notice to proceed under the EPC Agreement for such Project.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Corporate Trust Office” means:
(j)in the case of the Collateral Agent, the corporate trust office of the Collateral Agent and the Depositary Bank, currently located at One Federal Street, 3rd Floor, Boston, Massachusetts 02110; Attention: Global Corporate Trust – APACF II, LLC; email nicholas.kennedy1@usbank.com;
(k)in the case of the Administrative Agent, the corporate trust office of the Administrative Agent, currently located at 214 North Tryon Street, 27th Floor, Charlotte, North Carolina 28202; Attention: Global Corporate Trust – APACF II, LLC; email agency.services@usbank.com;
(l)in the case of the Document Custodian, the corporate trust office of the Document Custodian, currently located at 1719 Otis Way, Florence, SC 29501, Attention: Global Trust Services – APACF II, LLC; email steven.garrett@usbank.com;
or in each case (1) such other address as the Administrative Agent, the Collateral Agent or Document Custodian, as applicable, may designate from time to time by notice to the Borrower, the Blackstone Representative and the Lenders and (2) the principal corporate trust office of any successor Collateral Agent, successor Administrative Agent or successor Document Custodian, as applicable.
“Custodial Office” has the meaning given to such term in Section 8.16(c).
“Custodial Receipt” means a trust receipt substantially in the form of Exhibit U attached hereto delivered by the Document Custodian pursuant to Section 8.16.
“Custody Documents” means (i) with respect to any Project, copies of each of the following, as applicable:
(m)EPC Agreement;
(n)Asset Management Agreement;

(o)Interconnection Agreement;
(p)Site Lease Agreement;
(q)Power Purchase Agreement;
(r)O&M Agreement;
(s)Development Services Agreement;
(t)Tax Equity Documents;
(u)Customer management agreements;
(v)Tariffs or other offtake agreements;
(w)SREC Agency Agreement;
(x)SREC Agreement;
(y)Independent Engineer’s report, if any;
(z)Applicable Permits;
(aa)Permission to operate with respect to any Operating Project;
(ab)Notice to proceed with respect to any Construction-in-Progress Asset;
(ac)Evidence of insurance; and
(ad)Consents to the extent required in accordance with Section 2.18(b)(i)(K);
(ii) with respect to any Solar Panel Assets, copies of, or information regarding, as applicable, each of the following:
(ae)Manufacturer’s warranty;
(af)Serial number;
(ag)OEM guaranty;
(ah)Purchase order/invoice;
(ai)Specification sheets; and
(aj)Tax credit eligibility support documentation.
“Custody Document Checklist” has the meaning given to such term in Section 8.16(c).
“Debt Fund Affiliate” means (a) if and for so long as Blackstone Asset Based Finance is an Affiliate of the Borrower or any Investor, any fund or client managed by an adviser that is a Blackstone Asset Based Finance Affiliate and (b) any other Affiliate of the Investors and the Borrower that is a Bona Fide Debt Fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course. For the avoidance of doubt, if as of the Closing Date, and for so long thereafter as Blackstone Asset Based Finance is an Affiliate of the Borrower or the Investors, funds, accounts or clients managed or advised by Blackstone Asset Based Finance Affiliates shall constitute Debt Fund Affiliates.
“Debt Service” means, for any period, the sum of all scheduled cash interest payable during such period in respect of the Facilities. For the avoidance of doubt, Debt Service shall not include mandatory prepayments pursuant to the Loan Documents.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.
“Default Rate” has the meaning given to such term in Section 2.9(b).
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent, the Blackstone Representative and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Blackstone Representative or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower, the Blackstone Representative or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, the Blackstone Representative or the Borrower, to confirm in writing to the Administrative Agent, the Blackstone Representative and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the Blackstone Representative and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent or the Blackstone Representative that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Depositary Bank” means U.S. Bank National Association, in its capacity as depositary bank, or another bank selected by the Borrower and reasonably acceptable to the Blackstone Representative.
“Determination Day” has the meaning given to such term in the definition of “Term SOFR”.
“Development Services Agreement” means, with respect to a Project, the Development Services Agreement for such Project delivered in connection with the Initial Borrowing Base Certificate Date for such Project, and which Development Services Agreement shall be either (a) in a form consistent with Past Business Practices or (b) to the extent of any material deviations therefrom, acceptable to the Blackstone Representative in its reasonable discretion.
“Discharge Date” means the date when all Obligations (excluding unasserted contingent indemnification and other provisions, that, by their express terms, survive the repayment of the Loans, interest, fees and other amounts owed under this Agreement) of the Borrower under this Agreement and the other Loan Documents have been indefeasibly paid in full in immediately available funds and no Commitments remain outstanding.
“Discount Rate” means (a) 6.0% or (b) such other amount as may be mutually agreed by the Borrower and the Blackstone Representative with respect to all Assets following the Temporary Stop Funding Event.
“Discounted Solar Asset Balance” means, with respect to each Operating Project, the present value of its projected net cashflows, after any Tax Equity Distributions or buyouts, determined using the Discount Rate and subject to standard assumptions to be mutually agreed upon by Borrower and the Blackstone Representative from time to time.
“Document Custodian” means U.S. Bank National Association, in its capacity as document custodian or any successor thereto.
“Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.
“Draw Fee” means, for any Loan, the fee payable on the Borrowing Date therefor in an amount equal to the product of the amount of the Loan to be advanced on such Borrowing Date, multiplied by the Draw Fee Rate.
“Draw Fee Rate” means 0.50%.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Eligibility Criteria” means:
(ak)as to any Borrowing Base Assets that constitute Construction-in-Progress Assets or Operating Projects, as applicable,
(i)the aggregate cash equity contributions made to the Borrower with respect to any Construction-in-Progress Asset satisfy the Required Equity Contribution;
(ii)such Project is located in (1) the United States or its territories or (2) any other jurisdiction approved by the Blackstone Representative;
(iii)such Project equipment is provided by suppliers included on the Bloomberg NEF PV Module Tier 1 List (at the time of purchase) or other equipment providers selected consistent with the Past Business Practices;
(iv) the Material Project Documents of such Project are either (1) based on forms consistent with Past Business Practices or (2) to the extent any material deviations therefrom, are acceptable to the Blackstone Representative in its reasonable discretion;
(v)no counterparty to any such Material Project Document is bankrupt at the time of entry into such Material Project Document;
(vi)such Project has not suffered any Event of Loss;
(vii)such Project is unencumbered by any Lien (other than any Permitted Liens);
(viii)the initial lease term under any Site Lease in accordance with the assumptions in the Borrowing Base Certificate Date Base Case Model for such Project (taking into account any extension which the applicable Loan Party is entitled to exercise in its sole and absolute discretion) shall not be shorter than the initial term of any Power Purchase Agreement applicable to such Project;
(ix)either (x) with respect to any Operating Project, is an Eligible CS Project or, with respect to any Construction-in-Progress Asset, is expected to become an Eligible CS Project, (y) all projected revenue for such Project will consist of contracted revenue with a Power Purchase Agreement and, as applicable, revenue from the sale of SRECs and other renewable energy credits with (1) a counterparty rated BBB or better by Standard & Poor’s or Fitch or Baa2 or better by Moody’s or (2) an Unrated Creditworthy Customer, Rated Non-Investment Grade Customer, Unrated Non-Investment Grade Customer or an unrated counterparty that has no financial information, in each case, to the extent acceptable to the Blackstone Representative in its sole discretion, or, (z) with the consent of the Blackstone Representative, such Project is a Merchant Project; and

(x)such Project does not include any Material Project Documents that rely on the performance (financial or otherwise) of the Guarantor, unless Guarantor is in compliance with all such performance obligations; and
(al)as to any Borrowing Base Assets that constitute Solar Panel Assets,
(i)such Solar Panel Assets are located in a warehouse identified to the Blackstone Representative located in the United States or its territories;
(ii)legal title to such Solar Panel Asset is held by (A) prior to the Closing Date, PASS Parent or (B) following the Closing Date, PASS; provided that, following the Closing Date, to the extent necessary for PASS Parent to acquire any Solar Panel Assets directly, it shall promptly (and in any event within fifteen (15) days) thereafter transfer such Solar Panel Assets to PASS pursuant to a Transfer Agreement;
(iii)such Solar Panel Asset was manufactured by a manufacturer included on the Bloomberg NEF PV Module Tier 1 List;
(iv)such Solar Panel Assets are held in inventory and not included in the value of any Construction-in-Progress Asset or Operating Project; and
(v)such Solar Panel Assets have not suffered any Event of Loss.
“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund of a Lender, (iv) a Blackstone Asset Based Finance Entity and (v) any other Person (other than a natural person); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (a) the Guarantor, the Borrower or any Affiliate thereof, or (b) any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof at such time.
“Eligible CS Project” means an Operating Project that (a) participates in a “community solar” program and (b) has (i) Acceptable CS Customers or (ii) Rated Investment Grade Customers or Unrated Creditworthy Customers acceptable to the Blackstone Representative in its sole discretion.
“Eligible Investment” means any investment that, at the time it, or evidence of it, is acquired by a Loan Party (directly or through an intermediary or bailee), is either Cash or one or more of the following obligations or securities (in each case denominated in Dollars):

(a)    direct debt obligations of, and debt obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America that satisfies the Eligible Investment Required Ratings at the time of such investment or contractual commitment providing for such investment;

(b)    demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America (including U.S. Bank) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days of issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings; and

(c)    money market funds which funds have, at all times, credit ratings “AAAm” by S&P;

subject, in each case, to such obligations or securities having a maturity date not later than the earlier of (A) the date that is 60 days after the date of delivery thereof and (B) the Business Day immediately preceding the Interest Payment Date immediately following the date of delivery thereof; provided that Eligible Investments shall not include (1) any interest-only security, any security purchased at a price in excess of 100% of the par value thereof or any security whose repayment is subject to substantial non-credit related risk as determined in the sole judgment of the Guarantor, (2) any security whose rating assigned by S&P includes the subscript “f”, “p”, “q”, “pi”, “r”, “sf” or “t”, (3) any security that is subject to an Offer, (4) any security secured by real property or (5) any obligation or security the after tax yield of which is less than or equal to zero. Eligible Investments may include those investments with respect to which U.S. Bank National Association or an Affiliate of U.S. Bank National Association is an obligor or provides services.
“Eligible Investment Required Ratings” means, at the time of such investment or contractual commitment to invest, a long-term senior unsecured debt rating of at least “A” and a short-term credit rating of at least “A-1” by S&P (or, if such institution has no short-term credit rating, a long-term senior unsecured debt rating of at least “A+” by S&P).
“Environment” means ambient and indoor air, surface water, groundwater (including potable water, navigable water and wetlands), land surface, soil subsurface strata or sediment, natural resources such as flora and fauna, or as otherwise defined or regulated pursuant to any Environmental Law.
“Environmental Claim” means any and all actions, suits, demands, demand letters, claims, Liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, directives, decrees, orders or agreements relating in any way to any violation of or liability under Environmental Law or the Release of or human exposure to any Hazardous Substance.
“Environmental Law” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Legal Requirements (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (regarding Hazardous Substances), natural resources or the Environment or which give rise to liability based on exposure to Hazardous Substances, as now or may at any time hereafter be in effect.
“EPC Agreement” means, with respect to a Project, the EPC Agreement for such Project delivered in connection with the Initial Borrowing Base Certificate Date for such Project and which EPC Agreement shall be either (a) in a form consistent with the Past Business Practices or (b) to the extent any material deviations therefrom, acceptable to the Blackstone Representative in its reasonable discretion.
“EPC Contractor” means, with respect to a Project, the counterparty to the EPC Agreement.
“Equity Holder” has the meaning set forth in the introductory paragraph to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means (a) any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code or (b) any entity (whether or not incorporated) that is under common control within the meaning of Section 4001(a)(14) of ERISA with a Loan Party.
“ERISA Event” means (a) a Reportable Event; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (d) the filing by the PBGC of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or Section 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (g) assuming no Lender funds any portion of the Loan with Plan Assets, the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.
“ERISA Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, (whether or not subject to ERISA) including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or any ERISA Affiliate is (or if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“ERISA Plan Assets” means “plan assets” within the meaning of the Department of Labor regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.
“Erroneous Payment” has the meaning given to such term in Section 2.19(a).
“Erroneous Payment Deficiency Assignment” has the meaning given to such term in Section 2.19(d).
“Erroneous Payment Impacted Class” has the meaning given to such term in Section 2.19(d).
“Erroneous Payment Return Deficiency” has the meaning given to such term in Section 2.19(d).

“Erroneous Payment Subrogation Rights” has the meaning given to such term in Section 2.19(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Event of Default” and “Events of Default” have the meanings given in Article 7.
“Event of Eminent Domain” means any compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any part of the Collateral, any part of any Project or any of the real property that is the subject of the Site Lease Agreements, by any agency, department, authority, commission, board, instrumentality or political subdivision of any state of the United States (or the District of Columbia) in which any Projects are located, the United States or another Governmental Authority having jurisdiction.
“Event of Loss” means a single insured event or a related series of insured events causing any loss of, destruction of or damage to, or any condemnation or other taking of (including by eminent domain), of all or any portion of the property or assets of the Borrower or any of its Subsidiaries.
“Excess Concentration Amount” means the sum of the following amounts (without duplication) at any applicable time of calculation:
(a)the excess, if any, of (i) the amount that the largest one (1) Project included in the Borrowing Base Assets at such time contributes to the Borrowing Base, over (ii) 15% of the aggregate Commitments,
(b)the excess, if any, of (i) the amount that the largest three (3) Projects included in the Borrowing Base Assets at such time contributes to the Borrowing Base, over (ii) 35% of the aggregate Commitments,
(c)the excess, if any, of (i) the amount that Operating Projects with Rated Non-Investment Grade Customers, Unrated Non-Investment Grade Customers and Unrated Customers (other than Unrated Creditworthy Customers) included in the Borrowing Base Assets at such time contributes to the Borrowing Base, over (ii) 20% of the aggregate Commitments,
(d)the excess, if any, of (i) the amount that Merchant Projects included in the Borrowing Base Assets at such time contributes to the Borrowing Base, over (ii) 10% of the aggregate Commitments and
(e)the excess, if any, of (i) the amount that Solar Panel Assets comprising inverters and racking included in the Borrowing Base Assets at such time contributes to the Borrowing Base, over (ii) 5% of the aggregate Commitments.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Agent or any Lender or required to be withheld or deducted from a payment to any Agent or Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding taxes imposed on amounts payable to or for the account of such

Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.16) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to a Lender’s or the Administrative Agent’s failure to comply with paragraph (f) or (g) of Section 2.15, and (d) any withholding Taxes imposed under FATCA.
“Facility” means the Commitments and the Loans made hereunder.
“Facility Maturity Date” means the earlier of (a) November 10, 2027 and (b) the date of acceleration of any Loans under Section 7.13.
“FATCA” means Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code), as of the Closing Date (and any amended or successor version thereof to the extent substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or other official administrative guidance promulgated thereunder, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published for any day that is a Business Day, the average of the quotations for the day for such transactions as determined by the Blackstone Representative.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“FERC” means the Federal Energy Regulatory Commission or its successor.
“Final Completion” has, with respect to each Project, the meaning given to such term in the EPC Agreement or term of similar import.
“Financial R&W” has the meaning given to such term in Section 4.32.
“Fiscal Quarter” means each fiscal quarter of the Borrower, which as of the Closing Date is each calendar quarter.
“Fitch” means Fitch Ratings, Ltd., or any successor to the ratings agency business thereof.
“Floor” means a rate of interest equal to 0%.
“FPA” means the Federal Power Act, as amended, and FERC’s implementing regulations.

“Funds Flow Memorandum” means a memorandum delivered by the Borrower to the Administrative Agent and Depositary Bank with respect to the disbursement of funds on the Closing Date or any Borrowing Date.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Blackstone Representative that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles or change as a result of the adoption or modification of accounting policies (including, but not limited to, the impact of Accounting Standards Update 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Blackstone Representative notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and financing or capital leases under GAAP as in effect on the Closing Date (including, without limitation, FASB Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capitalized Leases and obligations in respect thereof.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity, exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the NAIC).
“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority.
“Guarantee” as to any Person (the “guaranteeing person”), means any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guarantee Assumption Agreement” means the “Guarantee Assumption Agreement”, substantially in the form of Exhibit D to the Security Agreement.
“Guarantor” means Altus Power, Inc., a Delaware corporation.
“Hazardous Substance” means all materials, contaminants, chemicals, substances or wastes, in any form, including petroleum or petroleum distillates, explosives, radioactive materials, friable asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or toxic mold, in each case that are regulated by any Governmental Authority under Environmental Laws because of their hazardous or toxic properties, qualities or characteristics.
“Indebtedness” of any Person at any date, means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) all obligations of such Person in respect of Permitted Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Liabilities” has the meaning given to such term in Section 9.5.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning given to such term in Section 9.5.
“Independent Engineer” means any qualified third-party engineering and technical consultant to be selected by the Borrower on or before the Borrowing Base Certificate Date for the first Project, or its successor appointed pursuant to Section 9.9.

“Independent Director” means a natural person who (A) for the five-year period prior to his or her appointment as Independent Director, has not been, and during the continuation of his or her service as Independent Director is not: (a) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its Affiliates (other than his or her service as an Independent Director or independent manager or special member of the Borrower or Affiliates of the Borrower); (b) a customer or supplier of the Borrower or any of its Affiliates (other than a nationally-recognized company that routinely provides professional independent managers and other corporate services to the Borrower or any of its equityholders or Affiliates in the ordinary course of business); or (c) any member of the immediate family of a natural person described in clause (a) or (b); and (B) has (1) prior experience as an Independent Director for a corporation, limited liability company or limited partnership whose charter documents required the unanimous consent of all Independent Directors thereof before such corporation, limited liability company, or limited partnership could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (2) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.
“Initial Borrowing Base Certificate Date” means, with respect to each Asset (including any Project), the date on which such Asset is initially designated as a Borrowing Base Asset pursuant to Section 2.18.
“Initial TE Funding” means the first funding of a portion of the Total Tax Equity Investment Amount by the applicable Permitted Tax Equity Investor pursuant to the Tax Equity Documents, which may be the Mechanical Completion Funding or an earlier funding.
“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interconnection Agreement” means, with respect to a Project, the Interconnection Agreement for such Project delivered in connection with the Initial Borrowing Base Certificate Date for such Project, and which Interconnection Agreement shall be either (a) in a form consistent with Past Business Practices or (b) to the extent of any material deviations therefrom, acceptable to the Blackstone Representative in its reasonable discretion.
“Interest Payment Date” means (a) as to any Loan denominated in the Base Rate, the last Business Day of each March, June, September and December and the Facility Maturity Date, as applicable, and (b) as to any Loan denominated in Term SOFR, the last day of each Interest Period therefor and the Facility Maturity Date, as applicable.
“Interest Period” means, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability thereof), as specified in the applicable Committed Loan Notice; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period)

shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Facility Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.8(d) shall be available for specification in such Committed Loan Notice. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“Interest Rate” means (i) Term SOFR plus (ii) Applicable Margin.
“Investment” has the meaning given to such term in Section 6.3.
“Investors” means, at any time, (a) individually or collectively, (i) any investment fund, co-investment vehicle and/or other similar vehicles or accounts, in each case managed or advised by Blackstone Alternative Credit Advisors LP or its Affiliates (excluding Blackstone Asset Based Finance Affiliates) and (ii) Guarantor (provided that each of the foregoing shall only be considered an “Investor” hereunder if they hold, directly or indirectly, equity interests in the Borrower or Guarantor at such time) and (b) officers, directors, employees and other members of management (or their respective investment Affiliates, estates or family members) of the Borrower or Guarantor who are or who become holders, directly or indirectly, of the equity interests of the Borrower or Guarantor.
“Knowledge” means the actual knowledge of any Responsible Officer.
“KYC” has the meaning given to such term in Section 3.1(p).
“Legal Requirements” means, as to any Person, the certificate of incorporation and by-laws, limited liability company agreement, partnership agreement or other organizational or governing documents of such Person, any law, treaty, rule or regulation, including any Governmental Rule, or determination of an arbitrator or a court or other Governmental Authority, or any requirement under a Permit, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.
“Lender Indemnitees” has the meaning given to such term in Section 9.5(b).
“Lenders” means the banks and other financial institutions or entities party to this Agreement from time to time, other than the Agents in such capacities.
“Lending Office” means, as to any Lender, the office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Lessee” means the lessee under a tax equity investment structured as an inverted lease, which is directly or indirectly wholly owned by the Borrower or a Tax Equity HoldCo and a Permitted Tax Equity Investor.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Liquid Assets” means assets in the form of (a) Cash and Cash Equivalents held in the United States of America and (b) amounts available to be drawn under any revolving credit facility, amounts available to be drawn under any construction-to-term loan facility, any reasonably expected term financing proceeds, any reasonably expected Tax Equity Proceeds to the extent reflected in the applicable Borrowing Base Certificate Date Base Case Model and to the extent that the outstanding principal amount of the Loans would not exceed the Borrowing Base, any amount available to be drawn hereunder.
“Loan” means a Loan made pursuant to Section 2.1.
“Loan Documents” means this Agreement, the Notes, the Security Documents, the Agent Fee Agreement, the Other Fee Agreements, the Parent Guaranty, the Blackstone Representative Side Letter and any other documents, agreements or instruments entered into in connection with any of the foregoing.
“Loan Maturity Date” means the earlier of (a) the date that is 364 days after the date the Loan was advanced and (b) the date of acceleration of any Loans under Section 7.13.
“Loan Parties” means, collectively, the Borrower Parties and the Equity Holder.
“Loss Proceeds” means any insurance proceeds, condemnation awards, eminent domain proceeds or performance-related liquidated damages, buy-out payments, termination payments and other similar damages or indemnification.
“Make-Whole Amount” means, with respect to any voluntary prepayment of any Loans pursuant to Section 2.4 or any mandatory prepayment of the loans pursuant to Section 2.5(a), as applicable, the present value at such time, computed on such prepayment date using a discount rate equal to Treasury Rate plus 0.50%, of an amount equal to the amount of interest which would have accrued on the principal balance of the applicable Loan being prepaid from the date of prepayment through the date that is three (3) months after the related Borrowing Date; provided that no Make-Whole Amount shall be due in respect of any voluntary prepayment made following the date that is three (3) months after the related Borrowing Date.
“Mandatory Prepayment Event” has the meaning given to such term in Section 2.5.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Action” means to: (a) file or consent to the filing of any bankruptcy, insolvency or reorganization petition under any applicable federal, state or other law relating to a bankruptcy naming the Borrower as debtor or other initiation of bankruptcy or insolvency proceedings by or against the Borrower, or otherwise seek, with respect to the Borrower, relief under any laws relating to the relief from debts or the protection of debtors generally; (b) seek or consent to the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower or all or any portion of its properties; (c) make or consent to any assignment for the benefit of the Borrower’s creditors generally; (d) admit in writing the inability of the Borrower to pay its debts generally as they become due; (e) petition for or consent to substantive consolidation of the Borrower with any other person; (f) amend or alter or otherwise modify or remove all or any part of the special purpose provisions in the organizational documents of the Borrower; or (g) amend, alter or otherwise modify or remove all or any part of the definition of “Independent Director” or the definition of “Bankruptcy Action” (or any similar or analogous term or provision) in the organizational documents of the Borrower.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, or condition (financial or otherwise) of the Loan Parties, taken as a whole, (b) the validity, legality, binding effect or enforceability (i) against Borrower or, taken as a whole, the Loan Parties of this Agreement or any of the other Loan Documents or any Transfer Agreement to which any Loan Party is a party or (ii) of the rights or remedies of the Agents or the Lenders under this Agreement or any of the other Loan Documents or any Transfer Agreement, (c) the validity, perfection or enforceability of the Liens granted under the Loan Documents or any Transfer Agreement or (d) the ability of Borrower, or, taken as a whole, the Loan Parties to perform their obligations under any Loan Document or any Transfer Agreement to which any Loan Party is a party.
“Material Project Documents” means, with respect to each Project, the EPC Agreement, Asset Management Agreement, Interconnection Agreement, the Site Lease Agreements, O&M Agreement, Development Services Agreement, the applicable Tax Equity Documents, any customer management agreements, Power Purchase Agreements, tariffs or other offtake agreements, SREC Agency Agreements and SREC Agreements, as applicable to such Borrowing Base Asset and delivered in connection with the Initial Borrowing Base Certificate Date for such Project or subsequently entered into, and any replacements of or parent or performance guarantees for such documents or Additional Project Documents in each case entered into in accordance with this Agreement.
“Material Project Participants” means the counterparties to any Material Project Document; provided, however, that any Person shall cease to be a Material Project Participant when all obligations of such Person under all Operative Documents to which it is a party have been indefeasibly performed and/or paid in full or have expired and all warranty periods if applicable have expired.
“Mechanical Completion Funding” means the funding of a portion of the Total Tax Equity Investment Amount by the applicable Permitted Tax Equity Investor pursuant to the Tax Equity Operating Agreement at the time the Project has achieved “mechanical completion” (or term of similar import) under the EPC Agreement of such Project, but such Project has not yet been placed-in-service for U.S. federal income tax purposes.
“Merchant Project” means a Project that sells its energy output other than on a contracted basis.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“NAIC” means the National Association of Insurance Commissioners, including, where applicable, the Securities Valuation Office thereof
“Net Cash Proceeds” means the aggregate cash proceeds received by the Borrower in respect of any Permitted Sale (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, only as and when received but excluding the assumption, payment or redemption by the acquiring person of Indebtedness in connection with such Permitted Sale or other consideration received in any non-cash form), net of the direct costs relating to such Permitted Sale, including, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result of the Permitted Sale after taking into account any available tax credits or deductions and any tax sharing arrangements and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Consenting Lender” has the meaning given to such term in Section 2.16(b).
“Non-Debt Fund Affiliate” means any Affiliate of the Investors other than (a) the Borrower or a Subsidiary of the Borrower, (b) any Debt Fund Affiliates and (c) any natural person.
“Nonrecourse Parties” has the meaning given to such term in Section 9.24.
“Notes” means the Notes substantially in the form of Exhibit C.
“O&M Agreement” means, with respect to a Project, the O&M Agreement for such Project delivered in connection with the Initial Borrowing Base Certificate Date for such Project, and which O&M Agreement shall either (a) be in a form consistent with Past Business Practices or (b) to the extent of any material deviations therefrom, be acceptable to the Blackstone Representative in its reasonable discretion.
“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans or any amounts owing to any Lender or Agent that are required to be paid by the Borrower pursuant hereto or under another Loan Document or otherwise (whether or not evidenced by any note or instrument and whether or not for the payment of money).
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.
“Offer” means with respect to any security, any offer by the issuer of such security or by any other Person made to all of the holders of such security to purchase or otherwise acquire such security (other than pursuant to any redemption in accordance with the terms of the security or for the purpose of registering such security) or to convert or exchange such security into or for cash, securities or any other type of consideration.
“Operating Costs” means, for any period, the sum, computed without duplication among any of the following categories or from period to period, of the following actual cash operating and maintenance costs: (a) general and administrative expenses and ordinary course fees, royalties and costs, including those paid to the counterparties to the Site Lease Agreements pursuant to the Site Lease Agreements, plus (b) expenses for operating the Project and maintaining the Project in good repair and operating condition in accordance with Prudent Industry Practices paid during such period, including payments to the counterparties to the Material Project Documents as required pursuant to the Material Project Documents (including (w) capital expenditures incurred in connection with normal maintenance of the Project (including the purchase of spare parts and equipment), (x) capital expenditures required by applicable Legal Requirements or any Applicable Permit and (y) capital expenditures which the Borrower is required to make pursuant to the terms of the Operative Documents (collectively, “Permitted Capex”)), plus (c) management and other fees payable under the O&M Agreements and the Asset Management Agreements, plus (d) insurance costs paid in respect of insurance maintained or required to be maintained in respect of the Project during such period, plus (e) applicable sales and excise taxes (if any) paid or reimbursable by the Borrower during such period, plus (f) franchise taxes paid by the Borrower during such period, plus (g) property taxes paid by the Borrower during such period, plus (h) any other direct taxes (if any) paid by the Borrower during such period, plus (i) costs and fees attendant to the obtaining and maintaining in full force and effect the Applicable Permits paid during such period, plus (j) legal, accounting and other professional fees attendant to any of the foregoing items paid during such period, plus (k) expenses incurred as necessary to prevent or mitigate an emergency situation, plus (l) customer acquisition and servicing expenses. Operating Costs shall exclude, to the extent included above: (i) payments into any of the Collateral Accounts during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation and other non-cash charges for such period, (iv) payments of any kind with respect to Debt Service, and (v) capital expenditures (other than Permitted Capex).
“Operating Project” means a Project that is, and has completed all performance testing necessary for such Project to meet the requirements for, accruing revenue under the Power Purchase Agreements, tariffs or other similar long-term arrangements.
“Operative Documents” means the Loan Documents and the Material Project Documents.
“Other Connection Taxes” means, with respect to any Agent or any Lender, Taxes imposed as a result of a present or former connection between such Agent or such Lender and the jurisdiction imposing such tax (other than connections arising solely from the such Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Fee Agreements” has the meaning given to such term in Section 3.1(l).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Parent Guaranty” means that certain Guaranty Agreement, dated as of the date hereof, entered into by the Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties.
“Participant” has the meaning given to such term in Section 9.7(c).
“Participant Register” has the meaning given to such term in Section 9.7(c).
“PASS” means PASS EQUIPMENT CO, LLC, a Delaware limited liability company wholly-owned by PASS Parent.
“PASS Parent” means Park Avenue Solar Solutions, LLC, a Delaware limited liability company.

“PASS Parent Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, by and among PASS Parent and the Collateral Agent.
“Past Business Practices” means the Guarantor’s business practices applied consistently in connection with the financing of solar photovoltaic energy projects consistent with the Projects for which the Blackstone Representative or any of its Affiliates has previously provided such financing on or before the date of this Agreement, or in a manner which is acceptable to Blackstone in its reasonable discretion, and in each case, in accordance with Prudent Industry Practices and in compliance with applicable Governmental Rules.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act), Pub. L. 107-56 and all other United States laws and regulations relating to money-laundering and terrorist activities.
“Payment Recipient” has the meaning given to such term in Section 2.19(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.
“Permit” means any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required to be obtained from or provided to a Governmental Authority under any Legal Requirement.
“Permitted Affiliate Subordinated Indebtedness” means Indebtedness of the Borrower to the Guarantor or any Affiliate of the Guarantor that (a) is unsecured, (b) is fully and completely subordinated (and collaterally assigned) for the benefit of, and to, the Lenders pursuant to a subordination and security agreement, which shall, in each case, be in form and substance satisfactory to the Blackstone Representative, (c) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal or mandatory redemption obligations prior to, the date that is one (1) year after the Loan Maturity Date and (d) provides for payments of interest solely in-kind (and not in cash) until the date that is one (1) year after the Loan Maturity Date.
“Permitted Capex” has the meaning given to such term in the definition of “Operating Costs”.
“Permitted Hedge Agreement” means any Swap Agreement that is entered into (1) between a counterparty and any Loan Party, (2) not for any speculative purposes (it being understood and agreed that any agreement to hedge the price of power or solar renewable energy credits shall not constitute a speculative hedging or swap transaction), (3) with the consent of the Blackstone Representative (which consent may be conditioned upon, without limitation, the execution and effectiveness of such amendments to this Agreement and the other Loan Documents as the Blackstone Representative may require with respect thereto, including, without limitation, (w) to set forth the economic, legal and other terms and conditions upon which such Swap Agreement may be entered into, terminated or otherwise modified, (x) to set forth collateral and other credit support terms with respect thereto, (y) to identify the eligibility criteria for counterparties with respect thereto and (z) to set forth relative payment priorities for ordinary course settlement payments and termination payments with respect to such Swap Agreement); provided that no Permitted Hedge Agreement shall be secured by the Collateral or any portion of the Collateral without the prior written consent of the Required Lenders.
“Permitted Indebtedness” means:
(f)Indebtedness under or in respect of the Loan Documents;
(g)obligations incurred under the Material Project Documents, and any letter of credit facility entered into for providing credit support under the Material Project Documents;
(h)trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of the Borrower’s business operation so long as such trade accounts are (i) not more than ninety (90) days past due or (ii) being contested in good faith and by appropriate proceedings and in respect of which adequate reserves are in place in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Blackstone Representative);
(i)purchase money or Capital Lease Obligations to the extent incurred in the ordinary course of business in connection with a tax equity structure or in connection with establishing or maintaining the “Five Percent Safe Harbor” under the Inflation Reduction Act of 2022 with respect to investment tax credits; provided that (A) if such obligations are secured, they are secured only by Liens upon the equipment being financed and (B) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed $5,000,000;
(j)Permitted Affiliate Subordinated Indebtedness not to exceed $10,000,000 in the aggregate;
(k)Indebtedness under any Permitted Hedge Agreement;
(l)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;
(m)unsecured Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees and similar obligations in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business; provided that such unsecured Indebtedness does not at any time exceed $10,000,000 in the aggregate;
(n)contingent obligations resulting from (A) the endorsement of negotiable instruments received in the ordinary course of its business and (B) indemnities provided under the Operative Documents;
(o)Indebtedness permitted pursuant to the applicable Tax Equity Documents (including for the avoidance of doubt, Indebtedness issued by any Borrower Party or Tax Equity JV that is substantially simultaneously issued and forgiven);

(p)Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; and
(q)commercial premium finance agreements in customary form entered into with insurers or their Affiliates.
“Permitted Liens” means:
(r)the Liens created pursuant to the Security Documents;
(s)Liens imposed by any Governmental Authority for any tax, assessment or other charge to the extent not yet past due or being contested in good faith and by appropriate proceedings, so long as (a) reserves consistent with GAAP have been established on the Borrower’s books in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other provision for the payment thereof reasonably satisfactory to the Blackstone Representative shall have been made, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is immediately paid after resolution of such contest;
(t)materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business or in the restoration, repair or replacement of the Project in accordance with this Agreement or in connection with the construction of the Project, in each case for amounts not yet due or which are being contested in good faith by appropriate proceedings and which have been bonded in an amount sufficient to repay the underlying obligations and cover any penalties and enforcement costs with respect thereto or in respect of which adequate cash reserves are in place in form and substance reasonably acceptable to the Blackstone Representative;
(u)Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves in accordance with GAAP, bonds or other security acceptable to the Blackstone Representative in its reasonable discretion have been provided or are fully covered by insurance;
(v)Liens, deposits or pledges to secure (i) performance of bids, tenders, Borrower’s obligations under the Material Project Documents (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, not to exceed $2,500,000 in the aggregate at any time, and with any such Lien to be released within 370 days of its attachment or (ii) mandatory statutory obligations;
(w)Liens incurred in connection with Indebtedness permitted under clause (d) of the definition of “Permitted Indebtedness”; provided that no such Lien shall extend to cover any property other than the property or equipment being financed;
(x)[Reserved];
(y)easements, rights of way restrictions, title imperfections, encroachments, minor defects or irregularities in title and similar matters, in each case, that do not secure any monetary obligations and, in the aggregate, do not or would not reasonably be expected to materially detract from the value of the Project or materially impair the construction or use of the Project;

(z)liens not incurred in connection with the incurrence of Indebtedness, in an amount not in excess of $3,000,000 in the aggregate;
(aa)zoning and other land use and environmental Governmental Rules of any municipality or Governmental Authority that do not secure any monetary obligations and which do not materially interfere with the use of any asset in the conduct of the business of the Borrower or the construction, development, operation or maintenance of the Project or materially detract from the value of the Project, in each case that are not violated by the improvements constructed or to be constructed on any Real Property or the use of such Real Property;
(ab)Liens expressly permitted by the Loan Documents; and
(ac)the rights of the Material Project Participants under the Material Project Documents.
“Permitted Sale” means a sale or other disposition of an Asset, provided that no Default or Event of Default has occurred and is continuing or would result therefrom and, after giving effect to such sale and the prepayment of the Loans under Section 2.5(a), the outstanding principal amount of the Loans does not exceed the Borrowing Base.
“Permitted Tax Credit Transferee” means (1) a taxpayer that is not related (within the meaning of Code Section 267 and 707) to the Sponsor Member, the Project Company, or, if applicable, the Tax Equity JV, and that satisfies the requirements to be a transferee taxpayer within the meaning of Code Section 6418 and the Treasury Regulations thereunder, and (2) has been approved by the Blackstone Representative in a manner similar to the approval process for a Permitted Tax Equity Investor.
“Permitted Tax Distribution” means, with respect to each taxable year ending after the Closing Date for which the Borrower is treated as a disregarded entity for U.S. federal income tax purposes, the payment of distributions to the Guarantor in an aggregate amount equal to the product of (x) the amount of U.S. federal, state and local taxable income allocated to the Guarantor for such taxable year, reduced by any cumulative taxable losses allocated to the Guarantor for any prior taxable year ending after the Closing Date (assuming that the Guarantor has no items of income, gain, loss, deduction or credit other than through the Borrower and the Project Companies) and has not previously been taken into account in determining Permitted Tax Distributions and (y) the highest maximum combined marginal U.S. federal, state and local income tax rate applicable to a corporation that is resident in New York City for such taxable year (taking into account the character of the taxable income in question (long-term capital gain, qualified dividend income, etc. and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitation thereon))) (the product of (x) and (y) a “Hypothetical Tax Liability”). Borrower shall furnish documents supporting its computation of Hypothetical Tax Liability, or U.S. federal income tax liability in clause (i) below, to the Blackstone Representative if such documents are requested from the Blackstone Representative. The amount of such agreed Hypothetical Tax Liability for such year shall be paid in the form of quarterly distributions to the Guarantor in an aggregate amount equal to such Hypothetical Tax Liability (each a “Tax Distribution”); provided that any Tax Distribution shall be treated as an advance distribution of amounts otherwise distributable to the Guarantor. In the event that (i) the Guarantor’s income tax liability (as determined for U.S. federal income tax purposes ) for a taxable year exceeds (ii) the aggregate amount of all quarterly Tax Distributions for such taxable year, then a distribution equal to the difference between (i) and (ii) shall be made within 90 days after the end of such taxable year. In the event that the amount in the foregoing clause (ii) exceeds the amount in clause (i) for such taxable year, then the Tax Distribution otherwise payable for the following taxable year shall be reduced commensurately.

“Permitted Tax Equity Investor” means (a) an entity that has provided all documentation and information requested by the Administrative Agent, the Blackstone Representative and the Lenders that is necessary (including names and addresses of such Person) for the Administrative Agent, the Blackstone Representative and the Lenders to identify such Person in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder) consistent with the Blackstone Representative’s and such Lender’s standard practices and that is otherwise acceptable to the Administrative Agent (acting at the direction of the Blackstone Representative) (which entity shall be added to Schedule 1.1F), (b) any of the Persons set forth on Schedule 1.1F or any Affiliate or Subsidiary thereof or (c) any other Person consistent with Past Business Practices and to the extent the Blackstone Representative and the Lenders have (i) received all documentation and other information about such Person required under KYC that has been requested by the Blackstone Representative and (ii) completed diligence to its satisfaction of such KYC.
“Person” means any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity, including any such party created by a division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws).
“Pledged Equity” has the meaning given to such term in the Security Agreement or the PASS Parent Pledge Agreement, as applicable.
“Power Purchase Agreement” means, with respect to a Project, the Power Purchase Agreement for such Project delivered in connection with the Initial Borrowing Base Certificate Date for such Project, and which Power Purchase Agreement shall either (a) be in a form consistent with Past Business Practices or (b) to the extent any material deviations therefrom, be acceptable to the Blackstone Representative in its reasonable discretion.
“Power Purchaser” means, with respect to a Project, the counterparty to the Power Purchase Agreement.
“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent acting at the direction of the Blackstone Representative) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent acting at the direction of the Blackstone Representative). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.
“Project” means any Construction-in-Progress Asset or Operating Project that constitutes a Borrowing Base Asset in accordance with this Agreement.
“Project Company” means any wholly-owned Subsidiary of the Borrower (or following the Initial TE Funding, wholly owned by a Tax Equity JV) that owns a Project.
“Project Costs” means, with respect to each Project, (a) the cost of developing, designing, engineering, equipping, procuring, constructing, starting up, commissioning, acquiring and testing such Borrowing Base Asset, including the cost of all labor, services, materials, supplies, equipment, tools, transportation, supervision, storage, training, balance of plant contingency, demolition, site preparation, civil works, and remediation in connection therewith, (b) the cost to the Borrower of constructing the switching station and feeder lines and substation interconnecting such Borrowing Base Asset to the applicable transmission system and interconnecting and synchronizing such Borrowing Base Asset to such system, (c) the cost of acquiring and using any lease, easement and any other necessary interest in the Project Site, (d) real and personal property taxes, ad valorem taxes, sales, use and excise taxes and insurance (including title insurance) premiums payable with respect to such Borrowing Base Asset during the applicable Construction Period, (e) interest payable on any Loans and financing-related fees and costs during the Construction Period (including any and all fees, interest and other amounts payable by the Borrower under this Agreement) to the extent capitalized, (f) the costs of acquiring Applicable Permits for such Borrowing Base Asset during the Construction Period, in each case attributable to such Borrowing Base Asset during the Construction Period and in accordance with the Construction Budget and Schedule, including the permitted variances thereto, (g) all Operating Costs and all general and administrative costs of the Borrower and (h) other costs, fees and expenses relating to the construction, acquisition and closing of financing of such Borrowing Base Asset, including intercompany costs, financial, legal and consulting fees, costs and expenses.
“Project Site” means, with respect to each Borrowing Base Asset, the Real Property identified in the Borrowing Base Certificate as the Project Site for such Borrowing Base Asset delivered in connection with the Initial Borrowing Base Certificate Date for such Borrowing Base Asset.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Proportionate Share” means, with respect to any Facility, and with respect to any Lender under such Facility, the proportion that such Lender’s Commitment with respect to such Facility then constitutes of the total Commitments with respect to such Facility (or, at any time after the Commitments with respect to such Facility shall have expired or terminated, the proportion which the aggregate principal amount of such Lender’s outstanding Loans with respect to such Facility constitutes of the aggregate outstanding principal amount of the Loans with respect to such Facility).
“Prudent Industry Practices” means, with respect to any Person, those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by solar power generation facilities in the United States of America of a type and size similar to the Project, as good, safe and prudent practices in connection with operation, maintenance, repair, improvement and use of electrical and other equipment, facilities and improvements of such solar power generation facilities, with commensurate standards of safety, performance, dependability, efficiency and economy. Prudent Industry Practices does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.
“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations.
“QF” means a “qualifying small power production facility” as such term is defined in Section 3(17)(C) of the FPA and FERC’s regulations at 18 C.F.R. § 292.203(a) that is also a “qualifying facility” as such term is defined in 18 C.F.R. § 292.101(b)(1).
“Rated Investment Grade Customer” means, at any time, a counterparty (i) rated BBB- or better by Standard & Poor’s or Fitch or Baa3 or better by Moody’s at such time or (ii) that is an Acceptable CS Customer at such time.

“Rated Non-Investment Grade Customer” means, at any time, a counterparty rated lower than BBB- by Standard & Poor’s and Fitch and lower than Baa3 Moody’s at such time.
“Real Property” means all right, title and interest of the Borrower or a Project Company in and to any and all parcels of real property owned, leased or operated by the Borrower or Project Company together with all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof, including any real property estates created by the Site Lease Agreements.
“Register” has the meaning given to such term in Section 9.7(b)(ii).
“Regulation T, U or X” means Regulation T, U or X of the Board as in effect from time to time.
“Release” means any placing, spilling, leaking, seepage, intrusion, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing of Hazardous Substances into or onto the indoor or outdoor Environment.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan, other than events for which the thirty (30) day notice period has been waived.
“Required Equity Contribution” means, with respect to each Construction-in-Progress Asset, 20% of the Approved Project Costs of such Construction-in-Progress Asset.
“Required Lenders” means, at any time, two or more Lenders that, in the aggregate, hold more than 50% of the Commitments then in effect, whether drawn or undrawn; provided that the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, to the same extent set forth in Section 9.7(h) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders; provided, further, that, to the extent there is any Lender that is not a Blackstone Asset Based Finance Entity, all Loans held by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 9.1.
“Responsible Officer” means as to any Person, the president, the chief executive officer, the chief financial officer, the chief operating officer, the chief accounting officer, the controller, the treasurer, the assistant or vice treasurer, the vice president-finance, the general counsel, the secretary, the assistant secretary or similar officer or director and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing in advance to the Administrative Agent by such Person.
“Restricted Payment” has the meaning given to such term in Section 6.7.
“Restricted Payment Conditions” means no Default or Event of Default has occurred and is continuing and the outstanding principal amount of the Loans does not exceed the Borrowing Base and, after giving effect to such Restricted Payment, such Restricted Payment will not result in a Default or an Event of Default or the outstanding principal amount of the Loans exceeding the Borrowing Base.
“S&P” means Standard and Poor’s Rating Services.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of comprehensive Sanctions broadly prohibiting dealings with, in or involving such country, region or territory, including, as of the date hereof, Cuba, Crimea (Ukraine), Iran, Syria and North Korea.
“Sanctioned Person” means any Person that is the subject or target of Sanctions, including (a) any Person identified on a Sanctions-related list of designated Person maintained by a Sanctions Authority, including, without limitation, the OFAC SDN List; (b) any Person organized or resident in, or the government or any agency or instrumentality of the government of, a Sanctioned Country; (c) any Person 50% or more owned or controlled (including by virtue of such Person being a director (or manager) or owning voting shares or interests) by any such Person or Persons or acting for or on behalf of such Person or Persons; or (d) any Person otherwise the subject or target of Sanctions.
“Sanctions” means all economic or financial sanctions and trade embargoes implemented, administered or enforced by any Sanctions Authority.
“Sanctions Authority” means: (a) the United Nations Security Council; (b) the United States (including OFAC and the U.S. Department of State); (c) the United Kingdom (including the Office of Financial Sanctions Implementation of Her Majesty’s Treasury); (d) the European Union and each of its member states; and (e) any other Governmental Authority with jurisdiction over the Borrower or any of its Subsidiaries.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Blackstone Representative, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 8.2.
“Security Agreement” means the Guarantee and Security Agreement, dated as of the Closing Date, by and among the Borrower, the Equity Holder, PASS, the Subsidiary Guarantors and the Collateral Agent (for the benefit of the Secured Parties).
“Security Documents” means the Security Agreement, the PASS Parent Pledge Agreement, and any other security documents, financing statements and the other instruments filed or recorded in connection with the foregoing.
“Site Lease” means, with respect to a Project, the Site Lease for such Project delivered in connection with the Initial Borrowing Base Certificate Date for such Project, and which Site Lease shall be either (a) in a form consistent with Past Business Practices or (b) to the extent of any material deviations therefrom, acceptable to the Blackstone Representative in its reasonable discretion.
“Site Lease Agreements” has the meaning given to such term in Section 4.18(a).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Solar Panel Asset” means solar panels, inverters and racking held in inventory and manufactured by a manufacturer included on the Bloomberg NEF PV Module Tier 1 List.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Specified Equity Contribution” has the meaning set forth in Section 7.14.
“Sponsor Member” has the meaning given to such term in Section 6.17(a).
“Sponsor Membership Interest” has the meaning given to such term in Section 6.17(a).
“SREC Agency Agreement” means, with respect to any Project, an SREC Agency Agreement by and between the applicable Borrower Party, Lessee or Tax Equity JV for such Project, on the one hand, and the Guarantor or an Affiliate thereof, which SREC Agency Agreement shall be substantially in the form of Exhibit S.
“SREC Agreements” means, with respect to a Project, the SREC Agreement for such Project delivered in connection with the Initial Borrowing Base Certificate Date for such Project, and which SREC Agreement shall be either (a) in a form consistent with Past Business Practices or (b) to the extent of any material deviations therefrom, acceptable to the Blackstone Representative in its reasonable discretion.
“SRECs” means credits, credit certificates, green tags or similar environmental or green energy attributes (such as those for greenhouse gas reduction or the generation of green power or renewable energy) created by a Governmental Authority of any state or local jurisdiction and/or independent certification board or group generally recognized in the electric power generation industry, and generated by or associated with any Project or electricity produced therefrom.
“Subject Persons” has the meaning given to such term in Section 7.5.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
“Subsidiary Guarantor” means, individually or collectively as the context may require, each Tax Equity HoldCo and each Project Company.

“Substantial Completion” has, with respect to each Project, the meaning given to such term in the EPC Agreement or term of similar import.
“Supplemental Agent” has the meaning set forth in Section 8.13(a).
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case excluding phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower.
“Tax Credit Transfer Agreement” means any purchase and sale agreement that is approved by the Administrative Agent (at the direction of the Blackstone Representative in its reasonable discretion), and that is entered into by a Tax Equity JV or a Project Company (or in the event a Project Company is a disregarded entity for federal income tax purposes, the regarded tax owner of the Project Company) and a Permitted Tax Credit Transferee for the purchase, for cash, of federal income tax credits that satisfy all of the requirements set forth under Code Section 6418 and Treasury Regulations promulgated thereunder.
“Tax Equity Conditions” has the meaning set forth in Section 2.18(b)(iv).
“Tax Equity Distribution” has the meaning set forth in the definition of “Tax Equity Distribution Statement”.
“Tax Equity Distribution Statement” means, with respect to any Tax Equity Holdco (or any successor thereto) and any distribution made by any Tax Equity JV, Lessee or to its investors, a statement detailing the amount of such distributions to be made by such Tax Equity JV, Lessee to its investors (a “Tax Equity Distribution”), together with such supporting information as may be required under the related Tax Equity Documents with respect thereto, all in a manner consistent with the past practices of such Tax Equity Holdco.
“Tax Equity Documents” means the operating agreement or limited liability company agreement of the Tax Equity JV, Lessee (if applicable), an equity capital contribution agreement, if applicable, a membership interest purchase agreement, if applicable, and any related guarantees or ancillary documents.
“Tax Equity HoldCo” means, in the case of a Tax Equity Project, a wholly-owned subsidiary of the Borrower formed to own (a) in the case of a tax equity investment structured as a partnership flip, the Sponsor Membership Interests in one or more Tax Equity JVs or Project Companies, and (b) in the case of a tax equity investment structured as an inverted lease, Capital Stock in both the Tax Equity JV, as lessor, and the Lessee, in each case, that has delivered a Guarantee Assumption Agreement substantially in the form of Exhibit D to the Security Agreement.
“Tax Equity JV” means, as of any time of determination, any Person (a) which is a Project Company or a special purpose vehicle formed solely for the purpose of holding equity, directly or indirectly, in one or more Project Companies, (b) in which the Borrower or a Tax Equity HoldCo directly owns Capital Stock and (c) (i) in the case of a tax equity investment structured as a partnership flip, the tax equity investment is made by a Permitted Tax Equity Investor, or (ii) in the case of a tax equity investment structured as an inverted lease, has a member that is a Lessee. For the avoidance of doubt, the term Tax Equity JV does not include a Lessee.

“Tax Equity Operating Agreement” has the meaning given to such term in Section 6.17(a).
“Tax Equity Proceeds” means the proceeds of the investment by a Permitted Tax Equity Investor in a Tax Equity JV or Lessee.
“Tax Equity Project” means any Project owned (or to be owned as of an Initial TE Funding) directly or indirectly by a Tax Equity JV or Lessee.
“Taxes” means all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including backup withholding), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Temporary Stop Funding Event” means (a) any period during which the 10 Year Treasury Rate exceeds 5.00% and the Borrower and the Blackstone Representative have not yet mutually agreed on a new Discount Rate under clause (b) of the definition thereof and (b) upon thirty (30) days’ notice from the Blackstone Representative or the Required Lenders to the Borrower of a Change in Law which has resulted in the imposition of increased costs for which the Required Lenders wish to impose a change in the Applicable Margin and the Borrower and the Required Lenders have not yet mutually agreed on a new Applicable Margin. For the avoidance of doubt, (x) a Temporary Stop Funding Event in clause (a) shall cease to exist if during the Availability Period (a) the Ten-Year Treasury Rate no longer exceeds 5.0% or (b) the Borrower and the Blackstone Representative have mutually agreed on a new Discount Rate under clause (b) of the definition thereof, and (y) a Temporary Stop Funding Event in clause (b) shall cease to exist if the Borrower and the Blackstone Representative have mutually agreed on a new Applicable Margin.
“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day that is seven (7) U.S. Government Securities Business Days prior to the applicable Borrowing Date (such day, the “Determination Day”), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor published by the Term SOFR Administrator on the U.S. Government Securities Business Day first preceding such Determination Day so long as such U.S. Government Securities Business Day is not more than eight (8) U.S. Government Securities Business Days prior to such Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Blackstone Representative in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Sections 5.1(a) or 5.1(b), as applicable.
“Total Commitments” means the aggregate amount of all Commitments.

“Total Tax Equity Investment Amount” means the total amount of the investment made by a Permitted Tax Equity Investor in a Tax Equity JV or Lessee pursuant to a Tax Equity Operating Agreement and related tax equity investment documents.
“Transfer Agreement” means a contribution, sale or other transfer agreement in form and substance reasonably satisfactory to the Blackstone Representative to be entered into between PASS Parent and PASS pursuant to which any Solar Panel Assets will be transferred from PASS Parent to PASS.
“Transferee” any Assignee or Participant that is an Eligible Assignee.
“Treasury Rate” means the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the applicable prepayment date to the applicable Loan Maturity Date, provided, however, that if the period from the applicable prepayment date to the applicable Loan Maturity Date, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth (1/12th) of a year) from the weekly average yields of United States Treasury securities for which such yields are given having maturities as close as possible to the applicable Loan Maturity Date, except that if the period from the applicable prepayment date to the applicable Loan Maturity Date is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year shall be used.
“Treasury Regulations” means current, proposed, and temporary regulations promulgated under the Code.
“TTM Maximum Drawn Amount” has the meaning set forth in Section 2.7(a)(ii).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” (as defined in Section 7701(a)(30) of the Code)
“UCC” means the Uniform Commercial Code as in effect in the applicable state of jurisdiction.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibits H-1, H-2, H-3 and H-4 hereto, as applicable.
“Unrated Creditworthy Customer” means, at any time, an unrated counterparty whose financial strength is equivalent to a Rated Investment Grade Customer at such time based on a financial qualification analysis and, if applicable, an assigned “estimate”, “private” or “shadow” rating in each case acceptable to the Blackstone Representative.

“Unrated Customer” means, at any time, an unrated counterparty.
“Unrated Non-Investment Grade Customer” means, at any time, an unrated counterparty whose financial strength is not equivalent to a Rated Investment Grade Customer based on a financial qualification analysis and, if applicable, an assigned “estimate”, “private” or “shadow” rating in each case acceptable to the Blackstone Representative.
“Withholding Agent” means each of the Borrower, its Subsidiaries and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2Rules of Interpretation. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement, any Transfer Agreement and the other Loan Documents:
(a)The singular includes the plural and the plural includes the singular.
(b)The word “or” is not exclusive. Thus, if a party “may do (a) or (b)”, then the party may do either or both. The party is not limited to a mutually exclusive choice between the two alternatives.
(c)A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.
(d)A reference to a Person includes its successors and permitted assigns.
(e)Accounting terms have the meanings given to them by GAAP, as applied by the accounting entity to which they refer. For purposes of determining compliance with any financial covenants contained in this Agreement, any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
(f)The words “include,” “includes” and “including” are not limiting.
(g)A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.
(h)References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.
(i)The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

(j)References to “days” means calendar days, unless the term “Business Days” shall be used. References to a time of day means such time in New York, New York, unless otherwise specified. If the Borrower or any Affiliate of the Borrower is required to perform an action, deliver a document or take such other action by a calendar day and such day is not a Business Day, then the Borrower or such Affiliate shall take such action by the next succeeding “Business Day”, unless otherwise specified.
1.3Disposition of Project Companies. From and after the earlier of Mechanical Completion Funding for any Project pursuant to a tax equity investment permitted pursuant to Section 6.17, the Project Company owning such Project shall automatically be deemed no longer to be party to this Agreement.
1.4Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
ARTICLE 2

THE CREDIT FACILITIES
2.1Commitments. Subject to the terms and conditions hereof, each Lender severally, but not jointly, agrees to make Loans to the Borrower (a) from time to time during the Availability Period, and so long as no Temporary Stop Funding Event exists, but not more often than once in a calendar month and (b) in an amount which shall not for any Lender at any time, result in the Loans made by such Lender for any Borrowing exceeding such Lender’s Commitment. Loans may be repaid and reborrowed in accordance with the provisions and subject to the terms and conditions hereof. The Commitments shall be reduced to zero on the earliest of (i) the last Business Day of the Availability Period, (ii) the date of acceleration of the Loans and (iii) termination of the Commitments under Section 7.13.
2.2Procedures for Loan Borrowing and Repayment of Loans.
(a)Procedures for Loan Borrowing.
(i)If the Borrower desires to make a Borrowing under this Agreement, it shall deliver to the Administrative Agent and the Blackstone Representative an executed Committed Loan Notice, together with a Borrowing Base Certificate including all other agreements and information required pursuant to Section 2.18. Such notice must be received by the Administrative Agent and the Blackstone Representative not later than (i) 12:00 noon New York City time seven (7) Business Days prior to the requested date of such Borrowing. Each Borrowing shall be in a minimum principal amount of $5,000,000, or a whole multiple of $100,000, in excess thereof (or such other amount as agreed to by the Blackstone Representative in its sole discretion). The Committed Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the aggregate principal amount of Loans to be borrowed, (iii) the amount of the Draw Fee, (v) the Interest Period and (v) the account name and number into which the Loans are to be deposited, and shall also include a Funds Flow Memorandum relating to the application of such Borrower which specifies the name and address of each transferee bank and such transferee bank’s ABA number and wiring instructions and, to the extent delivered in connection with inclusion of a new Asset in the Borrower Base, a Borrowing Base Certificate. The Borrower shall not be permitted to request a Borrowing of Loans more than one (1) time per month.
(ii)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Proportionate Share or other applicable share provided for under this Agreement of the applicable Loans to be made. No later than 1:00 p.m. (New York City time) on any Borrowing Date, each applicable Lender will make available its pro rata portion based on its Commitment, of the Loans to be made on such date as specified in the applicable Committed Loan Notice to the Collection Account. Unless the Administrative Agent has been notified that any applicable condition specified in Article 3 or otherwise has not been satisfied, the Administrative Agent shall make all funds so received and deposited in the Collection Account available to the Borrower in like funds as received by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(iii)The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing or make any other payment obligation under the Loan Documents.
(b)Repayment of Loans. The Borrower shall repay to the Lenders on each Loan Maturity Date the outstanding Loans then due.
2.3Fees.
(a)Draw Fees. On each Borrowing Date, the Borrower shall pay to the Administrative Agent the Draw Fee for the account of each Lender. Such Draw Fees will be in all respects fully earned, due and payable on such Borrowing Date and non-refundable and non-creditable thereafter. In the event that, as of any Borrowing Date, the Draw Fees due and payable on such date will result in the aggregate amount of Draw Fees paid hereunder by the Borrower exceeding an amount equal to the Draw Fee Rate multiplied by the aggregate Commitments, the Borrower shall not be obligated to pay any such excess Draw Fees.
(b)Other Fees. The Borrower shall pay to the Blackstone Representative and each Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).
2.4Optional Prepayments. Subject to Section 2.6, the Borrower may at any time and from time to time prepay the Loans, in whole or in part upon irrevocable notice delivered to the Administrative Agent no later than 1:00 p.m., New York City time, three (3) Business Days prior thereto, and provided any prepayment of Loans shall be in a minimum principal amount of $500,000, or a whole multiple of $1,000 in excess thereof or, if less, the entire principal amount thereof then outstanding, which notice shall specify the date and amount of prepayment and whether such prepayment is being made in connection with any refinancing transaction (and, if so, shall provide reasonable detail regarding such transaction). Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. In the event that the Borrower voluntarily prepays the Loans, the Borrower shall also pay all outstanding Agent Fees and Expenses and the Make-Whole Amount; provided in no event shall any Make-Whole Amount be due if such voluntary prepayment occurs more than three (3) months after the related Borrowing Date.
2.5Mandatory Prepayments. The Borrower shall make the following mandatory prepayments (each a “Mandatory Prepayment Event”), without premium or penalty (unless otherwise indicated) and without notice or demand of any such Mandatory Prepayment Event being required:
(a)if any Loan Party, Tax Equity JV or Lessee engages in a Permitted Sale which results in the outstanding principal balance of the Loans exceeding the Borrowing Base, taking into account the Borrowing Base Certificate delivered in connection with such Permitted Sale, the Borrower shall apply the related Net Cash Proceeds, in an amount equal to such excess amount, to the prepayment of the Loans within two (2) Business Days of receipt, with such payment to be accompanied by the Make-Whole Amount, if any.
(b)if any Loan Party, Tax Equity JV or Lessee receives Loss Proceeds, they shall deliver an updated Borrowing Base Certificate and, if the event giving rise to such Loss Proceeds results in the outstanding principal balance of the Loans exceeding the Borrowing Base, the Borrower shall apply the related Loss Proceeds, in an amount equal to such excess amount, to the prepayment of the Loans within two (2) Business Days of receipt.
(c)if, on any day, the outstanding principal balance of the Loans exceeds the Borrowing Base, the Borrower shall prepay the Loans within ten (10) Business Days in an amount equal to such excess amount; provided that no prepayment shall be required if the outstanding principal balance of the Loans exceeds the Borrowing Base solely due to a change in the Discount Rate.
The Borrower shall notify the Administrative Agent and Blackstone Representative of each event giving rise to a mandatory prepayment obligation under this Section 2.5 no later than two (2) Business Days prior to the related prepayment date. The Administrative Agent will promptly notify each applicable Lender of such mandatory prepayment and of the amount of such Lender’s Loans being prepaid.
2.6Terms of All Prepayments.
(a)Except as otherwise provided in this Agreement, including Section 2.5 and this Section 2.6, amounts to be applied in connection with any mandatory prepayment made pursuant to Section 2.5 shall be applied to prepay the Loans in direct order of maturity.
(b)All prepayments of Loans shall be applied among the Lenders according to their respective Proportionate Shares of the Loans being repaid at the time of the applicable prepayment.
(c)Amounts to be applied in connection with voluntary prepayments made pursuant to Section 2.4 shall be applied to prepay the Loans in direct order of maturity.
(d)Upon the prepayment of any Loan (whether such prepayment is an optional prepayment or a mandatory prepayment), the Borrower shall pay to the Administrative Agent for the account of each Lender which made such Loan (i) all accrued interest to the date of such prepayment owed pursuant to the terms of this Agreement on the amount prepaid; (ii) the

Make-Whole Amount (if any); and (iii) all accrued fees, including any Agent Fees and Expenses, to the date of such prepayment owed pursuant to the terms of this Agreement corresponding to the amount being prepaid.
(e)In no event shall any mandatory or optional prepayments be funded from the proceeds of any Loan.
2.7Termination or Reduction of Commitments.
(a)Optional.
(i)The Borrower may, upon irrevocable written notice to the Administrative Agent, terminate the unused Commitments, or from time to time permanently reduce the unused Commitments, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in a minimum aggregate amount of $500,000, as applicable, or any whole multiple of $100,000, in excess thereof. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.
(ii)If, over any trailing twelve (12) month period (beginning on the first anniversary of the Closing Date), the maximum balance of Loans outstanding under the Facility (the “TTM Maximum Drawn Amount”) is less than 60% of the Total Commitments, the Blackstone Representative, on behalf of the Lenders, shall have the option (with notice to the Administrative Agent) to permanently reduce the Commitments to the TTM Maximum Drawn Amount divided by 60%.
(iii) The Blackstone Representative, on behalf of the Lenders, may (with notice to the Administrative Agent) permanently reduce the unused Commitments to zero if a Temporary Stop Funding Event continues for ninety (90) days or more.
(b)Mandatory. Notwithstanding anything herein to the contrary, the Commitments shall automatically be permanently reduced to $0 on the last Business Day of the Availability Period.
(c)Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the applicable Lenders of any termination or reduction of unused portions of the unused Commitments under this Section 2.7. Upon any reduction of unused Commitments, the Commitment of each Lender shall be reduced by such Lender’s Proportionate Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 2.16).
2.8Benchmark Replacement Setting.
(a)Benchmark Replacement.
(i)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent (acting at the direction of the Blackstone Representative) and the Borrower may amend this Agreement to replace the then-current

Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.8(a)(i) will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (acting at the direction of the Blackstone Representative) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standard for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.8(d) and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent, the Blackstone Representative or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.8.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent (acting at the direction of the Blackstone Representative in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent (acting at the direction of the Blackstone Representative) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (acting at the direction of the Blackstone Representative) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Interest Rate with respect to any new Loans shall be equal to (i) the Base Rate on the date that is seven (7) Business Days prior to the Borrowing Date plus (ii) Applicable Margin.
The Administrative Agent and the Collateral Agent do not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Adjusted Base Rate, the Term SOFR Reference Rate, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent, the Collateral Agent and their affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent (acting at the direction of the Blackstone Representative) may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Neither the Administrative Agent nor the Collateral Agent shall have any obligation (i) to monitor, determine or verify the unavailability or cessation of the Term SOFR Reference Rate (or other applicable Benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date, (ii) to select, determine or designate any Base Rate, Benchmark Replacement, or other successor or replacement benchmark index, or determine whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. Neither the Administrative Agent nor the Collateral Agent shall have any liability for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or other Loan Documents as a result of the unavailability of the Term SOFR Reference Rate (or other applicable Benchmark) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Blackstone Representative, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement or other Loan Documents and reasonably required for the performance of such duties. Neither the Administrative Agent nor the Collateral Agent shall, in respect of any Determination Day, have any liability for the application of the Benchmark as determined on the previous Determination Day or any preceding U.S. Government Securities Business Day if so required hereunder.
2.9Interest Rates and Payment Dates.

(a)Subject to the provisions of Section 2.9(b), each Loan shall bear interest on the outstanding principal amount in an amount equal to the Interest Rate, payable quarterly on each Interest Payment Date.
(b)In the event that, and for so long as, an Event of Default shall have occurred and be continuing, interest shall accrue on the outstanding principal amount of, or any interest payable on, any Loan at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.9 plus 2% from the date of such non-payment until such amount is paid in full (as well after as before judgment) (such applicable rate, the “Default Rate”); provided that no interest at such Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Each Loan shall mature, and the outstanding principal amount thereof shall be due and payable, on the applicable Loan Maturity Date.
2.10Computation of Interest and Fees.
(a)All computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one (1) day; provided further that all payments received by the Administrative Agent after 12:00 noon New York City time shall in each case be deemed received on the next succeeding Business Day, in the Administrative Agent’s sole discretion, and any applicable interest or fee shall continue to accrue.
(b)Each determination by the Blackstone Representative or the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. The Blackstone Representative shall notify the Administrative Agent of each Interest Rate determined in accordance with the definition thereof.
2.11Promissory Notes. The obligation of the Borrower to repay the Loans made by each Lender and to pay interest thereon at the rates provided herein shall if requested by such Lender be evidenced by Loan promissory notes in the form of Exhibit C (individually, a “Note” and, collectively, the “Notes”), each payable to such Lender or its registered successors or assigns and in the principal amount of such Lender’s Commitment.
2.12General Loan Funding Terms; Pro Rata Treatment and Payments.
(a)Each Committed Loan Notice shall be delivered to the Administrative Agent in accordance with Section 2.2(a) and the notice provisions of Section 9.2. The Administrative Agent shall promptly notify each Lender in accordance with Section 2.2(a).
(b)Each Borrowing by the Borrower from the Lenders hereunder and each payment by the Borrower on account of any Draw Fee shall be made pro rata according to the respective Proportionate Shares of such Loans, as the case may be, of the relevant Lenders.
(c)Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders. Amounts prepaid on account of the Loans may be reborrowed in accordance with the terms hereof.

(d)All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Administrative Agent for the account of each Agent and each Lender (as the case may be) in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Person promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.8. If any payment hereunder (other than payments on the Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day. If any payments hereunder on the Loans becomes due and payable on a day other than a Business Day, such payment shall be due and payable on the immediately preceding Business Day. All payments received by the Administrative Agent after 12:00 noon New York City time shall in each case be deemed received on the next succeeding Business Day, in the Administrative Agent’s sole discretion, and any applicable interest or fee shall continue to accrue.
(e)Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Overnight Bank Funding Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum equal to the Base Rate on demand from the Borrower.
(f)Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Overnight Bank Funding Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
(g)If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.12(e), 2.12(f) or 9.8, then the Administrative Agent may, acting at the direction of the Blackstone Representative in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, provided, for the avoidance of doubt, notwithstanding the application of amounts received from the Borrower (including in respect of Debt Service, fee payments or other obligations) to satisfy such Lender’s obligations, the receipt of payments from the Borrower will credit the obligations of the Borrower so paid.
(h)Subject to Section 7.14, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay outstanding Agent Fees and Expenses, (ii) second, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (iii) third, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
2.13Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or any security therefor, any payment or distribution (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or distribution in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment or distribution is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 9.8 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable law, exercise all its rights of payment (including the right of setoff, but subject to Section 9.8) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
2.14Legal Requirements.
(a)If any Lender reasonably determines that as a result of any Change in Law or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 2.14(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender, then from time to time within ten (10) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 2.14(e)), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
(b)If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 2.14(e)), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered within ten (10) days after receipt of such demand.
(c)If any Lender reasonably determines that any Change in Law or regulation makes it unlawful for such Lender to maintain the Loans hereunder, at such Lender’s option, no additional Loans shall be made and its outstanding Loans shall immediately become due and payable. If any Lender reasonably determines that any Change in Law or regulation materially changes the manner in which such Lender is required to hold its investments, such Lender may elect to terminate their commitment to make additional Loans hereunder by providing the Borrower thirty (30) days’ notice of such termination.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation.
(e)If any Lender requests compensation under this Section 2.14, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 14(d) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 2.14 (a), (b) or (c).
(f)Any Agent or any Lender claiming compensation pursuant to this Section 2.14 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods. With respect to any Lender’s claim for compensation under this Section 2.14, the Borrower shall not be required to compensate such Lender for any amount incurred more than nine (9) months prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof.
2.15Taxes.
(a)Any and all payments made by or on account of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If the applicable Withholding Agent shall be required by any laws (as determined in the good faith discretion of the applicable Withholding Agent) to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, then (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholding of an Indemnified Tax applicable to additional sums payable under this Section 2.15), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions or withholding for Indemnified Taxes been made, (B) the applicable Withholding Agent shall make such deductions or withholding, (C) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable laws, and (D) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), if a Loan Party is the applicable Withholding Agent, shall furnish to the Administrative Agent the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to the Administrative Agent. If any Lender requests compensation under this this Section 2.15(a), then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.15(a) in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 2.15(a) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to this Section 2.15(a).
(b)The Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)The Loan Parties agree to indemnify each Agent and each Lender for (i) the full amount of any Indemnified Taxes payable by such Agent or such Lender (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 2.15) and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.
(d)Each Lender shall severally indemnify the Administrative Agent and the Collateral Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or Agent (but only to the extent that any Loan Party has not already indemnified such Lender or Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by any such Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each such Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this paragraph (d).
(e)Each Lender shall, at such times as are reasonably requested by the Borrower, the Administrative Agent or the Collateral Agent, provide the Borrower and such Agent with any documentation prescribed by law certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. In addition, any Lender, if reasonably requested by the Borrower, the Administrative Agent or the Collateral Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or such Agent as will enable the Borrower or such Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding any other provision of this clause (e), the completion, execution and submission of such documentation (other than such documentation set forth in any of Section 2.15(e)(i), Section 2.15(e)(ii) (other than Section 2.15(e)(ii)(E)) and Section 2.15(e)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing:
(i)Each Lender that is a U.S. Person shall deliver to the Borrower, the Administrative Agent and the Collateral Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or such Agent) two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.
(ii)Each Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Administrative Agent and the Collateral Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or such Agent) whichever of the following is applicable:
(A)in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor forms), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms);

(C)in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) a United States Tax Compliance Certificate and (b) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor form);
(D)to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, W-8IMY, United States Tax Compliance Certificate, Form W-9 and/or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership, and one or more direct or indirect beneficial partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of each such partner); or
(E)two properly completed and duly signed copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(iii)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower, the Administrative Agent and the Collateral Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower and any such Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Administrative Agent or the Collateral Agent as may be necessary for the Borrower and each such Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(e)(iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.
Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation described in this Section 2.15(d) obsolete or inaccurate in any respect, deliver promptly to the Borrower, the Administrative Agent and the Collateral Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or such Agent) or promptly notify the Borrower, the Administrative Agent and the Collateral Agent in writing of its inability to do so.
(f)[Reserved].
(g)If the Administrative Agent or the Collateral Agent (or any sub-agent of either, if applicable) is not a U.S. Person, the Administrative Agent or the Collateral Agent (and

any sub-agent of either, if applicable), as applicable, shall deliver to the Borrower on or before the date on which it becomes Agent (or sub-agent) under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) (i) an accurate and complete signed copy of IRS Form W-8ECI with respect to any amounts payable to such Agent (or sub-agent) for its own account and (ii) an accurate and complete signed copy of IRS Form W-8IMY with respect to any amounts payable to such Agent (or sub-agent) for the account of others, certifying that it is a “U.S. branch,” and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and such Agent (and any sub-agent) agree to so treat such Agent (and any sub-agent thereof, if applicable) as a U.S. Person with respect to such payments as contemplated by, and in accordance with, Sections 1.1441-1(b)(2)(iv) of the Treasury Regulations). If the Administrative Agent or the Collateral Agent (and any sub-agent of either, if applicable) is a U.S. Person, it shall deliver to the Borrower on or before the date on which it becomes Agent (or sub-agent) under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) an accurate and complete Form W-9 setting forth an exemption from backup withholding. Each of the Administrative Agent and the Collateral Agent shall, whenever a lapse in time or change in circumstances renders any such documentation described in this Section 2.15(f) obsolete or inaccurate in any respect, deliver promptly to the Borrower updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower) or promptly notify the Borrower in writing of its inability to do so.
(h)If any party determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Taxes as to which indemnification or additional amounts have been paid pursuant to this Section 2.15, it shall promptly remit such refund to the indemnifying party (but only to the extent of indemnification or additional amounts paid under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund, net of any Taxes payable by any Agent or Lender on such interest); provided that the indemnifying party upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.
(i)For the avoidance of doubt, the term “law” for purposes of this Section 2.15 includes FATCA.
(j)Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent and the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
2.16Replacement of Lenders.
(a)If (i) any Lender requests reimbursement for amounts owing pursuant to Sections 2.14 or 2.15(a), (ii) any Lender becomes a Defaulting Lender, or (iii) after the procedures set forth in Section 6.17 have been followed, any Lender fails to confirm to Borrower that an investor identified by the Borrower pursuant to Section 6.17(b) is a Permitted Tax Equity Investor, the Borrower shall be entitled, at its sole expense and effort, to replace such Lender, upon notice to such Lender and the Administrative Agent, by requiring such Lender to assign its Loans and its Commitments hereunder to one or more Eligible Assignees, subject to (x) the consent rights that the Blackstone Representative have and (y) the restrictions on the Persons who may be Eligible Assignees under Section 9.7(b); provided that (A) such replacement does not conflict with any applicable Governmental Rule, (B) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts) owing to such replaced Lender prior to the date of replacement (subject to any exceptions agreed to between the Eligible Assignee(s) and the replaced Lender to facilitate such assignment), (C) the terms and conditions of such replacement, shall be reasonably satisfactory to the Blackstone Representative, (D) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.7 and the Borrower and the Administrative Agent shall otherwise comply with Section 9.7 (provided that the Borrower shall not be obligated to pay the registration and processing fee referred to therein as long as the replacement Lender pays such fee), and (E) in the case of any assignment resulting from clause (iii) above, the applicable Eligible Assignee shall have confirmed to Borrower that the applicable investor identified by the Borrower pursuant to Section 6.17(b) is a Permitted Tax Equity Investor.
(b)If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 9.1 requires the consent of all of the Lenders affected or each Lender and, in each case with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more Eligible Assignees, subject to (x) the consent rights that the Blackstone Representative have and (y) the restrictions on the Persons who may be Eligible Assignees, in each case, under Section 9.7(b); provided that (i) the Eligible Assignee(s) shall purchase, at par, all Loans and the Borrower shall pay all other amounts owing to such Non-Consenting Lender prior to the date of replacement (subject to any exceptions agreed to between the Eligible Assignee(s) and the Non-Consenting Lender to facilitate such assignment), (ii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.7 and the Borrower and the Administrative Agent shall otherwise comply with Section 9.7 (provided that the Borrower shall not be obligated to pay the registration and processing fee referred to therein as long as the replacement Lender pays such fee) and (iii) the Borrower shall be liable for any breakage and other costs incurred by the replaced Lender to the extent caused by it being replaced pursuant to the terms of this Section 2.16.
(c)Notwithstanding anything herein to the contrary each party hereto agrees that any assignment pursuant to the terms of this Section 2.16 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, and the assignee and that the Lender making such assignment need not be a party thereto. The Administrative Agent shall be entitled to receive and rely upon instructions from the Blackstone Representative in connection with accepting any such Assignment and Assumption Agreement or otherwise effecting any assignment described in this section.
(d)Any such Lender replacement pursuant to this Section 2.16 shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
2.17Defaulting Lender.

(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by any applicable Governmental Rule:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in Section 9.1.
(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.8), shall be applied at such time or times as may be determined by the Blackstone Representative as follows: first, to the payment of any amounts owing by such Defaulting Lender to an Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Blackstone Representative and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Loan Party as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans owed to all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held to be applied) pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender shall have no recourse to any Loan Party for the payment of such amounts, and each Lender irrevocably consents hereto and the application of such payments in accordance with this Section 2.17(a)(ii) shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Loans of such Defaulting Lender shall be considered to be overdue for purposes of any Loan Document, if, had such payments been applied without regard to this Section 2.17(a)(ii), no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Loans of such Defaulting Lender would have been overdue. Notwithstanding the application of amounts received from the Borrower (including in respect of Debt Service, fee payments or other obligations) to satisfy a Defaulting Lender’s obligations under this Section 2.17, the receipt of payments from the Borrower will credit the obligations of the Borrower so paid.

(b)Defaulting Lender Cure. If the Borrower, the Blackstone Representative and the Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Blackstone Representative may determine to be necessary to cause the outstanding Loans to be held on a pro rata basis by the Lenders in accordance with their respective Proportionate Share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Loan Party while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder in any Lender’s status from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)No Waiver. The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.17 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, the Borrower or any other Loan Party may at any time have against, or with respect to, such Defaulting Lender.
2.18Initial Inclusion of Assets in the Borrowing Base. (a) On the Closing Date and from time to time thereafter, the Borrower may designate one or more Assets that satisfy the Eligibility Criteria as Borrowing Base Assets, by delivering to the Administrative Agent, Blackstone Representative and Collateral Agent a Borrowing Base Certificate that satisfies the requirements set forth in this Section 2.18. Any Assets designated as a Borrowing Base Asset in a Borrowing Base Certificate pursuant to this Section 2.18 shall constitute a Borrowing Base Asset on the fourteenth (14th) day after delivery of the Borrowing Base Certificate designating such Asset as Borrowing Base Asset, subject to the prior satisfaction of each of the requirements set forth in this Section 2.18.
(d)Each Borrowing Base Certificate shall include a certification, as of the date of such Borrowing Base Certificate, by the Borrower of the following:
(i)all Borrowing Base Assets in such Borrowing Base Certificate satisfy the Eligibility Criteria,
(ii)the outstanding principal amount of the Loans does not exceed the Borrowing Base;
(iii)with respect to any Borrowing Base Asset constituting a Construction-in-Progress Asset:
(A)the Project Company has issued notice to proceed under the EPC Agreement for such Project, and
(B)if the applicable Project’s EPC Contractor is an Affiliated EPC Contractor, there shall be no default or material breach by such Affiliated EPC Contractor that has occurred and is continuing as of the date of such Borrowing Base Certificate under any EPC Agreement to which such Affiliated EPC Contractor is party,
(iv)with respect to any Borrowing Base Asset that is a Tax Equity Project (i) such Tax Equity Documents (including with respect to the Permitted

Tax Equity Investor’s funding commitment thereunder) are in full force and effect, (ii) [reserved], (iii) [reserved], (iv) such Tax Equity Documents shall be either (a) in a form consistent with Past Business Practices or (b) to the extent of any material deviations therefrom, acceptable to the Blackstone Representative in its reasonable discretion and (v) the tax equity investor is a Permitted Tax Equity Investor (clauses (i)-(v), the “Tax Equity Conditions”),
(v)the Document Custodian has received the applicable Custody Documents and issued a Custodial Receipt,
(vi)no Material Adverse Effect, or event condition or circumstance that would reasonably be expected to constitute a Material Adverse Effect, shall have occurred and be continuing for which adequate provision reasonably satisfactory to the Blackstone Representative has not been made, and
(vii)all Applicable Permits required to own, develop, construct or operate the applicable Project(s) are identified on Schedule 4.15. All Applicable Permits with respect to the construction and operation of the Project required to have been obtained by the date of such Loans from any Governmental Authority shall have been issued and shall be in full force and effect and no appeal of such Applicable Permits shall be pending and all statutorily prescribed appeal or rehearing periods with respect to the issuance of such Applicable Permits have expired, and such Permits shall not be subject to any unsatisfied conditions that would reasonably be expected to allow for material modification or revocation. The Borrower shall be in material compliance with all Applicable Permits.
(e)In connection with such Borrowing Base Certificate, the Borrower shall also deliver (which may, for purposes of satisfying the delivery requirement herein, be uploaded to Box.com or such other datasite as mutually agreed by the Borrower and the Blackstone Representative) the following to the Administrative Agent, the Blackstone Representative and the Collateral Agent:
(i)with respect to any Borrowing Base Asset:
(A)the Borrowing Base Certificate Date Base Case Model, which shall be consistent with the modeling assumptions set forth on Schedule 1.1B,
(B)updated Schedules 1.1C, 4.18(a) and 4.28, as applicable,
(C)any Tax Equity Documents and any Material Project Documents, as applicable,
(D)with respect to any solar panels (i) information regarding the warranty and serial number for such solar panels, (ii) the OEM guaranty, (iii) the purchase order, (iv) the module specifications and (v) tax credit eligibility support documentation,
(E)a copy of all Applicable Permits,
(F)a copy of the articles of incorporation, certificate of formation, certificate of limited partnership, certificate of registration or other formation documents, including all amendments thereto, of the applicable Project Company, each certified as of a recent date by the

Secretary of State of the state of such Person’s formation or organization, and a certificate as to the good standing (where relevant in the applicable jurisdiction) of such Person as of a recent date from such Secretary of State,
(G)a certificate of a Responsible Officer of the Borrower and the entities to be added as Loan Parties dated the date of such Borrowing Base Certificate and certifying:
(i)that attached thereto is a true and complete copy of the limited liability company operating agreement, bylaws or partnership agreement of such Person, as in effect on such date and the date of the resolutions described in clause (ii) below;
(ii)that attached thereto is a true and complete copy of resolutions duly adopted by the appropriate governing entity or body of such Person, authorizing the execution, delivery and performance of the Operative Documents to which such Person is a party as of such date and, if applicable, the borrowings hereunder and the granting of the Liens contemplated to be granted by the applicable Project Company under the Security Documents (if any), and that such resolutions have not been modified, rescinded or amended and are in full force and effect;
(iii)that the articles of incorporation, certificate of formation, certificate of limited partnership, certificate of registration or other formation documents of such Person have not been amended since the date of the last amendment thereto shown on the certificate of good standing (where relevant in the applicable jurisdiction) furnished pursuant to clause (D) above; and
(iv)as to the incumbency and specimen signature of each officer executing any Operative Document or any other document delivered in connection herewith on behalf of such Person.
(H)a certificate issued by the relevant Secretary of State certifying that the applicable Project Company is in good standing and is authorized to transact business in the jurisdiction where the Project Site is located,
(I)the results of a recent lien search in each of the jurisdictions where such Borrowing Base Asset is located and the jurisdiction of formation of the applicable Project Company, and such search shall reveal no Liens on the Borrowing Base Asset or Project Company except for Permitted Liens or Liens discharged on or prior to the Initial Borrowing Base Certificate Date pursuant to documentation reasonably satisfactory to the Blackstone Representative,

(J)a Guarantee Assumption Agreement executed by the applicable Project Company and, if any, the applicable Tax Equity HoldCo (unless such Tax Equity HoldCo has previously delivered a Guarantee Assumption Agreement) substantially in the form of Exhibit D to the Security Agreement,
(K)any consents required (including to prevent a default or the trigger of any “change of control provisions”) under the applicable Material Project Document to permit the pledge of the Capital Stock of the applicable Project Company and any direct or indirect parent or subsidiary thereof to the Collateral Agent and/or any enforcement of any such pledge by the Collateral Agent,
(L)with respect to a ground-mounted Project, a Phase I environmental site assessment prepared substantially in accordance with ASTM E1527-13 dated no earlier than 180 days prior to the Initial Borrowing Base Certificate Date and, if required by the Phase I environmental site assessment, a Phase II environmental site assessment, together with a reliance letter that shall entitle the Administrative Agent, the Blackstone Representative, the Collateral Agent and the Lenders to rely upon such report as of the date of such report,
(M)evidence of insurance in form and substance reasonably satisfactory to the Blackstone Representative,
(N)appropriately completed UCC financing statements, which have been duly authorized for filing by an appropriate Person, naming the applicable Project Company as debtors and Collateral Agent as secured party covering the applicable Collateral (subject to Permitted Liens),
(O)a Custodial Receipt,
(P)such other documents or instruments as the Blackstone Representative shall reasonably request and which are in any Loan Party’s (or any of its Affiliates’) possession or control, or that are reasonably obtainable,
(ii)with respect to any Borrowing Base Asset that is a Construction-in-Progress Asset, the Construction Budget and Schedule, which shall be consistent with the applicable EPC Agreement.
2.19Erroneous Payments.
(a)If the Administrative Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment

Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than seven (7) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. For the avoidance of doubt, neither the Borrower nor any other Loan Party shall constitute a “Payment Recipient.”
(b)Without limiting immediately preceding clause (a), each Lender, or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 2.19(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 2.19(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 2.19(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (iv) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (v) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, subject to Section 9.7 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 2.19 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
2.20Collection Account. In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Depositary Bank a securities account in the name of the Borrower, which shall be designated as the “Collection Account”, which shall be maintained with the Depositary Bank in accordance with the Account Control Agreement and which shall be subject to a lien in favor of the Collateral Agent. The Borrower shall deposit, or cause to be deposited, from time to time into the Collection Account, in accordance with the terms of this Agreement, all Collections. All monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Depositary Bank as part of the Collateral and shall be applied to the purposes herein provided and released to the Borrower in accordance with Section 5.8. All amounts on deposit in the Collection Account shall be held in Cash and shall only be invested in Eligible Investments.
2.21Inability to Determine Rates. Subject to Section 2.8, if, on or prior to the first day of any Interest Period for any Loan the Administrative Agent (acting at the direction of the Blackstone Representative) determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, the Administrative Agent (acting at the direction of the Blackstone Representative) will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Loans denominated in Term SOFR, and any right of the Borrower to continue Loans denominated in Term SOFR, shall be suspended (to the extent of the affected Loans denominated in Term SOFR or affected Interest Periods) until the Administrative Agent (acting at the direction of the Blackstone Representative) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of or continuation of Loans denominated in Term SOFR (to the extent of the affected Loans denominated in Term SOFR or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Loans denominated in Term SOFR in the amount specified therein and (ii) any outstanding affected Loans denominated in Term SOFR will be deemed to have been converted into Loans denominated in the Base Rate at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any breakage.

ARTICLE 3

CONDITIONS PRECEDENT
3.1Conditions Precedent to the Closing Date. The obligation of the Lenders to make the initial Loan on the Closing Date is subject to the prior satisfaction of each of the following conditions to the satisfaction of the Blackstone Representative (unless waived in writing by the Administrative Agent, acting at the direction of the Blackstone Representative):
(a)Delivery to the Administrative Agent of (i) duly authorized and executed counterparts of this Agreement (which may be facsimile or .pdf copies) and each other Loan Document entered into on the Closing Date and (ii) any Notes requested by Lenders at least five (5) Business Days prior to the Closing Date, each as duly authorized, executed and delivered by the applicable Loan Parties.
(b)Each representation and warranty of each Loan Party set forth in the Loan Documents to which such Loan Party is a party is true and correct on the Closing Date (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date).
(c)No Default or Event of Default has occurred and is continuing or will result from the funding of the initial Loan.
(d)The outstanding principal amount of the Loans shall not exceed the Borrowing Base.
(e)Receipt by the Administrative Agent of:
(i)a copy of the articles of incorporation, certificate of formation, certificate of limited partnership, certificate of registration or other formation documents, including all amendments thereto, of each Loan Party, each certified as of a recent date by the Secretary of State of the state of such Person’s formation or organization;
(ii)a certificate of a Responsible Officer of the Loan Parties dated the Closing Date and certifying:
(A)that attached thereto is a true and complete copy of the limited liability company operating agreement, bylaws or partnership agreement of such Person, as in effect on the Closing Date and the date of the resolutions described in clause (B) below;
(B)that attached thereto is a true and complete copy of resolutions duly adopted by the appropriate governing entity or body of such Person, authorizing the execution, delivery and performance of the Operative Documents to which such Person is a party as of the Closing Date and, if applicable, the borrowings hereunder and the granting of the Liens contemplated to be granted by the applicable Loan Party under the Security Documents (if any), and that such resolutions have not been modified, rescinded or amended and are in full force and effect;
(C)that the articles of incorporation, certificate of formation, certificate of limited partnership, certificate of registration or other formation documents of such Person have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above; and
(D)as to the incumbency and specimen signature of each officer executing any Operative Document or any other document delivered in connection herewith on behalf of such Person.
(iii)a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above.
(f)Delivery to the Administrative Agent of a certificate issued by the Secretary of State of the State of Delaware certifying that the Loan Parties are in good standing.
(g)Delivery to the Administrative Agent of a closing certificate, dated as of the Closing Date, signed by a Responsible Officer of the Borrower, in substantially the form of Exhibit I to this Agreement.
(h)[Reserved].
(i)Delivery to the Collateral Agent of the certificates (if any) representing the shares of Capital Stock pledged pursuant to the Security Agreement or the PASS Parent Pledge Agreement, as applicable, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of each Loan Party that is a pledgor thereunder.
(j)Delivery to the Administrative Agent of the results of a recent lien search in the jurisdictions of formation of the Loan Parties, and such searches shall reveal no Liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Blackstone Representative.
(k)The Collateral Accounts shall have been established in compliance with this Agreement.
(l)Delivery to the Administrative Agent and the Collateral Agent of (i) a New York law opinion regarding the enforceability of the Loan Documents and a customary security opinion, dated the Closing Date, of Kirkland & Ellis LLP, counsel for the Loan Parties, (ii) a local law opinion regarding the enforceability of the Loan Documents and a customary security opinion, dated the Closing Date, to the extent the opinion in clause (ii) does not cover such matters with respect to any Loan Party, in each case in form and substance satisfactory to the Administrative Agent, the Collateral Agent, the Blackstone Representative and the Lenders.
(m)No Material Adverse Effect or event, condition or circumstance that would reasonably be expected to constitute a Material Adverse Effect shall have occurred and be continuing.
(n)On the Closing Date, the Borrower shall have paid (or shall simultaneously pay as of the Closing Date) all fees, costs and other expenses and all other amounts then due and payable by the Borrower pursuant to this Agreement (including Section 9.5 and the Draw Fee), the Agent Fee Agreement and each other fee agreement between the Guarantor or the Borrower and any Lender or Agent (the “Other Fee Agreements”).
(o)Delivery to the Administrative Agent of evidence that all filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other taxes and other expenses related to such filings, registrations and recordings necessary for the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been paid in full (to the extent the obligation to make such payment then exists) by or on behalf of the Borrower or are to be paid in full out of the proceeds of the initial Loans on the Closing Date.
(p)The Blackstone Representative and the Lenders shall have (i) received all documentation and other information about the Loan Parties, Tax Equity JVs and Lessees required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (“KYC”), that has been requested by the Blackstone Representative in writing at least ten (10) Business Days prior to the Closing Date and (ii) completed diligence to its satisfaction of such KYC.
(q)Delivery by the Borrower to the Administrative Agent of a solvency certificate from a Responsible Officer of the Borrower (after giving effect to the transactions hereunder) substantially in the form attached hereto as Exhibit F.
(r)Delivery to the Administrative Agent of appropriately completed UCC financing statements, which have been duly authorized for filing by an appropriate Person, naming the Loan Parties as debtors and Collateral Agent as secured party covering the applicable Collateral.
(s)Delivery to the Collateral Agent of the Parent Guaranty.
(t)At least five (5) days prior to the Closing Date, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, delivery to the Administrative Agent of a Beneficial Ownership Certification in relation to the Borrower.
(u)A list identifying each bank account of or in the name of each Loan Party, including the account number and account holder of each such account and the balance thereof as of the most recently available date prior to the Closing Date.
(v)The Agents and the Lenders shall have received such other opinions, instruments, certificates and documents from the Loan Parties as the Agents or any Lender shall have reasonably requested and provided that sufficient notice of such request has been given to the Borrower (and without herein imposing or implying any duty on the part of any Agent to make any such request).
For purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
3.2Conditions Precedent to each Loan. The obligation of the Lenders to make any Loans is subject to the prior satisfaction of each of the following conditions to the satisfaction of the Blackstone Representative (unless waived in writing by the Administrative Agent, acting at the direction of the Blackstone Representative):
(a)Delivery to the Administrative Agent of a Committed Loan Notice in accordance with Section 2.2.
(b)Each representation and warranty of the applicable Loan Parties, PASS Parent and the Guarantor set forth in the Loan Documents and any Transfer Agreement shall be true and correct in all material respects as of the date of such Borrowing (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date).
(c)No Default or Event of Default shall have occurred and be continuing or shall occur as a result of the Borrowing of such Loan.
(d)The Availability Period has not ended, and no Temporary Stop Funding Event exists.
(e)The outstanding principal amount of the Loans shall not exceed the Borrowing Base, as evidenced by delivery of a Borrowing Base Certificate.
(f)The Borrower shall have paid (or shall simultaneously pay with the proceeds of the applicable Borrowing of Loans) all fees, costs and other expenses and all other amounts due and payable by the Borrower pursuant to this Agreement (including Section 9.5, the Agent Fees and Expenses and the Draw Fee), the Agent Fee Agreement and each Other Fee Agreement as of the date of the applicable Borrowing in connection with the applicable Project(s); provided, however, in no event shall the Borrower be obligated to pay Attorney Costs of the Blackstone Representative in excess of $12,500 per onboarding plus an additional $10,000 per Asset, provided that (i) the onboarding documents are prepared and delivered by the Borrower in forms substantially consistent with those delivered on the Closing Date and (ii) the Asset and related documentation are substantially consistent with Past Business Practices; provided that (i) the Blackstone Representative shall endeavor to keep such Attorney Costs to a minimum based on the scope of such Assets and onboarding, and (ii) following the first five (5) borrowings hereunder, upon request of the Borrower, such maximum amounts may be reviewed and adjusted based on the average Attorney Costs for such borrowings hereunder as mutually agreed upon in good faith by the Borrower and the Blackstone Representative.
(g)On or prior to the first Loan hereunder, the Borrower and the Blackstone Representative shall mutually agree on Exhibit B (Form of Borrowing Base Certificate Date Base Case Model) and Exhibit E (Form of Construction Budget and Schedule).
ARTICLE 4

REPRESENTATIONS AND WARRANTIES
The Borrower, for itself and each Project Company on each Borrowing Base Certificate Date, the date of each Borrowing, and each Tax Equity HoldCo, for itself, hereby makes the following representations and warranties to and in favor of the Administrative Agent, the Collateral Agent, the Blackstone Representative and the Lenders. All of such representations and warranties shall survive the Closing Date, any other date they are made and the making of the Loans:
4.1Existence; Compliance with Laws. Each of the applicable Borrower Parties and Equity Holder (a) is duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; and (d) is in compliance with all Legal Requirements, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
4.2Ownership of Capital Stock. The Capital Stock of the Borrower and each Project Company has been duly authorized and validly issued and is fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower, except as created by the Loan Documents. As of the Closing Date, Equity Holder owns 100% of all issued and outstanding membership interests in the Borrower, and Guarantor owns, directly or indirectly, 100% of all issued and outstanding membership interests in the Equity Holder. As of each Borrowing Base Certificate Date, the Borrower owns (i) 100% of all issued and outstanding membership interests in each Project Company that owns a Project that is not a Tax Equity Project, or (ii) in the case of a Tax Equity Project, either (A) 100% of the Sponsor Membership Interests in the Tax Equity JV, or (B) 100% of all issued and outstanding membership interests in the applicable Tax Equity HoldCo.
4.3Power; Authorization; Enforceable Obligations; No Legal Bar.
(a)Each applicable Borrower Party and the Equity Holder has the power and authority, and the legal right, to make, deliver and perform the Operative Documents to which it is a party and to consummate the transactions contemplated thereby and, in the case of the Borrower, to obtain extensions of credit hereunder. Each applicable Borrower Party and the Equity Holder has taken all necessary organizational action to authorize the execution, delivery and performance of the Operative Documents to which it is a party and to consummate the transactions contemplated thereby and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Each Operative Document has been duly executed and delivered on behalf of each applicable Borrower Party and the Equity Holder party thereto. This Agreement constitutes, and each other Operative Document upon execution will constitute, a legal, valid and binding obligation of each applicable Borrower Party and the Equity Holder party thereto, enforceable against each such Borrower Party and the Equity Holder in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (ii) by general equitable principles (whether enforcement is sought by proceedings in equity or at law), (iii) by implied covenants of good faith and fair dealing, and (iv) by the need for filings and registrations necessary to create or perfect Liens on the Collateral granted by the applicable Borrower Parties and the Equity Holder in favor of the Secured Parties. No Borrower Party or the Equity Holder nor any Subsidiary thereof is an EEA Financial Institution.
(b)The execution, delivery and performance of this Agreement and the other Operative Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Legal Requirements applicable to any applicable Borrower Party or the Equity Holder or any Contractual Obligation of any applicable Borrower Party or the Equity Holder where any such violation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Legal Requirement or any such Contractual Obligation (other than the Liens created by the Security Documents).
4.4Governmental Approvals. No material action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the entry of any Loan Party into the Operative Documents to which it is a party except for (a) the filing of UCC financing statements (or the filing of financing statements under any other local equivalent) or (b) such approvals, consents, exemptions, authorizations, or other actions, notices or filings, that have either (i) been made or obtained and are in full force and effect or (ii) the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
4.5ERISA.

(a)Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each ERISA Plan maintained by a Loan Party or ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state laws.
(b)(i) No ERISA Event has occurred during the five (5) year period prior to the date on which this representation is made or deemed made, or is reasonably expected to fund; and (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the preceding clauses of this Section 4.5(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(c)The ERISA Plans of any Loan Party and those of any ERISA Affiliate are funded to the extent required by the terms of each ERISA Plan, if any, and by law or otherwise to comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
4.6Taxes. Each applicable Borrower Party and the Equity Holder has filed or caused to be filed all federal, state and other material Tax returns that are required to be filed by it and has paid all Taxes shown to be due and payable on said returns and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Borrower Party and the Equity Holder); no material tax lien has been filed (other than Permitted Liens), and to the Knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge. Each of (x) the Borrower, (y) applicable Project Company (other than a Project Company that is a Tax Equity JV) and (z) Tax Equity HoldCo is a disregarded entity or corporation for U.S. federal, state and local income tax purposes. Each Tax Equity JV is treated as a partnership for U.S. federal, state and local income tax purposes.
4.7Business, Debt, Contracts, Etc. Neither the Borrower nor any applicable Project Company, as applicable, has conducted any business other than the business contemplated by the Operative Documents or in connection with each Project, has no outstanding Indebtedness or other material liabilities other than pursuant to the Operative Documents and is not a party to or bound by any material contract other than the Operative Documents to which it is a party.
4.8Filings. All filings and recordings, re-filings or re-recordings necessary to perfect and maintain the perfection and priority of the interest, title or Liens of the Collateral Agent (for the benefit of the Secured Parties), subject to Permitted Liens, have been made as required by the Loan Documents and any Transfer Agreement.
4.9Investment Company. Neither any Borrower Party nor the Equity Holder is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended .
4.10Governmental Regulation.
(a)The Borrower (i) is not subject to regulation as a “public utility” or “electric utility” as such terms are defined in the FPA, and (ii) is not subject to regulation as a “public utility” or other similar term under the laws of any state. If, at any time, the Borrower is a “holding company” under PUHCA, then it is such a holding company only with respect to QFs, and is therefore either not subject to, or is exempt from, FERC regulation under PUHCA with respect to access to books and records, accounting, record-retention and reporting requirements to the extent set forth in 18 C.F.R. § 366.3(a).
(b)As of the applicable Borrowing Base Certificate Date, the Project Company that owns or operates a facility that is capable of making sales of electric energy, capacity, or ancillary services, including each Operating Project, owns or operates a QF that is eligible for the exemption from regulation under PUHCA as set forth in 18 C.F.R. § 292.602(b). Each such Project Company satisfies one or more of the following criteria: it (i) is the owner or operator of a QF that is eligible for the exemption from regulation under the FPA as set forth in 18 C.F.R. § 292.601(c) including the exemption from regulation under Sections 205 and 206 of the FPA as set forth in 18 C.F.R. § 292.601(c)(1), (ii) is not subject to Sections 205 and 206 of the FPA by reason of not being engaged in wholesale sales of electric energy, capacity or ancillary services, or the transmission of electric energy, and/or (iii) is not subject to Sections 205 and 206 of the FPA by reason of being engaged in wholesale sales of electric energy, capacity or ancillary services, or the transmission of electric energy, solely in the Electric Reliability Council of Texas, Inc. region or in the non-contiguous regions of the United States. Each Project Company is not subject to regulation as a “public utility” or other similar term under the laws of any state.
(c)None of the Agents, the Lenders, or any Affiliate of any of them will, solely as a result of the construction, ownership, leasing or operation of a Project by the applicable Project Company, the sale of electric energy, capacity and/or ancillary services therefrom by such Project Company or entering into any Loan Document or any transaction contemplated hereby or thereby, be subject to regulation under the FPA, PUHCA or any laws of any state regulating “public utilities” or other similar term, except as may result from the exercise of remedies under the Loan Documents or any Transfer Agreement.
4.11Federal Reserve Requirements. No applicable Borrower Party or the Equity Holder is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of the Loans will be used by any applicable Borrower Party or the Equity Holder to purchase Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or otherwise in violation of Regulations T, U or X.
4.12Litigation.
(a)Except as set forth in Schedule 4.12(a), no litigation, action, suit, investigation or proceeding at law or equity of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of the Borrower or any applicable Project Company, threatened by or against any Loan Party or against any of their respective properties or revenues, as applicable (including any Material Project Document or Applicable Permit) (i) with respect to any of the Loan Documents, any Transfer Agreement or any of the transactions contemplated hereby or thereby or (ii) with respect to any Material Project Document or any Applicable Permit, that could, if adversely determined, reasonably be expected to have a Material Adverse Effect.
4.13Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(a)None of the Loan Parties or any of their respective directors, officers or employees or, to the knowledge of the Loan Parties, any Affiliates, or agents of the Loan Parties: (i) is a Sanctioned Person; (ii) has engaged in or intends to engage in any dealings with, involving or for the benefit of, any Sanctioned Person; or (iii) has, in the past three (3) years, violated or been found in violation of any applicable Anti-Corruption Laws, applicable Anti-

Money Laundering Laws or applicable Sanctions. The Borrower will not, directly or indirectly, use any part of the proceeds of the Facilities: (a) for any bribes, kickbacks or other improper or corrupt payments, or otherwise in any manner that would constitute or give rise to a violation of applicable Anti-Corruption Laws; or (b) to fund or facilitate any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or otherwise in any manner that would constitute or give rise to a violation of applicable Sanctions by any Person party to this Agreement, including any Lender.
(b)Each of the Loan Parties will implement and maintain within thirty (30) days of the Closing Date and, thereafter, has implemented and maintained, policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws, applicable Anti-Money Laundering Laws and applicable Sanctions.
4.14No Default. No Default or Event of Default has occurred and is continuing.
4.15Permits. There are no Permits required by the Borrower or any applicable Project Company under any Governmental Rule, including any Environmental Law, as the applicable Project is currently designed and contemplated to be developed, constructed, owned, leased and operated that are or will become Applicable Permits other than the Permits described in Schedule 4.15, as updated from time to time in connection with an Initial Borrowing Base Certificate Date. All Applicable Permits with respect to the construction and operation of each Project required to have been obtained from any Governmental Authority have been issued and are in full force and effect and no appeal of such Applicable Permits are pending and all statutorily prescribed appeal or rehearing periods with respect to the issuance of such Applicable Permits have expired, and such Permits shall not be subject to any unsatisfied conditions that would reasonably be expected to allow for material modification or revocation. The Borrower or applicable Project Company is not in material violation of any Applicable Permit.
4.16Insurance. Borrower or applicable Project Company maintains with financially sound and reputable insurance companies, insurance with respect to its properties and business, against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower) as are customarily carried under similar circumstances by such other Persons. All policies of insurance required to be obtained by the Borrower or applicable Project Company under the Operative Documents, as applicable, have been obtained, and are in full force and effect; all premiums due thereon have been paid (or will be paid from proceeds of the initial Loan) and, except with respect to policies that have been replaced with other policies in compliance with this Agreement, no notice from any insurer or its representative as to any cancellation or reduction or other change in coverage has been received.
4.17Environmental Matters.
(a)Except as set forth on Schedule 4.17, (i) no applicable Borrower Party or the Equity Holder is in violation of (or received any written notice that it is in violation) of any Environmental Law or Applicable Permit, which violation would reasonably be expected to subject any Secured Party to liability or to result in a liability to any Loan Party or their respective properties or assets; (ii) no applicable Borrower Party or the Equity Holder has (or has received any written notice that it or any third party has) used, Released, discharged, generated, manufactured, produced, stored or disposed of (or arranged for the disposal of) in, on, from, under or about any Project Site or any other Real Property owned, operated or leased by the Borrower or applicable Project Company, as applicable, or transported thereto or therefrom, any Hazardous Substances that would reasonably be expected to subject the Loan Parties or any Secured Party to liability under any Environmental Law; (iii) to the Knowledge of the Borrower

or applicable Project Company, there are no species protected from take under applicable Environmental Laws, historical or cultural artifacts, wetlands or underground tanks (whether operative or temporarily or permanently closed) located on any Project Site or any other Real Property owned, operated or leased by the Borrower or applicable Project Company, as applicable, in each case that would give rise to liability to the Loan Parties under Environmental Laws; (iv) there are no Hazardous Substances used, stored or present at, on or near any applicable Project Site, except as used, stored or present in the ordinary course of business and in compliance with Environmental Laws; and (v) there is or has been no condition, circumstance, action, activity or event that would reasonably be expected to form the basis of any violation by the Borrower or applicable Project Company of, or, to the knowledge of the Borrower or applicable Project Company, liability to the Borrower; in each case of (i) through (v) above that would reasonably be expected to have a Material Adverse Effect.
(b)There is no pending or, to the Knowledge of the Borrower or applicable Project Company, threatened Environmental Claim by any Governmental Authority (including the U.S. Environmental Protection Agency) or any other third party, including any Environmental Claim with respect to the presence or Release of Hazardous Substances in, on, from or to any Project Site or any other Real Property owned, operated or leased by the Borrower and applicable Project Company, as applicable, or with respect to Environmental Laws or Hazardous Substances, that would reasonably be expected to have a Material Adverse Effect.
4.18Title to Properties; Possession Under Leases.
(a)Each applicable Borrower Party and Equity Holder has good title to all its material properties and assets (other than Real Property), except for Permitted Liens. Each applicable Borrower Party the Equity Holder has good and marketable fee simple title to or valid leasehold and easement interests in, or other valid right to use, as applicable, all of the Real Property set forth on Schedule 4.18(a), as updated from time to time in connection with a Borrowing Base Certificate Date, free and clear of all Liens, encumbrances or other exceptions to title other than Permitted Liens. Other than as set forth in Schedule 4.18(a), as updated from time to time in connection with a Borrowing Base Certificate Date, no applicable Borrower Party or the Equity Holder holds any leasehold interests, easement interests or other real estate interests, pursuant to a lease, easement, right of way, license agreement, operating agreement or other similar right of use agreement (collectively, the “Site Lease Agreements”).
(b)[Reserved].
(c)Neither Borrower nor applicable Project Company has received any written notice that any of the Real Property comprising any applicable Project is subject to any condemnation proceeding. Neither the Borrower nor any applicable Project Company owns any Real Property other than the Real Property comprising the Projects.
4.19Utilities. All utility services necessary for the construction and operation of the applicable Project for its intended purposes are available at the Project Site for such Project or will be so available as and when required upon commercially reasonable terms or market rates.
4.20[Reserved].
4.21Disclosure; Projections. As of the Closing Date, except for projections and pro forma financial information, no statement or information contained in this Agreement, any other Loan Document, any Transfer Agreement or any other document, certificate or statement prepared and furnished by any Loan Party or any Affiliate thereof, including PASS Parent, to the Administrative Agent, the Blackstone Representative or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement, any Transfer Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party or any Affiliate thereof, including PASS Parent, that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in any Transfer Agreement or in any other documents, certificates and statements furnished to the Administrative Agent, the Blackstone Representative and the Lenders for use in connection with the transactions contemplated hereby, by any Transfer Agreement and by the other Loan Documents. As of the applicable Borrowing Base Certificate Date, the Borrowing Base Certificate Date Base Case Model is (a) based on reasonable assumptions as to all factual matters that are material to the estimates set forth therein and (b) consistent in all material respects with the provisions of the Operative Documents.
4.22Construction Budget. The Borrower has prepared or provided each applicable Construction Budget and Schedule required to be delivered in good faith and on the basis of reasonable assumptions that are consistent with the provisions of the applicable Material Project Documents then in effect.
4.23Intellectual Property. Each applicable Borrower Party and the Equity Holder owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person against the Borrower challenging or questioning the Borrower’s use of any Intellectual Property or the validity or effectiveness of any Intellectual Property used by the Borrower, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by each applicable Borrower Party and the Equity Holder does not infringe on the rights of any Person in a manner that would reasonably be expected to result in a Material Adverse Effect.
4.24[Reserved].
4.25Separateness.
(a)As of any date this representation is made, the Borrower has no Subsidiaries other than the Tax Equity HoldCos, the Tax Equity JVs, the Lessees and the Project Companies set forth on Schedule 1.1C, as updated from time to time pursuant to Section 2.18.
(b)Each Borrower Party and the Equity Holder conducts its business solely in its own name in a manner not misleading to other Persons as to its identity, maintains separate bank accounts and separate books of account from the Guarantor and any other Affiliate of the Guarantor and does not commingle its funds with those of the Guarantor or any other Affiliate of the Guarantor. The liabilities of each Borrower Party and the Equity Holder are readily distinguishable from the liabilities of the Guarantor and any other Affiliate of the Guarantor.
4.26Accounts. No Borrower Party or the Equity Holder has any “deposit account” with a “bank” (within the meaning of Section 9-102 of the UCC) or any “securities account” (within the meaning of Section 8-501(a) of the UCC) with a “securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC) other than (a) the Collateral Accounts established in accordance with this Agreement and the other Loan Documents and (b) following the Mechanical Completion Funding for a Project, such other deposit accounts of the Project Company or the Tax Equity JV contemplated by the applicable Tax Equity Documents.
4.27Construction of the Project. With respect to each Project, to the Knowledge of the Project Company, all work done on such Project has been done in a good and workmanlike manner and materially in accordance with the applicable EPC Agreement and the Interconnection Agreement, and Prudent Industry Practices.
4.28Security Documents. The Security Agreement and the PASS Parent Pledge Agreement are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Equity described in the Security Agreement and the PASS Parent Pledge Agreement, as applicable, when stock certificates representing such Pledged Equity are delivered to the Collateral Agent (together with a properly completed and signed stock power or endorsement), the Security Agreement and the PASS Parent Pledge Agreement, as applicable, shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Equity Holder, the Borrower and/or the Tax Equity HoldCos, as applicable, in such Pledged Equity and the proceeds thereof, as security for the Secured Obligations (as defined in the Security Agreement and the PASS Parent Pledge Agreement, as applicable), and in the case of the other Collateral described in the Security Agreement and the PASS Parent Pledge Agreement, as applicable, when financing statements and other filings specified on Schedule 4.28(a) in appropriate form are filed in the offices specified on Schedule 4.28(a), and with respect to other property that can be perfected by control, upon execution of the Account Control Agreement by each of the parties thereto, the Security Agreement and the PASS Parent Pledge Agreement, as applicable, shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower, the Equity Holder, and the Tax Equity HoldCos in such Collateral and the proceeds thereof, as security for the Secured Obligations (as defined in the Security Agreement and the PASS Parent Pledge Agreement, as applicable), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity, Permitted Liens that pursuant to any applicable Governmental Rule are entitled to a higher priority than the Liens created by the Security Documents).
4.29Solvency. As of the Closing Date, the Borrower and the Project Companies, on a consolidated basis, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.
4.30No Material Adverse Effect. Since the date of the most recent audited financial statements delivered to the Blackstone Representative in accordance with Section 5.01(a), there has been no occurrence, development, change, event, event or loss which resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.
4.31Material Project Documents. Other than those services, materials, real property interests, Site Lease Agreements and other rights that can be reasonably expected to be commercially available when and as required, the services to be performed, the materials to be supplied and the real property interests, the Site Lease Agreements and other rights granted pursuant to the Material Project Documents (a) are sufficient to enable (i) the applicable Project to be located and constructed on the applicable site and (ii) the applicable Project to be operated and maintained on the applicable sites, in each case in accordance with all Legal Requirements, the Material Project Documents and the applicable Construction Budget and Schedule and (b) provide adequate ingress to and egress from the applicable Project for the construction, operation and maintenance of the Projects under the Material Project Documents.
4.32Guarantor Liquidity. To the extent an event described in Section 2.14(c) has not occurred or, if it has occurred, for so long as such event has not been cured, the Guarantor maintains Liquid Assets sufficient to satisfy its obligations in a timely manner, and, in any event, in an amount no less than the sum of (i) Loans maturing within the immediately succeeding three months plus (ii) amounts required to be funded within the next 12 months to achieve commercial operation of solar projects owned directly or indirectly by the Guarantor (the “Financial R&W”).
ARTICLE 5

AFFIRMATIVE COVENANTS
Each Borrower Party and the Equity Holder covenants and agrees that, prior to the Discharge Date (or, with respect to the Project Companies, prior to the applicable Mechanical Completion Funding), it shall comply and, only to the extent such action would not result in a breach or violation of the applicable Tax Equity Documents, the Borrower and the applicable Tax Equity HoldCo shall cause each Tax Equity JV (from and after the applicable Mechanical Completion Funding) and each Project Company to comply, with each of the following, unless the Blackstone Representative waives compliance in writing:
5.1Reporting Requirements. Where designated, deliver to the Administrative Agent, the Blackstone Representative and each Lender:
(a)commencing with the fiscal year ending December 31, 2023, as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower a copy of the audited balance sheet of the Borrower and the Project Companies, on a consolidated basis, as at the end of such year and the related audited statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (other than resulting from (x) the actual or potential breach of a financial covenant or representation and warranty and (y) the impending maturity of any Indebtedness), or qualification arising out of the scope of the audit, by an independent certified public accountants of nationally recognized standing; provided that all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods;
(b)commencing with the Fiscal Quarter ending March 31, 2024, as soon as available and in any event within sixty (60) days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited balance sheet of the Borrower and Project Companies, on a consolidated basis, as at the end of such quarter and the related unaudited statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of the year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided that all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods;
(c)[Reserved];
(d)concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or Section 5.1(b), a certificate of a Responsible Officer stating that such Responsible Officer has obtained no Knowledge of any Default or Event of Default except as specified in such certificate or, if any such condition existed or exists, the nature thereof and the corrective actions that the applicable Person has taken or proposes to take with respect thereto;

(e)no later than five (5) days after the delivery of the financial statements referred to in Sections 5.1(a) (commencing with the fiscal year ended December 31, 2023) and 5.1(b) (commencing with the fiscal quarter ended March 31, 2024) or, in each case, the date on which such delivery is required, a duly completed compliance certificate in the form attached hereto as Exhibit M signed by a Responsible Officer of the Borrower;
(f)promptly upon the Borrower or any Project Company acquiring notice or obtaining Knowledge that any Default or Event of Default has occurred, a notice of such event (which should, in accordance with Section 8.5, indicate that such notice is a “notice of default”);
(g)promptly upon the Borrower or any Project Company acquiring notice or obtaining Knowledge thereof, notice of (i) any material breach or any default under a Material Project Document, (ii) any termination or material amendment of a Material Project Document, (iii) any litigation, arbitration, material events or material notices with respect to a Material Project Document, and (iv) any event of force majeure asserted under a Material Project Document which exists for more than two (2) Business Days (and, to the extent reasonably requested by the Blackstone Representative and reasonably available to the Borrower, copies of related invoices, statements, supporting documentation, schedules, data or affidavits delivered under a Material Project Document);
(h)promptly upon the Borrower or any Project Company acquiring notice or obtaining Knowledge thereof, the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against any Loan Party, which involves claims in excess of $1,000,000 in the aggregate or as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(i)promptly upon the Borrower or any Project Company, as applicable, acquiring notice or obtaining Knowledge thereof, notice of any condemnation, taking by eminent domain or other taking or seizure by a Governmental Authority with respect to a material portion of a Project or Project Site;
(j)promptly upon the Borrower or any Project Company acquiring notice or obtaining Knowledge thereof, notice of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect;
(k)promptly upon the Borrower or any Project Company acquiring notice or obtaining Knowledge thereof, notice of any other development specific to the Borrower or a Project that has had, or would reasonably be expected to have, a Material Adverse Effect;
(l)upon the reasonable request of the Administrative Agent or the Blackstone Representative, a copy of any notices, certificates, reports, financial statements or other documents or instruments delivered pursuant to any Tax Equity Documents;
(m)for each Tax Equity Holdco and each Tax Equity JV or Lessee (and any successors of any thereof), promptly and in any event within five (5) Business Days following a Tax Equity Distribution, a flow of funds or to the extent prepared, any Tax Equity Distribution Statement or other periodic report or compliance statement delivered to, or received from, a Permitted Tax Equity Investor; and
(n)in connection with notice of any of the notice events set forth in Section 5.1(a) or Section 5.1(b), a duly completed Borrowing Base Certificate signed by a Responsible Officer.

5.2Maintenance of Existence, Properties; Etc.
(a)(i) Preserve, renew and keep in full force and effect its organizational existence, (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)As applicable, maintain (i) good, valid, marketable (subject to the terms of the Operative Documents) and insurable title in (x) all Property that constitutes a Real Property, free and clear of all Liens other than Permitted Liens and (y) all of its other properties and assets (that are individually or in the aggregate material), subject only to Permitted Liens, in each case other than those properties and assets disposed of in accordance with this Agreement or any other applicable Operative Document and (ii) legal and valid and subsisting leasehold interests to the Real Property leased by such Person, free and clear of Liens, other than Permitted Liens and maintain legal and valid possessory rights to the Real Property possessed and not otherwise held in fee or leased by such Person.
(c)Keep all material property useful and necessary in its business in good working order and condition in accordance with Prudent Industry Practice, ordinary wear and tear excepted.
5.3Compliance with Legal Requirements; Etc.
(a)Comply with all applicable Legal Requirements and exercise diligent good faith efforts to make such alterations to the applicable Project and the Project Site as may be required for such compliance, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)Notwithstanding Section 5.3(a), where such compliance relates to (i) applicable Anti-Money Laundering Laws, comply in all material respects, or (ii) applicable Sanctions or applicable Anti-Corruption Laws, comply in all respects.
(c)Implement, maintain, and enforce policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws, applicable Anti-Money Laundering Laws and applicable Sanctions.
(d)Obtain all Applicable Permits as promptly as possible, have when required all Applicable Permits necessary for the development, construction, ownership, leasing, maintenance and operation of the applicable Project under applicable Legal Requirements and comply in all material respects with all Applicable Permits.
(e)Promptly furnish copies to the Administrative Agent of all material documents furnished to the Borrower by any Governmental Authority or furnished to any Governmental Authority by the Borrower.
(f)Comply with all applicable Environmental Laws and obtain and comply with and maintain any and all Applicable Permits required by applicable Environmental Laws, except in each case to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions to the extent required under Environmental Laws and comply in all material respects with all lawful orders and directives of all Governmental

Authorities regarding Environmental Laws, except in each case to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.4Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower) as are customarily carried under similar circumstances by such other Persons.
5.5Taxes; Assessments and Utility Charges. Except where the failure of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, pay all Taxes when due, other than Taxes which are being contested in good faith (in which case it shall notify the Administrative Agent of any dispute with the relevant tax authorities).
5.6Properties, Books and Records.
(a)     Permit representatives and independent contractors of the Blackstone Representative, the Administrative Agent and each Lender to visit and visually inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Blackstone Representative on behalf of the Lenders may exercise rights of the Blackstone Representative, the Administrative Agent and the Lenders under this Section 5.6 and the Blackstone Representative shall not exercise such rights more often than one (1) time during any calendar year , which shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Blackstone Representative, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything to the contrary in this Section 5.6, neither of the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Blackstone Representative, the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.
(b)    Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving any Asset or the material assets and business of the Borrower or any Loan Party, as the case may be.
5.7Use of Proceeds.
(a)Use the proceeds of each Loan to pay or cause to be paid a portion of the Project Costs (or, on a Borrowing Base Certificate Date, to make Borrowing Base Certificate Date Distribution or repay any existing Indebtedness of the applicable Borrower Party) specified in the related Committed Loan Notice and related certificates delivered by the Borrower in connection with such Loan or such Asset and for general corporate purposes.

(b)Not use, directly or indirectly, any part of the proceeds of the Facilities: (a) for any bribes, kickbacks or other improper or corrupt payments, or otherwise in any manner that would constitute or give rise to a violation of applicable Anti-Corruption Laws; or (b) to fund or facilitate any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or otherwise in any manner that would constitute or give rise to a violation of applicable Sanctions by any Person party to this Agreement, including any Lender.
5.8Deposits and Withdrawals. Unless otherwise applied by the Administrative Agent pursuant to this Agreement, in respect of the Borrower, deposit all distributions received with respect to its equity interests in any Tax Equity JV or Lessee, promptly after receipt thereof, into the Collection Account. With respect to each other Borrower Party, no later than the last Business Day of each month, distribute all Collections of such Borrower Party to the Borrower for deposit into the Collection Account. With respect to each Tax Equity JV, Tax Equity Holdco or Lessee, no later than the last Business Day of each fiscal quarter (and at such additional times as may be reasonably requested by the Blackstone Representative), the Borrower will cause the Tax Equity JV, Tax Equity Holdco or Lessee to distribute all cash available for distribution to any Loan Party in accordance with such Person’s organizational documents, to an account designated by such Loan Party (which shall, within one (1) Business Day of receipt therein, be remitted by such Loan Party to the Collection Account), subject to any prudent operating or other reserves in accordance with the then applicable budget of such Person, which, in each case, the Borrower reasonably determines is in the best interest of such Person when and to the maximum extent the Borrower is entitled to under the applicable Tax Equity Documents. With respect to Tax Equity Proceeds, the Borrower will cause such Tax Equity Proceeds received by the Borrower in accordance with the applicable Tax Equity Documents to be deposited into the Collection Account promptly (and in any event within two (2) Business Days) following receipt thereof. Amounts on deposit in the Collection Account will be applied to prepay the Loans to the extent required in accordance with Section 2.5, and, to the extent that the Borrower makes any other withdrawal from the Collection Account, the Borrower shall first provide a Collateral Account Withdrawal Certificate at least three (3) Business Days prior to such withdrawal to the Blackstone Representative, the Depositary Bank and the Administrative Agent.
5.9Payment of Obligations. Duly and punctually pay and discharge its obligations in respect of its Indebtedness permitted by Section 6.1, subject to the terms and conditions of this Agreement and the other Loan Documents (including Section 7.4 hereof).
5.10Construction and Operating Reports.
(a)As soon as available and in any event within thirty (30) days after the end of each fiscal quarter, commencing with the first full quarter following the first Borrowing Base Certificate Date, deliver to the Administrative Agent and each of the Lenders a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail, with respect to each Project under construction: (a) the estimated date on which Substantial Completion for such Project shall be achieved, (b) the status of construction of such Project, and (c) an update on the process of obtaining any Applicable Permits that the Borrower or applicable Project Company has not yet obtained.
(b)Provide to the Administrative Agent promptly upon reasonable request such information concerning each Project at such times as the Administrative Agent (at the direction of the Blackstone Representative) shall reasonably require.
5.11Material Project Documents. (i) Perform and observe all of its material covenants and material obligations contained in the Material Project Documents to which it is a party, (ii) take all reasonable and necessary action to prevent the termination or cancellation of the Material Project Documents to which it is a party in accordance with the terms of such Material

Project Documents or otherwise (except for the expiration of any Material Project Document in accordance with its terms and not as a result of a breach or default thereunder) and (iii) enforce against the relevant Material Project Participant each material covenant or obligation of such Material Project Document to which it is a party in accordance with its terms, including enforcing its rights and remedies under the Material Project Documents to maximize the amount of liquidated damages available to the applicable Borrower Party under the Material Project Documents.
5.12Transfer Agreements. Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Secured Parties as assignees of Borrower) under each Transfer Agreement, including, without limitation, maintaining at all times a perfected security interest in any assets transferred under such Transfer Agreement, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in any such Transfer Agreement, and taking all actions as the Blackstone Representative may from time to time reasonably request.
5.13Operation of Project. Operate and maintain each Project, or cause the same to be operated and maintained, in good operating condition consistent in all material respects with (i) Prudent Industry Practices, (ii) all Applicable Permits, (iii) Legal Requirements, and (iv) all applicable requirements of the Operative Documents (including the warranties provided for thereunder).
5.14Separateness Provisions.
(a)Limited Purpose Entity.
(i)The Equity Holder and the Borrower (each, an “SPV Entity”) shall each continue to be a duly organized and existing limited liability company formed under the laws of Delaware. Each other Loan Party, Tax Equity JV or Lessee shall continue to be duly qualified in each jurisdiction in which such qualification was or is necessary for the conduct of its business, except where the failure to be so qualified in any jurisdiction could not reasonably be expected to have a Material Adverse Effect.
(ii)The Equity Holder, the Borrower and each other Loan Party shall continue to comply, in all material respects, with the provisions of its organizational documents and the laws of the jurisdiction of its formation.
(iii)All customary formalities regarding the existence of the Equity Holder, the Borrower and each other Loan Party shall continue to be observed.
(b)Separate Existence; Independent Director. Each Loan Party shall take all reasonable steps to maintain its identity as a separate legal entity from that of its members. Each SPV Entity will always maintain at least one Independent Director.
(c)Additional Borrower Requirements. The Borrower shall:
(i)at all times hold itself out to the public as a legal entity separate from the Member and any other Person;
(ii)file its own tax returns, if any, as may be required under applicable law, (to the extent not treated as a “disregarded entity” for tax purposes), and pay any taxes so required to be paid under applicable law solely from its own funds;

(iii)not commingle its assets with assets of any other Person;
(iv)not maintain its assets in such a manner that will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(v)conduct its business solely in its own name and strictly comply with all organizational formalities necessary to maintain its separate existence;
(vi)maintain books and records separate from any other Person (other than Subsidiaries of the Borrower, the books and records of which are consolidated with the Borrower);
(vii)maintain separate financial statements (it being understood that (x) the financial statements of Subsidiaries of the Borrower may be part of a consolidated group with the Borrower and (y) if the Borrower’s financial statements are part of a consolidated group with its Affiliates, then any such consolidated statements shall contain a note indicating the Borrower’s separateness from any such Affiliates and that its assets and credit are not available to pay the debts or obligations of such Affiliate other than lawful and properly recorded distributions as expressly permitted under Section 6.7);
(viii)pay its own liabilities only out of its own funds;
(ix)except as set forth in Section 6.7, not enter into a contract, agreement or transaction with any member, manager, guarantor or Affiliate of the Borrower or any member, manager, guarantor or Affiliate thereof, except in the ordinary course of business and on terms which are intrinsically fair, commercially reasonable and substantially similar to those of an arm’s-length transaction with an unrelated third party;
(x)hold itself out as a separate Person (except to the extent treated as a disregarded entity for applicable tax purposes), not guarantee or become obligated for the debts or obligations of any other Person, and not hold out its credit or assets as being available to satisfy the debts or obligations of any other Person;
(xi)pay its fair and reasonable share of shared expenses with its Affiliates, including for shared office space, if any;
(xii)use separate stationery, invoices and checks and not of any other entity (unless such entity is clearly designated as being the Borrower’s agent or the Borrower is clearly designated as being the applicable counterparty to the transaction giving rise to such invoice or check);
(xiii)except for the Security Agreement, not hold out the assets or credit of any other Person as being available to satisfy any of its debts or obligations;
(xiv)not pledge its assets or credit as security for the obligations of any other Person, other than with respect to its Subsidiaries to the extent expressly permitted under Section 6.2;
(xv)correct any known misunderstanding regarding its separate identity;

(xvi)maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities solely from its own assets;
(xvii)except for its Subsidiaries, not acquire obligations or securities of its managers, members or Affiliates, as applicable;
(xviii)not have any employees; and
(xix)not take any Material Action without the unanimous affirmative vote of each member of its board of directors, including, in all cases, each of its Independent Directors.
(d)Additional Equity Holder Requirements. The Equity Holder shall:
(i)at all times hold itself out to the public as a legal entity separate from the Member and any other Person;
(ii)file its own tax returns, if any, as may be required under applicable law (to the extent not treated as a “disregarded entity” for tax purposes), and pay any taxes so required to be paid under applicable law solely from its own funds;
(iii)not commingle its assets with assets of any other Person;
(iv)not maintain its assets in such a manner that will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person
(v)conduct its business solely in its own name and strictly comply with all organizational formalities necessary to maintain its separate existence;
(vi)maintain books and records separate from any other Person (other than Subsidiaries of the Equity Holder, the books and records of which are consolidated with the Equity Holder);
(vii)maintain separate financial statements (it being understood that (x) the financial statements of Subsidiaries of the Equity Holder may be part of a consolidated group with the Equity Holder and (y) if the Equity Holder’s financial statements are part of a consolidated group with its Affiliates, then any such consolidated statements shall contain a note indicating the Equity Holder’s separateness from any such Affiliates and that its assets and credit are not available to pay the debts or obligations of such Affiliate other than lawful and properly recorded distributions as expressly permitted under Section 6.6);
(viii)pay its own liabilities only out of its own funds;
(ix)except as set forth in Section 6.6, not enter into a contract, agreement or transaction with any member, manager, guarantor or Affiliate of the Borrower or any member, manager, guarantor or Affiliate thereof, except in the ordinary course of business and on terms which are intrinsically fair, commercially reasonable and substantially similar to those of an arm’s-length transaction with an unrelated third party;

(x)hold itself out as a separate Person (except to the extent treated as a disregarded entity for applicable tax purposes), not guarantee or become obligated for the debts or obligations of any other Person, and not hold out its credit or assets as being available to satisfy the debts or obligations of any other Person, except, for the avoidance of doubt, with respect to the Borrower pursuant to the Security Agreement;
(xi)pay its fair and reasonable share of shared expenses with its Affiliates, including for shared office space, if any;
(xii)use separate stationery, invoices and checks and not of any other entity (unless such entity is clearly designated as being the Equity Holder’s agent or the Equity Holder is clearly designated as being the applicable counterparty to the transaction giving rise to such invoice or check);
(xiii)not hold out the assets or credit of any other Person as being available to satisfy any of its debts or obligations;
(xiv)except with respect to (i) the Borrower pursuant to the Security Agreement and (ii) its Subsidiaries to the extent expressly permitted under Section 6.2, not pledge its assets or credit as security for the obligations of any other Person;
(xv)correct any known misunderstanding regarding its separate identity;
(xvi)maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities solely from its own assets;
(xvii)except for its Subsidiaries, not acquire obligations or securities of its managers, members or Affiliates, as applicable;
(xviii)not have any employees; and
(xix)not take any Material Action without the unanimous affirmative vote of each member of its board of directors, including, in all cases, each of its Independent Directors.
(e)Additional Loan Party Requirements. Each Loan Party (other than the Borrower and the Equity Holder) shall:
(i)at all times hold itself out to the public as a legal entity separate from the Member and any other Person;
(ii)file its own tax returns, if any, as may be required under applicable law (to the extent (x) not part of a consolidated group filing a consolidated return or returns or (y) not treated as a division for tax purposes of another taxpayer) and pay any taxes so required to be paid under applicable law;
(iii)not commingle its assets with assets of any other Person;
(iv)conduct its business in its own name and strictly comply with all organizational formalities necessary to maintain its separate existence (other than customary reimbursement arrangements in connection with SREC Agreements and operating expenses);
(v)maintain books and records separate from any other Person (other than Subsidiaries of the Borrower the books and records of which are consolidated with the Borrower);
(vi)maintain separate financial statements (it being understood that the financial statements of Subsidiaries of the Borrower may be part of a consolidated group with the Borrower);
(vii)pay its own liabilities only out of its own funds (other than customary reimbursement arrangements in connection with SREC Agreements and operating expenses);
(viii)maintain an arm’s-length relationship with its Affiliates to the extent required pursuant to Section 6.6 (other than customary reimbursement arrangements in connection with SREC Agreements and operating expenses);
(ix)hold itself out as a separate Person (except to the extent treated as a disregarded entity for applicable tax purposes), not guarantee or become obligated for the debts or obligations of any other Person (other than to secure the obligations of the Borrower pursuant to the Security Agreement), and not hold out its credit or assets as being available to satisfy the debts or obligations of any other Person, except, for the avoidance of doubt, (a) pursuant to the Security Agreement or (b) to the extent expressly permitted under this Agreement and the other Loan Documents;
(x)pay its fair and reasonable share of overhead for shared office space, if any;
(xi)use separate stationery, invoices and checks and not of any other entity (unless such entity is clearly designated as being such Loan Party’s agent or such Loan Party is clearly designated as being the applicable counterparty to the transaction giving rise to such invoice or check);
(xii)not pledge its assets as security for the obligations of any other Person except, for the avoidance of doubt, (a) pursuant to the Security Agreement or (b) to the extent expressly permitted under this Agreement and the other Loan Documents;
(xiii)correct any known misunderstanding regarding its separate identity;
(xiv)maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; and
(xv)not have any employees.
5.15Further Assurances.

(a)Promptly upon request by the Administrative Agent, correct any material defect or manifest error that may be discovered in any Loan Document, any Transfer Agreement or in the execution, acknowledgement, filing or recordation thereof.
(b)Promptly upon request by the Administrative Agent from time to time after the Closing Date and at the Loan Parties’ sole expense, execute, acknowledge, deliver, record, re- record, file, re-file, register and reregister any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent or the Blackstone Representative may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents or any Transfer Agreement, (ii) to the fullest extent permitted by applicable Legal Requirements, subject any Collateral to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or any Transfer Agreement or under any other instrument executed in connection with any Loan Document or any Transfer Agreement to which such Loan Party is or is to be a party.
5.16Additional Collateral. With respect to any Collateral acquired after the Closing Date (or with respect to any Borrower Party other than the Borrower, the date such Borrower Party executes a Guarantee Assumption Agreement) by any Borrower Party as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement or the PASS Parent Pledge Agreement as the Blackstone Representative deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, subject to Permitted Liens and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of UCC financing statements in such jurisdictions as may be required by the applicable Security Agreement , the PASS Parent Pledge Agreement or by law or as may be requested by the Collateral Agent or the Administrative Agent, except for Permitted Liens.
5.17Appraisals. Upon reasonable request by the Blackstone Representative, Borrower agrees to obtain an appraisal of any Solar Panel Asset from a third-party appraiser mutually agreed upon by the Borrower and the Blackstone Representative.
5.18Change Orders; Budget; Capital Expenditures. In the event of any change order made under any EPC Agreement that increases Project Costs for any Construction-in-Progress Asset, cause a cash equity contribution to be made in amount necessary to satisfy the Required Equity Contribution for such Construction-in-Progress Asset after giving effect to the Project Cost increases resulting from such change order. The Borrower shall deliver, or cause to be delivered, to the Administrative Agent notice and, where applicable, copies of (i) all material amendments to the Construction Budgets and Schedules, (ii) material change orders effected and (iii) any material changes from the capital expenditures budgeted in the Borrowing Base Certificate Date Case Model for such Project, other than Permitted Capex.
5.19Event of Eminent Domain. If an Event of Eminent Domain shall be threatened in writing or occur with respect to any Collateral of any Loan Party or PASS Parent, (a) promptly upon discovery or receipt of notice of any such threat or occurrence, provide, and cause each applicable Loan Party and PASS Parent to provide, written notice of either to Administrative Agent, (b) diligently pursue, and cause each applicable Loan Party and PASS Parent to diligently pursue, all its rights to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain, and (c) deliver, or cause each applicable Loan Party and PASS Parent to deliver, from time to time to Administrative Agent all material documents and instruments reasonably requested by Administrative Agent to permit Administrative Agent to participate in any proceedings resulting from an Event of Eminent Domain with respect to any Collateral and consent to such participation by Administrative Agent.
5.20Energy Regulation. Each Project Company that owns an Operating Project shall take or cause to be taken all necessary or appropriate actions to (a) maintain the QF status of such Project and comply with the FERC’s regulations applicable to QFs with respect to such Project for so long as such Project meets the criteria of a qualifying small power production facility, as set forth in 18 C.F.R. § 292.203, § 292.204 and § 292.207 or any successor regulations, (b) maintain its exemptions from the FPA and PUHCA as set forth in 18 C.F.R. § 292.601 and § 292.602(b) or any successor regulations, and (c) comply with any FERC regulation otherwise applicable to such Project Company.
5.21Governmental Regulation. Promptly take, or cause to be taken, any and all actions necessary to obtain and maintain the state and federal energy regulatory authorizations, exemptions and waivers in Section 4.10, as applicable.
ARTICLE 6

NEGATIVE COVENANTS
Each Borrower Party and the Equity Holder covenants and agrees that, prior to the Discharge Date (or, with respect to the Project Companies, prior to the applicable Mechanical Completion Funding), it shall not, and, only to the extent such action would not result in a breach or violation of the applicable Tax Equity Documents, the Borrower and the applicable Tax Equity HoldCo shall not permit any Tax Equity JV (from and after the applicable Mechanical Completion Funding) or any Project Company to do any of the following unless the Administrative Agent (at the direction of the Blackstone Representative) waives compliance in writing:
6.1Indebtedness. Directly or indirectly create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness except for Permitted Indebtedness.
6.2Liens. Create, incur, assume or suffer to exist (a) any Lien on any of its Property (including any Collateral) except for Permitted Liens or (b) any Lien on its Capital Stock (other than any lien of a Tax Equity JV on a Project Company following the Initial TE Funding), except (i) the Lien granted under the Security Agreement and (ii) any non-consensual Lien that arises by operation of law.
6.3Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any other assets constituting a business unit of, or make any other investment in, any Person (other than any Tax Equity JV, Lessee, Tax Equity HoldCo or Project Company) (all of the foregoing, “Investments”), except Eligible Investments.
6.4Prohibition of Fundamental Changes; Sale of Assets, Etc.
(a)Change its legal form, merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock of (or other equity interest in), any other Person (other than a Tax Equity JV, Lessee, Project Company or Tax Equity HoldCo) and shall not liquidate or dissolve and shall not terminate or modify its organizational documents in any manner adverse to the Agents or the Lenders other than as required to effect a tax equity investment in a Lessee or a Project Company such that the Project Company becomes a Tax Equity JV or becomes owned by a Tax Equity JV.
(b)Convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any assets of the Borrower, each Tax Equity HoldCo, each Tax Equity JV or each Project Company except (i) pursuant to the Loan Documents, (ii) the disposition of obsolete, worn out or replaced personal property not used or useful in the development or operation of a Project, (iii) in the ordinary course of business and which assets, except in the case of the sale of electrical energy and related energy, tax and environmental attributes, unless replaced, have a fair market value not in excess of $1,000,000 per transaction and $10,000,000 in the aggregate during a 12-month period commencing on the date of this Agreement, (iv) [reserved], (v) sales, leases or transfers of assets as expressly contemplated by the Material Project Documents, (vi) the liquidation, sale or use of cash and Eligible Investments, (vii) the granting of easements or other interests in the Real Property related to a Project to other Persons so long as such grant is in the ordinary course of business, not substantial in amount and does not or would not reasonably be expected to materially detract from the value or use of the affected property or to interfere in any material respect with the Borrower’s or each Project Company’s ability to construct or operate a Project or sell or distribute power therefrom, (viii) to a Permitted Tax Equity Investor, (ix) to a Tax Equity JV or Lessee to the extent permitted by the applicable Tax Equity Documents, (x) to a Tax Equity HoldCo or (xi) in connection with a Permitted Sale.
(c)None of the Borrower Parties or the Equity Holder shall change its name, principal place of business, or its federal employer identification number.
(d)Take any affirmative action, permit any Person to take any action on its behalf or recognize any action that would have the effect of causing any Borrower Party or the Equity Holder to be treated as other than a disregarded entity for U.S. federal, state or local income tax purposes.
6.5Nature of Business. Enter into any activities other than the ownership, development, construction, operation, maintenance and financing of the Projects or owning the Capital Stock in a Tax Equity JV, a Lessee, a Tax Equity HoldCo, a Project Company or a Subsidiary that directly or indirectly owns a Project Company and any activities incidental to the foregoing.
6.6Transactions With Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is (a) (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the Borrower, each Tax Equity HoldCo, each Tax Equity JV, each Lessee or each Project Company, (iii) upon fair and reasonable terms no less favorable to the Borrower, each Tax Equity HoldCo, each Tax Equity JV, each Lessee or each Project Company than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, and (iv) in which expenses (if any) are reasonably equally allocated among the Affiliate parties thereto, (b) a Material Project Document or an obligation under any Material Project Document (i) as in existence on the applicable Borrowing Base Certificate Date or (ii) entered into subsequent to a Borrowing Base Certificate Date in a form consistent with the forms provided to the Administrative Agent prior to the Closing Date, (c) a Permitted Sale to the Guarantor, (d) a conveyance, sell, lease, transfer or other disposition of any of its Capital Stock in a Project Company to a Permitted Tax Equity Investor in accordance with the terms hereof or (e) the acquisition of an Asset (including an Operating Project).

6.7Restricted Payments. Directly or indirectly, (a) make or declare any payment or distribution (in cash, property or obligation) to any of its Affiliates, or (b) make any payment of principal or interest in respect of any subordinated indebtedness (including Permitted Affiliate Subordinated Indebtedness) (each payment described in clauses (a) and (b) being hereinafter referred to as a “Restricted Payment”), except, in the case of any Restricted Payment:
(a)from the proceeds of a Loan in an amount equal to the Borrowing Base Certificate Date Distribution; provided that the Restricted Payment Conditions have been satisfied and the Borrower has delivered a Collateral Account Withdrawal Certificate at least three (3) Business Days in advance of such withdrawal;
(b)Permitted Tax Distributions; provided that the Restricted Payment Conditions have been satisfied and the Borrower has delivered a Collateral Account Withdrawal Certificate at least three (3) Business Days in advance of such withdrawal;
(c)distributions to the Borrower, any Project Company, any Tax Equity JV, any Lessee, any Tax Equity HoldCo and any other Subsidiary of the Borrower from any Project Company, any Tax Equity JV, any Lessee, any Tax Equity HoldCo or any other Subsidiary of the Borrower (and, in the case of a Restricted Payment from a non-wholly owned Subsidiary of the Borrower, to the Borrower, Project Company, Tax Equity JV, Lessee, Tax Equity Holdco and any other Subsidiary of the Borrower and each other owner of Capital Stock of such Subsidiary in accordance with the applicable Tax Equity Documents); and
(d)from Tax Equity Proceeds or the Initial TE Funding; provided that the Borrower has delivered a Collateral Account Withdrawal Certificate at least three (3) Business Days in advance of such withdrawal; and
(e)other Restricted Payments, including with proceeds from the sale of any Solar Panel Assets; provided that, after giving effect to such Restricted Payment, the Restricted Payment Conditions have been satisfied, the outstanding principal amount of the Loans does not exceed the Borrowing Base and the Borrower has delivered a Collateral Account Withdrawal Certificate at least three (3) Business Days in advance of such withdrawal.
6.8Material Project Documents. (i) Cancel or terminate any Material Project Document to which it is a party or consent to or accept any cancellation or termination of any such Material Project Document, (ii) sell, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Material Project Document to which it is a party or consent to any assignment by any other party thereto, (iii) waive any material default under, or material breach of, any Material Project Document to which it is a party or waive, fail to enforce, forgive, compromise, settle, adjust or release any material right, interest or entitlement, howsoever arising, under, or in respect of any such Material Project Document or in any way vary, or consent or agree to the variation of, any material provision of such Material Project Document or of the performance of any material covenant or obligation by any other Person or consent to any assignment by any other Person under any such Material Project Document, (iv) petition, request or take any other legal or administrative action that seeks, or may be expected, to materially impair the Borrower’s, each Tax Equity JV’s, each Lessee’s and each Project Company’s rights under any Material Project Document to which it is a party or seeks to amend, modify or supplement any such Material Project Document in any material respect adverse to the Borrower, applicable Tax Equity JV, applicable Lessee or applicable Project Company, (v) other than change orders under the EPC Agreements, amend, supplement or modify in any material respect any Material Project Document (in each case as in effect when originally delivered to the Administrative Agent) to which it is a party in a manner adverse to the Borrower, the applicable Project Company or the Lenders or (vi) enter into any new agreement or instrument replacing or supplementing any

Material Project Document in a manner inconsistent with the requirements for such Material Project Document under this Agreement.
6.9[Reserved].
6.10[Reserved].
6.11ERISA. Engage in or suffer any ERISA Event that would subject the Borrower to any tax, penalty or other liabilities in an amount that would reasonably be expected to have a Material Adverse Effect.
6.12Subsidiaries. Create, form or acquire any Subsidiary or enter into any partnership or joint venture, other than the Project Companies, the Tax Equity JVs, the Lessees or the Tax Equity HoldCos.
6.13[Reserved].
6.14[Reserved].
6.15[Reserved].
6.16Fiscal Year. Change to its fiscal year or in accounting treatment and reporting practices or tax reporting treatment except as (i) required or permitted by GAAP, consistently applied, or any applicable Governmental Rule and, to the extent material, disclosed to the Administrative Agent and (ii) agreed to by its independent public accountants (who shall be of recognized international standing).
6.17Permitted Tax Equity Investment or Tax Credit Transfer Agreement.
(a)Permit a tax equity investment in a Project to be consummated unless the following conditions are met: (i) such tax equity investment is made by a Person that is a Permitted Tax Equity Investor; (ii) such tax equity investment is made in a Tax Equity JV (in the case of a tax equity transaction structured as a partnership flip) or a Lessee (in the case of a tax equity transaction structured as an inverted lease); (iii) the Borrower or a Tax Equity HoldCo (in such capacity, the “Sponsor Member”) holds the non-tax equity interest (such non-tax equity interest, the “Sponsor Membership Interest”) in the Tax Equity JV or Lessee, as applicable, and will control the day to day operations of the Tax Equity JV or Lessee, as applicable, in its capacity as the managing member of the Tax Equity JV or Lessee, as applicable, pursuant to the operating or limited liability company agreement of the Tax Equity JV or Lessee, as applicable (the “Tax Equity Operating Agreement”); and (iv) the Sponsor Member shall have granted to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected lien on its Sponsor Membership Interest in the Tax Equity JV and/or Lessee (if applicable) pursuant to an agreement substantially similar to the Security Agreement; provided that, upon deposit of the Mechanical Completion Funding for a Tax Equity Project into the Collection Account by or on behalf of the Borrower, the Capital Stock in, and the assets of, the Project Company that owns such Project shall automatically be released from the Collateral in accordance with the Security Agreement.
(b)As soon as practicable after a tax equity investor (other than a Permitted Tax Equity Investor listed on Schedule 1.1F) has been identified, the Borrower shall give the Administrative Agent and the Lenders written notice containing the name of such investor and such other information necessary for the Lenders to evaluate whether such investor is a Permitted Tax Equity Investor (or reasonably requested by the Lenders) and not later than five (5) Business Days thereafter the Administrative Agent (on behalf of the Required Lenders and acting at the direction of the Blackstone Representative) shall confirm in writing to Borrower whether such investor is a Permitted Tax Equity Investor. The Borrower shall provide the Administrative Agent for review a copy of the proposed operating agreement for the Tax Equity JV and/or Lessee at least ten (10) Business Days prior to its execution and, without limiting Section 6.17(a), the Borrower agrees to use commercially reasonable efforts to address any comments the Administrative Agent (acting at the direction of the Blackstone Representative) may have with respect to provisions in such agreement that may materially and adversely affect the Lenders.
(c)Enter into a Tax Credit Transfer Agreement with any party other than a Permitted Tax Credit Transferee.
6.18[Reserved].
6.19Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement and the other Loan Document and any requirements of law that are memorialized as Contractual Obligations) that prohibits the Borrower or each Project Company to create, incur, assume or suffer to exist Liens on the Collateral of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligation which (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 6.19) are listed on Schedule 6.19 hereto and (y) to the extent Contractual Obligation permitted by clause (i)(x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) arise in connection with any action permitted by Section 6.4 or Section 6.7, (iii) are negative pledges and restrictions on Liens in favor of any holder of Permitted Indebtedness but solely to the extent any negative pledge relates to the property financed by such Permitted Indebtedness, (iv) are customary restrictions on asset sale or similar agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (v) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (vii) are customary restrictions on Liens in Indebtedness permitted hereunder so long as such Indebtedness permits the first-priority Liens of the Secured Parties on the Collateral, (viii) arise in connection with cash or other deposits permitted under Sections 6.2 and 6.3 and limited to such cash or deposit.
6.20Use of Project Sites. With respect to any ground-mounted Project, use or build any buildings on the Project Site for such Project for any purpose other than the development, construction, operation and maintenance of such Project.
ARTICLE 7

EVENTS OF DEFAULT; REMEDIES
The occurrence prior to the Discharge Date (or with respect to a Project Company or Project, prior to the applicable Loan Maturity Date) of any of the following events, described in Sections 7.1 through 7.12 inclusive, shall constitute an event of default (individually, an “Event of Default,” and collectively, the “Events of Default”) hereunder:
7.1Failure to Make Payments. Any Loan Party fails to pay (i) within three (3) Business Days of when the same becomes due and payable any interest, fees, costs, expenses or indemnities or other amounts (other than principal) due on or with respect to any Loan in accordance with the Loan Documents or (ii) any principal due on any Loans on the Loan Maturity Date thereof or the Facility Maturity Date; provided that in the case of a failure to pay due to an administrative error or omission, such failure continues for five (5) Business Days after the Borrower receives written notice or has actual knowledge of such administrative error or omission.
7.2Misrepresentations. Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or, in the case of PASS Parent, any Transfer Agreement), any amendment or modification thereof or waiver thereto or that is contained in any certificate, document or financial or other statement furnished by it or at any time under or in connection with this Agreement (or, in the case of PASS Parent, any Transfer Agreement) or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made and, if such misrepresentation is susceptible of cure, the adverse effect of the misrepresentation is not remedied within thirty (30) days of the Borrower receiving notice or having knowledge thereof.
7.3Breach of Terms of This Agreement, Other Loan Documents.
(a)Any Loan Party shall default in the observance or performance of any agreement contained in Sections 5.1(f), 5.2(a), 5.7(b) or Article 6.
(b)Any Loan Party shall default in the observance or performance of any agreement contained in Section 5.1 (other than Section 5.1(f)) or Section 5.4, and such default shall continue unremedied for a period of ten (10) days after the earlier of notice to the Borrower from the Administrative Agent or the Blackstone Representative or any Loan Party becoming aware of such default.
(c)Other than as provided in Section 7.3(a), (b) or (d), any Loan Party or PASS Parent shall default in the observance or performance of any other agreement contained in this Agreement, any Transfer Agreement or any other Loan Document other than as provided elsewhere in this Article 7, and such default shall continue unremedied for a period of thirty (30) days after the earlier of notice to the Borrower from the Administrative Agent or the Blackstone Representative or any Loan Party or PASS Parent becoming aware of such default; provided, that if such default cannot be cured within such thirty (30) day time period but is susceptible to cure within ninety (90) days, if such Loan Party, as applicable, commences action reasonably designed to cure such default within such initial thirty (30) day time period and diligently pursues such cure, then, so long as no Material Adverse Effect occurs or, with respect to a breach of Section 5.11, so long as the cure period under the applicable Material Project Document would not expire, as a result of such extension, such Loan Party, as applicable, shall have an additional time period not to exceed sixty (60) days to cure such default; provided further that notwithstanding anything to the contrary, with respect to a Default or Event of Default arising out of Section 7.2, 7.3(c) or 7.8, solely to the extent such Default or Event of Default relates to a default arising with respect to a transfer of any Solar Panel Assets pursuant to a Transfer Agreement, the Borrower shall have the right to cure any such Default or Event of Default by paying down the Loans in an amount equal to the value of the Borrowing Base attributable to the value of the Solar Panel Assets subject to such Transfer Agreement within five (5) Business Days after the earlier of notice to the Borrower from the Administrative Agent or the Blackstone Representative or PASS Parent becoming aware of such default and, upon such payment, such Default or Event of Default shall be deemed cured.
7.4Cross Default. Any Loan Party, the PASS Parent or the Guarantor shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee obligation, but excluding the Loans) on the due date with respect thereto (after giving effect to available cure periods); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other material agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) above shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) or (iii) above shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000 for any Loan Party or $10,000,000 for the PASS Parent or the Guarantor.
7.5Bankruptcy; Insolvency. Subject to items (i) through (iii) below, (a) any Loan Party, the Guarantor, the PASS Parent, any EPC Contractor or any Power Purchaser (the “Subject Persons”) shall (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seek appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (b) there shall be commenced against any Subject Persons any case, proceeding or other action of a nature referred to in clause (a) above that (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed or undischarged for a period of sixty (60) days; or (c) there shall be commenced against any Subject Persons any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (d) any Subject Persons shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above; or (e) any Subject Persons shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (f) any Subject Person shall make a general assignment for the benefit of its creditors; provided, however, that such Event of Default with respect to such Subject Person (except for any Loan Party) shall not be deemed to have occurred if (i) such Subject Person has been replaced within ninety (90) days of the occurrence of a Default under this Section 7.5 by any other Person reasonably acceptable to the Blackstone Representative, (ii) the Material Project Document to which such Subject Person is a party has expired or terminated in accordance with this Agreement or has been replaced within ninety (90) days of the occurrence of a Default under this Section 7.5 by a replacement Material Project Document in form and substance reasonably acceptable to the Blackstone Representative, (iii) the Material Project Document has not been rejected or terminated and the Subject person party thereto is continuing to perform all material obligations under the Material Project Document, or (iv) the applicable event could not reasonably be expected to have a Material Adverse Effect on the Borrower or the Projects, taken as a whole.
7.6ERISA Events. An ERISA Event shall have occurred that when taken together with all other ERISA Events, if any, could reasonably be expected to result in a Material Adverse Effect.
7.7Judgments. One or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof.
7.8Security. (a) Any of the Loan Documents or any Transfer Agreement shall cease, for any reason, to be in full force and effect (other than as expressly permitted by this Agreement), any Loan Party, PASS Parent or any Affiliate thereof shall so assert in writing or (b) any security interest in a material portion of the Collateral purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party or PASS Parent not to be, a valid and perfected security interest having the priority required by this Agreement or the relevant Security Document in a material portion of the securities, assets or properties covered thereby shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms.
7.9Change of Control. A Change of Control shall have occurred.
7.10Breach of Parent Guaranty. (a) The Guarantor shall fail to pay or cause to be paid any amount due under the Parent Guaranty unless (x) such default is caused by an administrative or technical error, (y) the Guarantor had funds available to make such payment when due and (z) payment is made within three (3) Business Days of its due date, (b) the Financial R&W shall fail to be true and correct (whether made herein, in a duly completed compliance certificate in the form attached hereto as Exhibit M or otherwise made), or (c) the Guarantor shall breach or be in default under any other material term, condition, provision, covenant, representation or warranty contained in the Parent Guaranty and, with respect to this clause (c) only, (i) such breach or default shall continue unremedied for thirty (30) days after the earlier of knowledge or notice from the Administrative Agent or the Blackstone Representative to the Borrower, or (ii) within thirty (30) days of such breach or default, the Borrower has delivered or caused to be delivered Acceptable Credit Support to the Collateral Agent.
7.11Bankruptcy Remoteness. Any of the following occurs: (1) failure of the Borrower to maintain at least one Independent Director, (2) the Borrower shall cause any Independent Director to be removed without “cause” or (3) the Borrower shall appoint an Independent Director who does not have at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.
7.12Loss of the Parent Guaranty. The Parent Guaranty shall cease for any reason to be in full force and effect unless terminated in accordance with its terms and not as a result of a default thereunder; provided, however, that such Event of Default shall be cured upon delivery of Acceptable Credit Support to the Collateral Agent.
7.13Remedies. Upon the occurrence and during the continuation of (a) an Event of Default specified in Section 7.5 with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon and any Make-Whole Amount) and all other amounts owing under this Agreement, any Transfer Agreements and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Borrower Party and the Equity Holder, anything contained herein or in any other Loan Document to the contrary notwithstanding and (b) an Event of Default with respect to any Person other than the Borrower or an Event of Default with respect to the Borrower other than the Events of Default specified in clause (a) above, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate, (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon and any the Make-Whole Amount) and all other amounts owing under this Agreement, any Transfer Agreements and the other Loan Documents and all other Obligations to be due and payable forthwith, whereupon the same shall immediately become due and payable without presentment, demand, protest or other requirements of any kind, all of which are hereby waived by each Borrower Party and the Equity Holder, (iii) with the consent of the Required Lenders, and after taking action in accordance with clauses (i) or (ii) above, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, upon one (1) Business Day prior notice to the Borrower, enter into possession of a Project and perform any and all work and labor necessary to complete the Project substantially according to the EPC Agreement or operate and maintain the Project, and all sums expended by the Administrative Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by the Borrower to the Administrative Agent upon demand and shall be secured by the Loan Documents and any Transfer Agreements, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the total Commitments, (iv) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, shall, or cause the Collateral Agent to, apply or execute upon any amounts on deposit in any Collateral Account, any Loss Proceeds or any other moneys of the Borrower on deposit with the Agents or any Secured Party in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral, and (v) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, or cause the Collateral Agent to, draw upon or make a demand under any Security Document or any Material Project Document collaterally assigned to Collateral Agent by the Borrower.
Notwithstanding anything to the contrary contained herein, (i) the Lenders may make disbursements or Loans to or on behalf of the Borrower to cure any Event of Default hereunder and to cure any default and render any performance required by the Loan Parties under any Material Project Documents to which it is party as the Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Lenders’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by the Borrower to the Administrative Agent on demand and shall be secured by the Loan Documents and any Transfer Agreements, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the total Commitments and (ii) the Administrative Agent and the Collateral Agent may exercise any and all rights and remedies available to them under any of the Loan Documents or any Transfer Agreements at law or in equity, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Security Documents.
7.14Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower, the Blackstone Representative or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.17, be applied by the Administrative Agent as follows:
(i)first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 9.5 and amounts payable under the Agent Fee Agreement) payable to each Agent in its capacity as such;
(ii)second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Blackstone Representative and the Lenders (including fees and disbursements and other charges of counsel payable under Section 9.5) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and any Make-Whole Amount, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;
(iv)fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them;
(v)fifth, to the payment in full of all other Obligations, in each case ratably among the Agents and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(vi)finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.
ARTICLE 8

ADMINISTRATIVE AGENT AND COLLATERAL AGENT; OTHER AGENTS
8.1Appointment and Authorization of Agents .
(a)Each Lender irrevocably appoints and authorizes the Agents and the Blackstone Representative to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Only the Agents (and not one or more of the Lenders) and the Blackstone Representative shall have the authority to deal directly with the Borrower under this Agreement and each Lender acknowledges that all notices, demands or requests from such Lender to the Borrower must be forwarded to the Blackstone Representative and the applicable Agent for delivery to the Borrower. Each Lender acknowledges that the Borrower has no obligation to act or refrain from acting on instructions or demands of one or more Lenders absent written instructions from an Agent in accordance with its rights and authority hereunder. As to any matters not expressly provided for by this Agreement, the Blackstone Representative and the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (and, as applicable in the case of the Administrative Agent, the Blackstone Representative, and in the case of the Collateral Agent, the Administrative Agent or the Blackstone Representative), and such instructions shall be binding; provided that the Blackstone Representative and the Agents shall not be required to take any action which exposes the Blackstone Representative or the Agents to liability or which is contrary to this Agreement or the Loan Documents or applicable law. Neither the Blackstone Representative nor any Agent shall have any liability for any failure or delay in taking or exercising any discretionary action, right or remedy for which no instructions have been received from the Required Lenders (or, in the case of (1) the Administrative Agent, the Blackstone Representative or (2) the Collateral Agent, the Administrative Agent or the Blackstone Representative on their behalf), and each such Blackstone Representative and Agent shall be entitled to refrain from such act or taking such action unless and until such instructions have been received. The Borrower agrees to compensate the Blackstone Representative and the Agents for their fees as set forth herein and in the Agent Fee Agreement. The Borrower agrees to compensate the Lenders for their fees as set forth herein.
In connection with any act, action or inaction that the Administrative Agent, the Collateral Agent or the Blackstone Representative is authorized to take in connection with this Agreement or any Loan Documents (each, a “covered action”), the Administrative Agent, the Collateral Agent and the Blackstone Representative may (and it shall be deemed reasonable for the Administrative Agent, the Collateral Agent or the Blackstone Representative to) request instructions from the Required Lenders (and, as applicable, (1) in the case of the Administrative Agent, the Blackstone Representative and (2) in the case of the Collateral Agent, the Administrative Agent or the Blackstone Representative) with respect to such covered action (and it shall be deemed reasonable for the Administrative Agent, the Collateral Agent or the Blackstone Representative to take (or refrain from taking) any covered action so instructed by the Required Lenders (and, as applicable, the Blackstone Representative or, in the case of the Collateral Agent, the Administrative Agent or the Blackstone Representative) or such other group of Lenders). If the Administrative Agent, the Collateral Agent or the Blackstone Representative requests instructions from the Required Lenders (and, as applicable, the Blackstone Representative or, in the case of the Collateral Agent, the Administrative Agent or the Blackstone Representative) with respect to any covered action (including failure to act) in connection with this Agreement or any Loan Document, the Administrative Agent, the Collateral Agent and the Blackstone Representative shall be entitled to refrain from taking such covered action unless and until the Administrative Agent, the Collateral Agent or the Blackstone Representative shall have received instructions from the Required Lenders (or such other group of Lenders) or the Blackstone Representative or the Administrative Agent, as applicable, with respect thereto; and neither the Administrative Agent, the Collateral Agent nor the Blackstone Representative shall incur liability to any Lender or any other Person by reason of so refraining. Any Lender providing an instruction, approval or consent to the Administrative Agent shall notify it to the extent that it constitutes a Debt Fund Affiliate or an Affiliated Lender.
Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Blackstone Representative, the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Blackstone Representative, the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Blackstone Representative, the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Security Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Blackstone Representative, the Administrative Agent or the Collateral Agent pursuant to Section 8.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article 8 (including Section 8.7, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.
(c)In order to comply with Anti-Money Laundering Laws, the Agents are required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Agents. Accordingly, each of the parties agrees to provide to the Agents upon their request from time to time such identifying information and documentation as may be necessary for Agents to comply with the Anti-Money Laundering Laws.
(d)Except as provided in Sections 8.9 and 8.11, the provisions of this Article 8 are solely for the benefit of the Blackstone Representative, the Administrative Agent, the Collateral Agent, the Document Custodian and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. In performing its functions and duties solely under this Agreement, and under the other Loan Documents, each Agent shall act solely as the agent of the Lenders (other than as specified in Section 9.7 relating to the maintenance of the Register) and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the Lenders. Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Default, except as expressly provided in Article 7.
8.2Delegation of Duties. Each Agent may execute any of its respective duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder) by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, consultants or experts. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of each Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent. Each Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of bad faith, gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).
8.3Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (1) with the consent or at the request of the Required Lenders (or, in the case of (i) the Administrative Agent, the Blackstone Representative or (ii) the Collateral Agent, the Administrative Agent or the Blackstone Representative) or (2) in the absence of its own gross negligence or willful misconduct (as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity, (c) be responsible for or have any duty to ascertain, verify or inquire into (1) the satisfaction of any condition set forth in Article 3 or elsewhere herein or (2) any statement, warranty or representation made in connection with this Agreement or any Borrowing or Commitment hereunder or (d) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, any loss or diminution in the value of the Collateral, or the existence, perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Except as expressly provided herein, delivery of any report, information or documents to an Agent shall not constitute constructive notice of any information contained therein or determinable from information contained therein. Without limiting the generality of any terms of this Section 8.3, the Agents shall have no liability for any failure, inability or unwillingness on the part of the Lenders, or the Borrower to provide accurate and complete information on a timely basis to the Agents or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the its part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from the Borrower, any Lender or any other Person under or in connection with this Agreement or any Loan Document except (1) as specifically provided in this Agreement or any Loan Document and (2) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request. Under no circumstances shall the Agents be deemed liable for any special, indirect, punitive or consequential damages (including lost profits) even if such Agent has been advised of the likelihood of such damages and regardless of the form of action. No provision of this Agreement or the other Loan Documents shall require the Agents to advance, expend or risk its own funds or otherwise incur any financial liability or expense in the performance of any of its duties hereunder or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk, expense or liability is not reasonably assured to it. The Agents shall not be liable or responsible for delays or failures in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by circumstances beyond its control (such acts include but are not limited to acts of God, strikes, lockouts, riots, acts of war and interruptions, losses or malfunctions of utilities, computer (hardware or software) or communications services); it being understood that the Agents shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances. No Agent shall have any obligation to determine: (i) if any Collateral, any Project or any Asset meets the criteria or eligibility restrictions imposed by this Agreement or other Loan Documents, including without limitation in respect of the Eligibility Criteria or whether a Borrowing Base Asset satisfies the requirements of Section 2.18, (ii) whether any counterparty constitutes an Acceptable CS Customer or whether any project is an Eligible CS Project, (iii) the Debt Service amount, (iv) the Borrowing Base, (v) any Make-Whole Amount or (vi) whether the Restricted Payment Conditions are satisfied. In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure to invest funds in the absence of instruction from the Borrower or the Blackstone Representative in accordance with this Agreement.

8.4Reliance by Agents. The Blackstone Representative and each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Blackstone Representative or Agent. The Blackstone Representative and each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice, direction or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Blackstone Representative and each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Whenever in the administration of this Agreement or any other Loan Document an Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, such Agent may, in the absence of bad faith on its part, rely upon an Officer’s certificate or opinion of counsel. Any permissive right of Agent to take or refrain from taking actions enumerated in this Agreement or other Loan Document shall not be construed as a duty. No Agent shall be liable for any error in judgment made in good faith, or any action it takes or omits to take in good faith that it reasonably believes to be authorized or within its rights or powers hereunder. The Administrative Agent shall be entitled to conclusively rely upon an instruction or consent provided by the Blackstone Representative as if such instruction was provided directly by the Required Lenders (or such other group of Lenders as may be expressly provided for herein). The Collateral Agent shall be entitled to conclusively rely upon an instruction or consent provided by the Blackstone Representative or the Administrative Agent as if such instruction was provided directly by the Required Lenders (or such other group of Lenders as may be expressly provided for herein).
8.5Notice of Default. Each Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless an Administrative Officer of such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The applicable Agent will notify the Lenders and the Borrower of its receipt of any such notice. The Agents shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 7.
8.6Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.
8.7Indemnification of Agents. Each Lender, ratably in accordance with its Proportionate Share, shall indemnify each Agent and its Agent-Related Persons (to the extent not reimbursed by the Borrower as may be required under this Agreement) against any cost, expense (including fees of counsel and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence, willful misconduct or bad faith) that such indemnitees may suffer or incur in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitees hereunder or thereunder. The undertaking in this Section 8.7 shall survive termination of the Commitments, the payment of all other Obligations and the resignation or removal of each Agent.
8.8Agents in Their Individual Capacities. Each Agent and each of their Affiliates (collectively, the “Agent Entities”) may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though the Agent Entities were not the Administrative Agent or Collateral Agent (as applicable) hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Agent Entities may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans (if any), each Agent Entity shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent and the terms “Lender” and “Lenders” shall refer to each such Person in its individual capacity to the extent such Person is a Lender hereunder. The Agent Entities shall be permitted to receive additional compensation that could be deemed to be in such Agent Entity’s economic self-interest for (1) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (2) using Affiliates to effect transactions in certain Eligible Investments, and (3) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement. In addition, for the avoidance of doubt, it is acknowledged and agreed that U.S. Bank Trust Company, National Association and its Affiliates may serve in various Agent capacities hereunder and under the other Loan Documents and its rights, benefits, protections and immunities in each such capacity shall not be limited as a result of serving in such additional Agent capacities and the knowledge of each such Agent shall not be imputed on another Agent. Any successor to any Agent shall also have the rights attributed to the Agents under this Section 8.9.
8.9Successor Agents. Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent (or, shall resign in the event it no longer has a short-term issuer rating of at least “A-1” by S&P (or a long-term issuer rating of at least “BBB+” by S&P if such institution has no short-term issuer rating)), as applicable, upon thirty (30) days’ notice to the Lenders, the Borrower and each other Agent, provided that any such resignation by an Agent shall not be effective until a successor agent shall have been appointed and approved in accordance with this Section 8.9. The Administrative Agent and the

Collateral Agent may be removed by an affirmative vote of the Required Lenders upon a good faith determination that the Administrative Agent or the Collateral Agent has acted with gross negligence or committed an act of willful misconduct, bad faith or fraud or has failed to act in its capacity as the Administrative Agent or the Collateral Agent, as applicable, as required under this Agreement due to gross negligence, willful misconduct or fraud. If either the Administrative Agent or the Collateral Agent is a Defaulting Lender, the Borrower may remove such Defaulting Lender from such role upon ten (10) days’ notice to the Administrative Agent or Collateral Agent, as applicable, the Lenders and each other Agent. If the Administrative Agent or the Collateral Agent resigns or is removed by the Required Lenders or the Borrower, as applicable, the Required Lenders shall appoint a successor agent, which successor agent shall (a) in the case of the Administrative Agent, be selected from among the Lenders, (b) be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 7.1 or 7.5 (which consent of the Borrower shall not be unreasonably withheld or delayed), (c) be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000, and (d) be rated at least investment grade by one or more nationally recognized rating agencies at the time of such appointment; provided that in no event shall any such successor Administrative Agent or Collateral Agent be a Defaulting Lender. If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, in the case of a resignation, and the Borrower, in the case of a removal may appoint, after consulting with the Lenders and the Borrower (in the case of a resignation), a successor agent which, in the case of the Administrative Agent, shall be from among the Lenders (subject to the proviso at the end of the immediately preceding sentence). Upon the acceptance of its appointment as successor agent, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent under the Loan Documents and the term “Administrative Agent” or “Collateral Agent” shall mean such successor Administrative Agent or collateral agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation or removal in accordance herewith as the Administrative Agent or the Collateral Agent, the provisions of this Article 8 and the provisions of Sections 8.4 and 8.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent in respect of the Loan Documents. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or ten (10) days following the Borrower’s notice of removal, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. If the Required Lenders do not so appoint a successor agent as provide for above, any Lender or Agent may petition a court of competent jurisdiction for the appointment of a successor agent. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent in accordance herewith by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (x) continue the perfection of the Liens granted or purported to be granted by the Security Documents or (y) otherwise ensure that Section 5.16 is satisfied, the Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent under the Loan Documents, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article 8 and Section 9.5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent. Any Person into which any Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any Person succeeding to the corporate trust services business of such Agent shall be the successor of such Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto.
8.10Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be (to the fullest extent permitted by mandatory provisions of applicable law) entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Blackstone Representative, the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Blackstone Representative, the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Blackstone Representative, the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.3, 8.4 and 8.5) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.3, 8.4 and 8.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
8.11Collateral and Guaranty Matters. Each Lender and each other Secured Party by its acceptance of the Security Documents irrevocably agrees:
(a)that any Lien on any property granted to or held by the Collateral Agent under any Loan Document shall automatically be released (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is disposed or to be disposed as part of or in connection with any disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Collateral Agent under the Loan Documents, (iii) subject to Section 9.1, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by any Subsidiary Guarantor, upon release of such entity from its obligations under the Security Agreement pursuant to clause (b) below or (v) if the release of such Lien on such property is permitted under the terms of each applicable Security Document;
(b)that any Subsidiary Guarantor shall automatically be released from its obligations under the Security Agreement if (i) such entity is no longer a Subsidiary of the Borrower or (ii) subject to Section 9.1, if such release is approved, authorized or ratified in writing by the Required Lenders; and
(c)(i) no control agreements, other control arrangements or perfection by “control” with respect to cash, deposit accounts, securities accounts or commodity accounts, including any securities entitlements or related assets on deposit therein or any other Collateral shall be required (other than in respect of the Collateral Accounts or the Pledged Equity), (ii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (iii) no actions other than the filing of a financing statement under the Uniform Commercial Code shall be required to perfect security interests in any Collateral consisting of notes or other evidence of Indebtedness, (iv) no actions other than the filing of Uniform Commercial Code financing statements and the entry into control agreements with respect to the Collateral Accounts shall be required to perfect security interest in any Collateral consisting of proceeds of other Collateral unless otherwise requested by the Blackstone Representative, (v) no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement unless otherwise requested by the Blackstone Representative, (vi) no landlord waivers, bailee letters, estoppels, warehouseman waivers or other collateral access or similar letters or agreements shall be required and (vii) except to the extent that perfection and priority may be achieved by the filing of a financing statement under the Uniform Commercial Code, the Loan Documents shall not contain any requirements as to perfection or priority with respect to any assets or property described in clause (ii).
Upon request by the Collateral Agent at any time, the Blackstone Representative will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Security Agreement pursuant to this Section 8.11. In each case as specified in this Section 8.11, the Collateral Agent will promptly upon the request of the Borrower (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of any Subsidiary Guarantor from its obligations under the Security Agreement, in each case in accordance with the terms of the Loan Documents and this Section 8.11 (and the Collateral Agent may rely conclusively on a certificate of a Responsible Officer of the Borrower to that effect provided to it by any Loan Party upon its reasonable request without further inquiry). Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Collateral Agent. For the avoidance of doubt, no release of Collateral or any Subsidiary Guarantor effected in the manner permitted by this Section 8.11 shall require the consent of any holder of obligations under any Permitted Hedge Agreement.
8.12[Reserved].

8.13Appointment of Supplemental Agents.
(a)It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Blackstone Representative, Administrative Agent or the Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Blackstone Representative, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Blackstone Representative, the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, Administrative Agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).
(b)In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article 8 and of Sections 8.4 and 8.5 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require. No Agent shall be responsible for the negligence or misconduct of a Supplemental Agent appointed with due care or at the direction of the Required Lenders.
(c)Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Blackstone Representative, the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Blackstone Representative, the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.
8.14Withholding Tax Indemnity. To the extent required by any applicable law, the applicable Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that such Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify such Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the applicable Agent (to the extent that such Agent has not already been reimbursed by the Borrower pursuant to Section 2.14 and Section 2.15 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by such Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due an Agent under this Section 8.14. The agreements in this Section 8.14 shall survive the resignation and/or replacement of an Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.
8.15ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using ERISA Plan Assets in connection with the Loans;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to, such Lender’s entrance into, participation in, administration of and performance of the Loans;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to, such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, such Lender and the Borrower to the effect that such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement will not give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation,

warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
8.16Document Custodian
(a)The Document Custodian is hereby appointed as the custodian for each Custody Document, in each case except to the extent that the Collateral Agent directs that such items be provided to it. The Borrower shall deliver, or cause to be delivered, all Custody Documents (and related Custody Document Checklist) to the Document Custodian in electronic form in a secure manner as agreed upon by the Borrower and the Document Custodian or, if required to be in physical form, at the address of the Document Custodian specified in Section 9.2 hereof no later than 12:00 p.m. (New York City time) three (3) Business Days prior to the related Borrowing Date. Each such Custody Document shall include a notation, or otherwise be labelled in such a manner, as to identify which type of item in the definition of “Custody Documents” such documents constitutes.
(b)Following the receipt of Custody Documents and the Custody Document Checklist in respect of a Collateral Obligation in accordance with clause (a) above, the Document Custodian shall review the documents delivered to it to confirm that the documents indicated on the related Custody Document Checklist (i) have been delivered and are in the possession of the Document Custodian and (ii) appear on their face to be regular and to relate to such Collateral Obligation, except in each case for variances identified in the Custody Document Checklist. If the Custodian has made such confirmation, the Document Custodian shall deliver to the Administrative Agent and the Blackstone Representative with copies to the Borrower, via electronic mail, no later than 12:00 p.m. (New York City time) one (1) Business Day prior to the related Borrowing Date, a Custodial Receipt. Each Custodial Receipt delivered by Document Custodian shall supersede and cancel the Custodial Receipt previously delivered by Document Custodian to the Administrative Agent and the Blackstone Representative and shall replace the then existing Custodial Receipt. To the extent that any Custody Documents are delivered in physical form, the Document Custodian shall hold the originals of such Custodial Receipt in trust for the exclusive use and benefit of the Administrative Agent, and shall make disposition thereof only in accordance with the terms hereof and the instructions furnished by the Blackstone Representative. Notwithstanding any language to the contrary herein, the Document Custodian shall make no representations as to, and shall not be responsible to verify, (i) the validity, completeness, accuracy, legality, ownership, title, perfection, priority, enforceability, due authorization, recordability, sufficiency for any purpose, or genuineness of any of the Custody Documents or (ii) the collectability, insurability, effectiveness or suitability of any such Collateral Obligation.
(c)The Document Custodian shall hold all Custody Documents received by it in form received at one of its offices in the United States (for purposes hereof, the “Custodial Office”). The Document Custodian may change the Custodial Office at any time and from time to time upon notice to the Borrower, the Collateral Agent, the Blackstone Representative and the Administrative Agent, provided that the replacement Custodial Office shall be an office of the Document Custodian located in the United States. All Custody Documents held by the Document Custodian shall be available for inspection by the Blackstone Representative, the

Administrative Agent and the Lenders upon prior written request and during normal business hours of the Document Custodian. Any such inspection shall occur no earlier than five (5) Business Days after such inspection is requested in writing and the costs of such inspection shall be borne by the requesting party. The Blackstone Representative (including its representatives and designees) may not request more than two (2) inspections per year or, if an Event of Default has occurred and is continuing, no more than once a month. Notwithstanding anything to the contrary herein, the Document Custodian shall not be required to hold or accept custody of any other document hereunder to the extent such document is of a type not approved for deposit into the custodial vault of the Document Custodian. For the avoidance of doubt, the Document Custodian shall not be required to review or provide any certifications in respect of Custody Documents delivered and held by it. For the avoidance of doubt, other than in respect of Custody Documents, the Document Custodian shall not be required to hold custody of underlying agreements, related contracts or documents related to the Collateral. Any Custody Documents delivered to the Document Custodian shall be accompanied by a checklist identifying such documents and referencing this transaction (such checklist, the “Custody Document Checklist”).
(d)After the occurrence and during the continuance of an Event of Default, the Document Custodian agrees to cooperate with the Blackstone Representative and the Collateral Agent (acting at the direction of the Blackstone Representative) in order to take any action that the Blackstone Representative deems necessary or desirable in order for the Collateral Agent to perfect, protect or more fully evidence the security interests granted under the Loan Documents, or to enable any of them to exercise or enforce any of their respective rights hereunder. If the Document Custodian receives instructions from the Collateral Agent or the Borrower that conflict with any instructions received by the Blackstone Representative after the occurrence and during the continuance of an Event of Default, the Document Custodian shall rely on and follow the instructions given by the Blackstone Representative. The Borrower may cause the release of Custody Documents, in each case (1) to the extent such documents are no longer required to be held hereunder and (2) by delivery of a request for release substantially in the form of Exhibit N hereto from the Borrower and such request for release shall be deemed a certification that such conditions for release have been satisfied. Upon receipt of such direction and approval by the Blackstone Representative, the Document Custodian shall release the Custody Documents to, or at the direction of, the Borrower, and the Borrower will not be required to return the related Custody Documents to the Document Custodian. Written instructions as to the method of shipment and shipper(s) the Document Custodian is directed to utilize in connection with the transmission of Custody Documents in the performance of the Document Custodian’s duties herein shall be delivered by the Borrower to the Document Custodian prior to any shipment of any Custody Documents hereunder. If the Document Custodian does not receive any such written instruction from the Borrower, the Document Custodian shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service. The Borrower shall arrange for the provision of such services at its sole cost and expense and shall maintain such insurance against loss or damage to the Custody Documents as is reasonably appropriate.
(e)In accepting such appointment and performing its duties hereunder, the Document Custodian shall be entitled to all of the rights, remedies, immunities and indemnities provided to the Collateral Agent hereunder, mutatis mutandis. Without limiting the foregoing, the Document Custodian shall be entitled to resign, and may be removed, in the same manner as the Collateral Agent; provided that the Collateral Agent and the Document Custodian shall at all times be the same institution (or an Affiliate thereof).
(f)Each Lender irrevocably appoints and authorizes the Agents and the Blackstone Representative to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Only the Agents (and not one or more of the Lenders) and the Blackstone Representative shall have the authority to deal directly with the Borrower under this Agreement and each Lender acknowledges that all notices, demands or requests from such Lender to the Borrower must be forwarded to the Blackstone Representative and the applicable Agent for delivery to the Borrower. Each Lender acknowledges that the Borrower has no obligation to act or refrain from acting on instructions or demands of one or more Lenders absent written instructions from an Agent in accordance with its rights and authority hereunder. As to any matters not expressly provided for by this Agreement, the Blackstone Representative and the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (and, as applicable in the case of the Administrative Agent, the Blackstone Representative), and such instructions shall be binding; provided that the Blackstone Representative and the Agents shall not be required to take any action which exposes the Blackstone Representative or the Agents to liability or which is contrary to this Agreement or the Loan Documents or applicable law. Neither the Blackstone Representative nor any Agent shall have any liability for any failure or delay in taking or exercising any discretionary action, right or remedy for which no instructions have been received from the Required Lenders (or, the in case of the Collateral Agent, the Administrative Agent or the Blackstone Representative on their behalf), and each such Blackstone Representative and Agent shall be entitled to refrain from such act or taking such action unless and until such instructions have been received. The Borrower agrees to compensate the Blackstone Representative and the Agents for their fees as set forth herein and in the Agent Fee Agreement. The Borrower agrees to compensate the Lenders for their fees as set forth herein.
ARTICLE 9

MISCELLANEOUS
9.1Amendments. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement, any Transfer Agreement or any other Loan Document, and no consent to any departure by any Loan Party or PASS Parent therefrom, shall be effective unless in writing signed by the Required Lenders, or by the Administrative Agent with the consent of the Blackstone Representative, acting at the direction of the Required Lenders, and such Loan Party (with an executed copy thereof promptly delivered to the Administrative Agent if not otherwise a party thereto) and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(a)extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender); provided, however, that no increase to any Commitment of any Lender shall be made without the written consent of the Blackstone Representative, acting in its sole discretion;
(b)postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.9 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);
(c)reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) of the second proviso to this Section 9.1) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan or to whom such fee or other amount is owed; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(d)modify any provision of Section 9.1 or the definition of “Required Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, in each case, without the written consent of each Lender directly and adversely affected thereby;
(e)other than in connection with a transaction permitted under Section 6.4, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(f)other than in connection with a transaction permitted under Section 6.4, release all or substantially all of the aggregate value of the Guarantees provided by the Guarantor or any Subsidiary Guarantor without the written consent of each Lender; and
(g)modify any provision of Section 2.13 without the written consent of each Lender.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything to the contrary in this Section 9.1, this Agreement and any other Loan Document or any Transfer Agreement may be amended solely with the consent of the Blackstone Representative, the Administrative Agent and/or the Collateral Agent (if applicable) and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (A) to correct or cure ambiguities, errors, omissions or defects, (B) to effect administrative changes of a technical or immaterial nature, (C) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document or Transfer Agreement, (D) add any financial covenant or other terms for the benefit of all Lenders or any class of Lenders pursuant to the conditions imposed on the incurrence of any Indebtedness set forth elsewhere in this Agreement, or (E) to implement amendments permitted by this Agreement or the other Security Documents that do not by the terms of other Security Documents require lender consent, and, in each case of clauses (A), (B) and (C), such amendment shall become effective without any further action or the consent of any other party to any Loan Document or Transfer Agreement if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. The Security Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Blackstone Representative and may be, together with this Agreement, amended, supplemented and waived with the consent of the Blackstone Representative and/ or the Collateral Agent (if applicable) at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to correct or cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Documents or other document to be consistent with this Agreement and the other Loan Documents and, in each case, such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
9.2Addresses. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or sent, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of electronic mail, when delivered, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as notified to the Borrower, the Administrative Agent and the Collateral Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:
Borrower:    APACF II, LLC
102 Greenwich Avenue, 3rd Floor
Greenwich, CT 06830
E-mail: gregg.felton@altuspower.com; lars.norell@altuspower.com
Attention: Gregg Felton; Lars Norell
Administrative Agent:    U.S. Bank Trust Company, National Association
    One Federal Street, 3rd Floor
    Boston, Massachusetts 02110
Attention: Global Corporate Trust – APACF II, LLC
    Electronic mail: nicholas.kennedy1@usbank.com
Collateral Agent:    U.S. Bank Trust Company, National Association
One Federal Street, 3rd Floor
    Boston, Massachusetts 02110
Attention: Global Corporate Trust – APACF II, LLC
    Electronic mail: nicholas.kennedy1@usbank.com
Document Custodian:    U.S. Bank National Association
One Federal Street, 3rd Floor
    Boston, Massachusetts 02110
Attention: Global Corporate Trust – APACF II, LLC
    Electronic mail: nicholas.kennedy1@usbank.com
Blackstone Representative:    Blackstone Asset Based Finance Advisors LP
345 Park Avenue, 24th Floor
New York, New York 10154
Email: abf-pm@blackstone.com
provided that any notice, request or demand to or upon the Administrative Agent, the Collateral Agent, the Document Custodian, the Blackstone Representative or the Lenders shall not be effective until received during such recipient’s normal business hours.
Notices, information, documents, materials and other communications to the Lenders, Administrative Agent or Collateral Agent hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender or as otherwise set forth herein. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
The Borrower and each Lender hereby acknowledges that (a) the Administrative Agent may, at the cost of the Borrower, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or other website (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower and its Subsidiaries or their respective securities) (each, a “Public Lender”). At the request of the Administrative Agent, the Borrower hereby agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC”. By designating Borrower Materials as “PUBLIC”, the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor”, which is intended to contain only information that is publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws or is of a type that would be publicly available if the Borrower or its Subsidiaries were a public reporting company (in each case, as reasonably determined by the Collateral Manager). Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC”. The Borrower agrees that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Section 5.1(a) and (b), (iii) any compliance certificates delivered pursuant to Section 5.1(e) and (iv) notices delivered pursuant to Sections 5.1(f), (h) and (k) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.
Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
The Platform is provided “as is” and “as available.” The Agent-Related Persons do not warrant the adequacy of the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent-Related Person in connection with the Platform.
9.3No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents or any Transfer Agreements shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents, any Transfer Agreement and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
9.5Payment of Costs and Expenses; Indemnification by the Borrower.
(a)Subject to Section 3.2(f), the Borrower agrees (a) whether or not the transactions contemplated hereby are consummated, to pay or reimburse the Blackstone Representative, the Administrative Agent, the Collateral Agent, and the Document Custodian for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and the Transfer Agreements, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall (I) in the case of the Blackstone Representative and the Lenders, be limited to primary counsel for the Blackstone Representative (which shall be King & Spalding LLP and EKM Legal Consulting PLLC for any and all of the foregoing in connection with the transactions contemplated hereby and other matters, including primary syndication, to occur on or prior to or otherwise in connection with the Closing Date) and one local counsel for the Blackstone Representative as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees)) and (II) in the case of the Agents, be limited to one primary counsel for the Agents (which shall be Alston & Bird LLP for any and all of the foregoing in connection with the transactions contemplated hereby and other matters, including primary syndication, to occur on or prior to or otherwise in connection with the Closing Date) and one local counsel for the Agents as reasonably necessary in each relevant jurisdiction material to the interests of the Agents taken as a whole (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees)) and (b) from and after the Closing Date, to pay or reimburse the Blackstone Representative, the Administrative Agent, the Collateral Agent, the Document Custodian and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or exercise (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents or any Transfer Agreement (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), and including all respective Attorney Costs which shall (I) in the case of the Blackstone Representative and the Lenders, be limited to Attorney Costs of one counsel to the Blackstone Representative (and one local counsel to the Blackstone Representative as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees)) and (II) in the case of the Agents, be limited to Attorney Costs of one counsel for the Agents (and one local counsel for the Agents as reasonably necessary in each relevant jurisdiction material to the interests of the Agents taken as a whole (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 9.5(a) shall survive the termination of the Commitments, the repayment of all other Obligations and the resignation or removal of the Blackstone Representative, the Administrative Agent and each Agent. All amounts due under this Section 9.5(a) shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that, with respect to the Closing Date, all amounts due under this Section 9.5(a) shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three (3) Business Days of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Blackstone Representative or the Administrative Agent in its sole discretion.
For the avoidance of doubt, this Section 9.5(a) shall not apply to Taxes.
(b)The Borrower shall indemnify and hold harmless each of the Blackstone Representative, each Lender and their respective Affiliates and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Lender Indemnitees”) from and against any and all liabilities (including Environmental Claims), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all such Lender Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all such Lender Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant material jurisdiction for all such affected Lender Indemnitees that are similarly situated taken as a whole) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Lender Indemnitee in any way arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document, any Transfer Agreement or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by the Borrower or any other Loan Party or PASS Parent, and regardless of whether any Lender Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Lender Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Lender Indemnitee, be available to the extent that such Indemnified Liabilities (x) resulted from the gross negligence, bad faith, willful misconduct or fraud of such Lender Indemnitee or of any of its Affiliates or Controlling Persons or their respective directors, officers, employees, partners, agents, advisors or other representatives as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) arising from a material breach of any obligations under any Loan Document or any Transfer Agreement by such Lender Indemnitee or of any of its Affiliates or Controlling Persons or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) arising from any dispute solely among Lender Indemnitees (other than any claims against an Lender Indemnitee in its capacity or in fulfilling its role as an Agent or any similar role under any Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates).
(c)The Borrower shall indemnify and hold harmless each of the Administrative Agent, the Collateral Agent, the Blackstone Representative and the Document Custodian and their respective Affiliates and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Agent Indemnitees” and, together with the Lender Indemnitees, the “Indemnitees”) from and against any and all liabilities (including Environmental Claims), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Agent Indemnitee in any way arising out of or in connection with (a) the execution, delivery, enforcement (including the enforcement of this indemnity), performance or administration of any Loan Document, any Transfer Agreement or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Agent Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Agent Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Agent Indemnitee, be available to the extent that such Indemnified Liabilities resulted from the gross negligence, bad faith or willful misconduct of such Agent Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction.
(d)No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Intralinks, Debtdomain, Roadshow Access (if applicable) or other similar information transmission systems in connection with this Agreement, any Transfer Agreement or any other Loan Document, except to the extent such damages have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or Controlling Persons or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, nor, to the extent permissible under applicable law, shall (A) any Indemnitee or (B) any Loan Party, Permitted Tax Equity Investor, Project Company or any of their respective Affiliates or Subsidiaries have any liability for any special, punitive, indirect or consequential damages relating to this Agreement, any Transfer Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of the preceding clause (B), in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses in each case subject to the indemnification provisions of this Section 9.5(b)); it being agreed that this sentence shall not limit the indemnification obligations of the Borrower, the Guarantor, PASS, PASS Parent or any Subsidiary Guarantor. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.5(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 9.5(b) shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund the amount of any payment to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.5(b).
(e)The agreements in this Section 9.5(b) shall survive the resignation or removal of any Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(f)For the avoidance of doubt, this Section 9.5(b) shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.
9.6Attorney In Fact.
(a)For the purpose of allowing the Administrative Agent to exercise its rights and remedies provided in Article 7 following the occurrence and during the continuation of any Event of Default, the Borrower hereby constitutes and appoints the Administrative Agent its true and lawful attorney-in-fact, with full power of substitution, to complete any part or all of the Project in the name of the Borrower, and hereby empowers such attorney or attorneys, following the occurrence and during the continuation of any Event of Default, as follows:
(i)To use any unadvanced proceeds of the Loans for the purpose of completing, operating or maintaining any or all of the Project as required by the Material Project Documents.
(ii)To employ such contractors, subcontractors, agents, architects and inspectors as reasonably shall be required for such purposes;
(iii)To pay, settle or compromise all bills and claims which may be or become Liens or security interests against any or all of the Project or the Collateral, or any part thereof, unless a bond or other security satisfactory to the Blackstone Representative has been provided;
(iv)To execute applications and certificates in the name of the Borrower which reasonably may be required by the Loan Documents or any other agreement or instrument executed by or on behalf of the Borrower in connection with any or all of the Project;
(v)To prosecute and defend all actions or proceedings in connection with any or all of the Project or the Collateral or any part thereof and to take such action and require such performance as such attorney reasonably deems necessary under any performance and payment bond and the Loan Documents and any Transfer Agreement;
(vi)To do any and every lawful act which the Borrower might do on its behalf with respect to the Collateral or any part thereof or any or all of the Project and to exercise any or all of the Borrower’s rights and remedies under any or all of the Material Project Documents; and
(vii)To use any funds contained in any Collateral Account, to pay interest and principal on the Loans.
(b)This power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable.
9.7Successors and Assigns; Participations and Assignments.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Blackstone

Representative and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.7.
(i)Subject to the conditions set forth in Section 9.7(b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
(A)the Borrower (such consent not to be unreasonably withheld); provided that no consent of the Borrower shall be required (1) for an assignment to a Lender, an affiliate of a Lender, a Blackstone Asset Based Finance Entity or an Approved Fund (as defined below); provided further that with respect to any assignment of Commitments to an affiliate of a Lender, (a) such affiliate shall have a combined capital surplus of at least $250,000,000 or (b) such affiliate’s obligations shall be fully guaranteed by such Lender or (2) if an Event of Default has occurred and is continuing; and
(B)the Blackstone Representative (such consent not to be unreasonably withheld); provided that no consent of the Blackstone Representative shall be required for an assignment to a Lender, an affiliate of a Lender, a Blackstone Asset Based Finance Entity or an Approved Fund (as defined below); provided further that with respect to any assignment of Commitments to an affiliate of a Lender, (a) such affiliate shall have a combined capital surplus of at least $250,000,000 or (b) such affiliate’s obligations will be fully guaranteed by such Lender.
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an affiliate of a Lender, a Blackstone Asset Based Finance Entity or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Blackstone Representative otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates, Blackstone Asset Based Finance Entities or Approved Funds, if any;
(B)(1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable by the assigning Lender; provided that simultaneous assignments by two or more Approved Funds or Blackstone Asset Based Finance Entities shall require the payment of a single processing and recordation fee of $3,500 and (y) such processing and recordation fee may be waived or reduced in the sole discretion of the Administrative Agent and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;
(C)the Assignee, if it shall not be a Lender, shall designate to the Administrative Agent one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Governmental Rules, including Federal and state securities laws; and
(D)no Lender (including any assignee of any Lender) may assign any portion of its Commitment to a new lender if such assignment would result, at the time of such transfer only, in claims made by such new lender for costs pursuant to Section 2.16 hereof in excess of those which could be made by the assigning Lender were it not to make such assignment, unless such new lender waives its right to claim such costs.
(b)For the purposes of this Section 9.7, “Approved Fund” means, with respect to any Lender, any fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.
(i)Subject to acceptance and recording thereof pursuant to paragraph (iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.7 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.7.
(ii)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Loans held by Affiliated Lenders.

Upon request by the Administrative Agent, the Borrower shall (i) promptly (and in any case, not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 9.1) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding Loans at such time and (ii) not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 9.1, provide to the Administrative Agent, a complete list of all Debt Fund Affiliates holding Loans at such time.
(iii)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, including sufficient notice and contact information for such Assignee, the processing and recordation fee referred to in paragraph (b) of this Section 9.7 and any written consent to such assignment required by paragraph (b) of this Section 9.7, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.7(b) shall not be treated as an assignment and shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.7(c)(i).
(c)(1) Any Lender may, without the consent of the Borrower, the Blackstone Representative or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Blackstone Representative and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender or (2)(a) requires the consent of each Lender directly affected thereby pursuant to Section 9.1(a) and (b) directly affects such Participant. Subject to paragraph 9.7(c)(i) of this Section 9.7, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.7. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8(b) as though it were a Lender, provided such Participant shall be subject to Section 9.8(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered from under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(i)A Participant shall not be entitled to receive any greater payment under Sections 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. In no event shall the Borrower be responsible for any costs or expenses of any counsel engaged by a Participant.
(d)Any Lender may at any time, without notice, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank purporting to have jurisdiction over such Lender, and this Section 9.7 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e)The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
(f)Notwithstanding anything herein to the contrary, any corporation into which an Agent may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any corporation succeeding to the corporate trust business of such Agent, shall be the successor of such Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession; provided that such Agent shall forthwith notify the parties hereto in writing of any such event.
(g)Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through open market purchases, solely on a pro rata basis, and in each case subject to the following limitations:
(i)Affiliated Lenders will not receive information provided solely to Lenders by the Blackstone Representative, the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders, the Blackstone Representative and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders, and shall not be permitted to challenge the Blackstone Representative’s, the Administrative Agent’s or any Lender’s attorney-client privilege;
(ii)as a condition to each assignment pursuant to this clause (g), such Affiliated Lender shall waive any right to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such.

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender.
(h)Notwithstanding anything in Section 9.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom unless the action in question affects any Affiliated Lender (in its capacity as a Lender) in a disproportionately adverse manner than its effect on the other Lenders, or subject to Section 9.7(i), any plan of reorganization pursuant to the Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Blackstone Representative, the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Blackstone Representative, the Administrative Agent or any Lender to take (or refrain from taking) any such action and:
(i)all Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and
(ii)all Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.
(i)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Required Lenders to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Required Lenders’ sole discretion, unless the Required Lenders instruct such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Required Lenders direct; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Required Lenders) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders.
9.8Adjustments; Set-off.
(a)Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 9.7), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the

Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided, further, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Blackstone Representative and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent and the Blackstone Representative a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.
(b)In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by any applicable Governmental Rules, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower, the Blackstone Representative and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.
9.9Independent Engineer.
(a)The Administrative Agent (at the direction of the Blackstone Representative) in its reasonable discretion, may remove from time to time, the Independent Engineer and appoint a replacement on behalf of the Lenders reasonably acceptable to the Borrower. Notice of any replacement Independent Engineer shall be given by the Administrative Agent to the Borrower, the Lenders and to the Independent Engineer being replaced. All reasonable fees and expenses of the Independent Engineer (whether the original Independent Engineer or replacements) shall be paid by the Borrower; provided, however, that unless an Event of Default shall have occurred and be continuing, the Administrative Agent (at the direction of the Blackstone Representative) shall request that the Independent Engineer provide the Borrower with its proposed scope of work and proposed budget therefor, and the Blackstone Representative shall consult with the Borrower with regard to the matters contained therein.
(b)The Independent Engineer (other than any Independent Engineer hired directly by the Borrower) shall be contractually obligated to the Administrative Agent (on behalf of the Lenders) to carry out the activities required of it in this Agreement and as otherwise requested by the Administrative Agent (at the direction of the Blackstone Representative) and shall be responsible solely to the Administrative Agent (on behalf of the Lenders) for these activities. The Borrower acknowledges that it shall not have any cause of action or claim against any Independent Engineer resulting from any decision made or not made, any action taken or not taken or any advice given by such Independent Engineer in the due performance in good faith of its duties to the Administrative Agent hereunder. The Administrative Agent shall have no obligation to monitor the performance of duties of an Independent Engineer or otherwise verify any information provided thereby.

9.10Entire Agreement. This Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent, the Collateral Agent, the Blackstone Representative and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent, the Blackstone Representative or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
9.11Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
9.12Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
(a)submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Guarantor or the Borrower, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent and the Collateral Agent shall have been notified pursuant thereto; and
(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
9.13Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.14Headings. Paragraph headings and a table of contents have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.
9.15Acknowledgements. The Borrower hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)none of the Administrative Agent, the Collateral Agent, the Blackstone Representative, or any Lender has any fiduciary relationship with or duty the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the Collateral Agent, the Blackstone Representative and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
9.16Security Documents. Reference is hereby made to each Security Documents for the provisions, among others, relating to the nature and extent of the security provided thereunder, the rights, duties and obligations of the Borrower and the rights of the Agents, the Depositary Bank and the Lenders with respect to such security.
9.17Limitation on Liability. NO CLAIM SHALL BE MADE BY THE BORROWER OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
9.18Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT, THE BLACKSTONE REPRESENTATIVE, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
9.19Usury. Nothing contained in this Agreement or the Notes shall be deemed to require the payment of interest or other charges by the Borrower or any other Person in excess of the amount which the holders of the Notes may lawfully charge under any applicable usury laws. In the event that the holders of the Notes shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by any applicable Governmental Rule, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the holder of the Notes, be returned to the Borrower or credited against the principal balance of the Notes then outstanding.
9.20Confidentiality. Each of the Agents, the Blackstone Representative and each Lender agrees to keep confidential all nonpublic information provided to it by any Loan Party, any Agent, the Blackstone Representative or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Agents, the Blackstone Representative or any Lender from disclosing any such information (a) to another Agent, the Blackstone Representative, any other Lender or any affiliate thereof (including any Blackstone Asset Based Finance Entity and Blackstone Asset Based Finance Investor, to the extent such Blackstone Asset Based Finance Entity (or the related

Blackstone Asset Based Finance Entity, in the case of a Blackstone Asset Based Finance Investor) is contemplating becoming a Lender hereunder), (b) subject to an agreement to comply with the provisions of this Section 9.20, to any actual or prospective Transferee or any direct or indirect counterparty to any Permitted Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to any current or prospective funding source of any Blackstone Asset Based Finance Entity or Blackstone Asset Based Finance Investor, including any current and prospective investors or funding sources of a fund administered, managed, advised or sub-advised by Blackstone Asset Based Finance, (i) to the NAIC or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) to a second party opinion provider to analyze the suitability of the Projects for compliance with the green bond principles issued by the International Capital Markets Association so long as such opinion provider agrees to hold all non-public information confidential in accordance with the terms of this Section 9.20; (k) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (l) if agreed by the Borrower in its sole discretion, to any other Person.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and any applicable Governmental Rule, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Borrower or the Agents pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Agents that it has identified a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and any applicable Governmental Rule including Federal and state securities laws.
9.21Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
9.22Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, any participants to the extent provided in Section 9.7(c)(i) of this Agreement, and any other Person entitled to indemnification under Section 9.5) any legal or equitable right, remedy, benefit, interest or claim under or by reason of this Agreement.
9.23Patriot Act Compliance. The Administrative Agent hereby notifies the parties hereto that, pursuant to the requirements of the Patriot Act, it and the Collateral Agent, the Blackstone Representative and any Lender shall be required to obtain, verify and record information that identifies the party, which information includes the names and addresses and other information that will allow it, the Blackstone Representative, the Collateral Agent or any Lender to identify the party in accordance with the requirements of the Patriot Act. The party shall deliver information described in the immediately preceding sentence when requested by the Administrative Agent, the Blackstone Representative, any other Agent or any Lender in writing pursuant to the requirements of the Patriot Act.
9.24Limited Recourse. Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Agreement and the other Loan Documents, and any certificate, notice, instrument or document delivered pursuant hereto or thereto are obligations of the Borrower and do not constitute a debt or obligation of (and no recourse shall be had with respect thereto to) the Guarantor or any of its Affiliates, other than the Borrower, or any shareholder, partner, member, officer, director or employee of the Guarantor or such Affiliates, other than the Borrower (collectively, the “Nonrecourse Parties”), except to the extent of the obligations of any such Nonrecourse Parties expressly provided for in any of the Loan Documents. Except as provided in the Loan Documents to which they are a party, no action shall be brought against the Nonrecourse Parties, and no judgment for any deficiency upon the obligations hereunder or under the other Loan Documents, shall be obtainable by any Secured Party against the Nonrecourse Parties; provided, that nothing contained in this Section 9.24 shall be deemed to release any Nonrecourse Party from liability for its own fraudulent actions or willful misconduct.
9.25Loan Documents. The Loan Documents are the result of negotiations between, and have been reviewed by the Borrower, the Agents, the Blackstone Representative, and each Lender and their respective counsel. Accordingly, the Loan Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against Borrower, the Agents, the Blackstone Representative, or any Lender.
9.26Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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BORROWER:	APACF II, LLC, a Delaware limited liability company By: /s/ Gregg Felton Name: Gregg Felton Title: Co-Founder, Co-Chief Executive Officer and Co-President

EQUITY HOLDER:	APACF II HOLDINGS, LLC, a Delaware limited liability company By: /s/ Gregg Felton Name: Gregg Felton Title: Co-Founder, Co-Chief Executive Officer and Co-President

[Signature Page to Credit Agreement]

PASS:	PASS EQUIPMENT CO, LLC, a Delaware limited liability company By: /s/ Gregg Felton Name: Gregg Felton Title: Co-Founder, Co-Chief Executive Officer and Co-President

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:	U. S. BANK TRUST COMPANY, NATIONAL ASSOCIATION By: /s/ Nicholas Kennedy Name: Nicholas Kennedy Title: Vice President By: /s/ Aaron X. Smith Name: Aaron X. Smith Title: Assistant Vice President

[Signature Page to Credit Agreement]

DOCUMENT CUSTODIAN:	U.S. BANK NATIONAL ASSOCIATION By: /s/ Kenneth Brandt Name: Kenneth Brandt Title: Vice President

[Signature Page to Credit Agreement]

BLACKSTONE REPRESENTATIVE:	BLACKSTONE ASSET BASED FINANCE ADVISORS LP By: /s/ Robert Camacho Name: Robert Camacho Title: Authorized Signatory

[Signature Page to Credit Agreement]

LENDERS:
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By: Blackstone Asset Based Finance Advisors LP, pursuant to powers of attorney now and hereafter granted to it

By:    /s/ Robert Camacho
Name:    Robert Camacho
Title:    Authorized Signatory

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

By: Blackstone Asset Based Finance Advisor LP, pursuant to powers of attorney now and hereafter granted to it

By:    /s/ Robert Camacho
Name:    Robert Camacho
Title:    Authorized Signatory

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

By: Blackstone ISG-I Advisors L.L.C., pursuant to powers of attorney now and hereafter

By: Blackstone Asset Based Finance Advisors LP, pursuant to powers of attorney now and hereafter granted to it

By:    /s/ Robert Camacho
Name:    Robert Camacho
Title:    Authorized Signatory

[Signature Page to Credit Agreement]

SCHEDULE 1.1A
Commitments

TERM LOAN COMMITMENTS

Lender	Term Loan Commitment
The Lincoln National Life Insurance Company	$18,000,000
Lincoln Life & Annuity Company of New York	$2,000,000
Allianz Life Insurance Company of North America	$25,000,000
Fidelity & Guaranty Life Insurance Company	$55,000,000
Security Life of Denver Insurance Company	$100,000,000
Total:	$200,000,000